    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 10, 1997

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       MERCANTILE BANKSHARES CORPORATION
             (Exact name of registrant as specified in its charter)

                MARYLAND                                    6711                                   52-0898572
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                   Identification No.)

                            ------------------------

                        MERCANTILE BANK & TRUST BUILDING
                        TWO HOPKINS PLAZA; P.O. BOX 1477
                           BALTIMORE, MARYLAND 21203
                                 (410) 237-5900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                         ------------------------------

                              ALAN D. YARBRO, ESQ.
                         General Counsel and Secretary
                       Mercantile Bankshares Corporation
                        Mercantile Bank & Trust Building
                               Two Hopkins Plaza
                                 P.O. Box 1477
                           Baltimore, Maryland 21203
                                 (410) 237-5900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

     FRANCIS X. GALLAGHER, JR., ESQ.                 JOHN B. ROBINS, IV, ESQ.
     Venable, Baetjer and Howard, LLP                 Robins, Johnson & Wade
  1800 Mercantile Bank & Trust Building                128 East Main Street
            Two Hopkins Plaza                       Salisbury, Maryland 21801
        Baltimore, Maryland 21201                         (410)749-3791
              (410)244-7400

                            ------------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If any of the securities being registered on this Form are to be offered pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM
               TITLE OF SECURITIES                     AMOUNT TO BE       OFFERING PRICE        AGGREGATE           AMOUNT OF
                 TO BE REGISTERED                     REGISTERED(1)        PER SHARE(2)     OFFERING PRICE(2)    REGISTRATION FEE
Common Stock, $2.00 par value(1)                         115,035              $21.31            $2,451,471           $742.87

(1) Includes as to each share of Common Stock a right, not currently exercisable or separately tradeable, to purchase additional securities in certain future events, as described in the enclosed Prospectus and Proxy Statement.

(2) Estimated solely for purposes of calculating the registration fee, as required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and calculated in accordance with Rule 457(f)(2) thereunder, on the basis of the book value of Common Stock of Farmers Bank of Mardela Springs to be received by the Registrant in exchange for common stock of the Registrant pursuant to the Merger described in the enclosed Prospectus and Proxy Statement.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        FARMERS BANK OF MARDELA SPRINGS

                                January 17, 1997

Dear Fellow Stockholders:

    You are cordially invited to attend the Special Meeting of Stockholders of
Farmers Bank of Mardela Springs to be held at [            ], Maryland on
February 25, 1997 at 2:00 p.m.

    At the Meeting, you will be asked to consider and vote on the Agreement and Plan of Affiliation and Merger, including the Agreement of Merger attached as an exhibit thereto (the "Affiliation Agreement"), dated December 10, 1996, by and among Farmers Bank of Mardela Springs ("Farmers Bank"), Mercantile Bankshares Corporation, a bank holding company organized under the laws of Maryland ("Mercshares"), and Peninsula Bank, a Maryland commercial bank and a wholly owned subsidiary of Mercshares ("Peninsula"), pursuant to which Farmers Bank will merge with and into Peninsula, and stockholders of Farmers Bank will receive Common Stock of Mercshares (the "Merger"), all as more fully described in the enclosed Prospectus and Proxy Statement. Based in Baltimore, Maryland, Mercshares is a bank holding company with approximately $6.5 billion in total assets at September 30, 1996 and with its principal operations currently being conducted through 21 affiliated banks in Maryland, Virginia and Delaware.

    Under the terms of the Affiliation Agreement, each share of common stock of Farmers Bank, par value $12.50 per share ("Farmers Bank Common Stock"), on the date of consummation (other than shares held by Farmers Bank Stockholders who properly perfect their dissenters' rights) automatically shall become and be converted into 1.25 shares of the common stock of Mercshares, par value $2.00 per share ("Mercshares Common Stock"). Cash will be paid in lieu of fractional shares. Based on this exchange ratio, and the current dividend rate of Mercshares Common Stock, your annual dividend payments would increase from $.33 per share to approximately $1.30 per share of Farmers Bank Common Stock now held by you, although no assurance can be given that current dividend levels will be maintained by Mercshares. The historical net income per share of Mercshares Common Stock to be received by you after giving effect to the exchange ratio represent a substantial increase in historical net income per share of Farmers Bank Common Stock. The shares of Mercshares Common Stock you receive pursuant to the Merger should be more readily marketable than the shares of Farmers Bank Common Stock you presently hold.

    Your Board of Directors has retained the investment banking firm of Scott & Stringfellow, Inc. to act as its financial advisor in connection with the Merger. Scott & Stringfellow has delivered to the Board of Directors its written opinion that, as of this date, the terms of the Affiliation Agreement are fair to Farmers Bank Stockholders from a financial point of view.

    The conversion of Farmers Bank Common Stock into Mercshares Common Stock (other than for cash in lieu of any fractional shares) pursuant to the Affiliation Agreement will be a tax-free transaction for federal income tax purposes. Approval of the Merger requires the affirmative vote of at least two-thirds of the outstanding shares of Farmers Bank Common Stock.

    Your Board of Directors approved the Affiliation Agreement and the Merger and believes that they are in the best interest of Farmers Bank and our stockholders. Accordingly, the Board of Directors recommends that you vote TO APPROVE the Affiliation Agreement and the Merger contemplated thereby.

    We hope you can attend the Special Meeting. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your vote is important regardless of the number of shares you own.

    We look forward to seeing you at the Special Meeting.

                                        Sincerely,

/s/ JOHN B. ROBINS, IV                  /s/ ROGER E. VANDEGRIFT, II
Chairman of the Board                   President

                        FARMERS BANK OF MARDELA SPRINGS

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            ------------------------

    A Special Meeting of Stockholders of Farmers Bank of Mardela Springs (each a
"Farmers Bank Stockholder") will be held at [      ], Maryland on February 25,
1997 at 2:00 p.m. for the following purposes:

        1. To consider and vote upon a proposal to approve the Agreement and Plan of Affiliation and Merger, dated December 10, 1996, including the Agreement of Merger attached as an exhibit thereto (the "Affiliation Agreement") by and among Farmers Bank of Mardela Springs ("Farmers Bank"), Mercantile Bankshares Corporation, a Maryland corporation ("Mercshares"), a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and Peninsula Bank, a Maryland commercial bank and a wholly owned subsidiary of Mercshares ("Peninsula"), a copy of which is included as Annex A attached to the accompanying Prospectus and Proxy Statement, pursuant to which (i) Farmers Bank shall merge with and into Peninsula and
    (ii) each share of common stock of Farmers Bank, par value $12.50 per share ("Farmers Bank Common Stock") (other than shares held by holders of Farmers Bank Common Stock who properly perfect their dissenters' rights) automatically shall become and be converted into 1.25 shares of the common stock of Mercshares, par value $2.00 per share ("Mercshares Common Stock"). Cash will be paid in lieu of fractional shares.

        2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

    Farmers Bank Stockholders may, if the Affiliation Agreement is approved and consummated, exercise a right to demand payment in cash of the fair value of their shares in lieu of receiving Mercshares Common Stock. This right is contingent upon strict compliance with the procedures set forth in the applicable statutes. The relevant sections of such statutes are included as Annex C to the accompanying Prospectus and Proxy Statement. Objecting Farmers Bank Stockholders will, in any event, be entitled to payment of the fair value of only those shares of Farmers Bank Common Stock that are voted against the Affiliation Agreement.

    The Board of Directors has fixed January 10, 1997, as the record date for the Special Meeting and only holders of record of Farmers Bank Common Stock at the close of business on that date are entitled to receive notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

                                          By Order of the Board of Directors
                                          /s/ ROGER E. VANDEGRIFT, II
                                          President

January 17, 1997

            PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY,

             WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

      THE BOARD OF DIRECTORS OF FARMERS BANK RECOMMENDS THAT FARMERS BANK

     STOCKHOLDERS VOTE TO APPROVE THE AFFILIATION AGREEMENT AND THE MERGER.

                                                                January 17, 1997

                    PROSPECTUS RELATING TO 115,035 SHARES OF
                                COMMON STOCK OF
                       MERCANTILE BANKSHARES CORPORATION

                            ------------------------

                          PROXY STATEMENT RELATING TO
                      A SPECIAL MEETING OF STOCKHOLDERS OF
                                  FARMERS BANK
                               OF MARDELA SPRINGS
                        TO BE HELD ON FEBRUARY 25, 1997

    This prospectus and proxy statement (the "Prospectus and Proxy Statement") is being furnished to the holders (the "Farmers Bank Stockholders") of common stock, par value $12.50 per share (the "Farmers Bank Common Stock"), of Farmers Bank of Mardela Springs ("Farmers Bank"), in connection with the solicitation of proxies by the Board of Directors of Farmers Bank for use at the Special Meeting
of the Farmers Bank Stockholders to be held at [        ], Maryland on February
25, 1997 at 2:00 p.m., and at any and all adjournments or postponements thereof (the "Farmers Bank Special Meeting").

    This Prospectus and Proxy Statement relates to the shares of common stock, par value $2.00 per share ("Mercshares Common Stock"), of Mercantile Bankshares Corporation, a Maryland corporation ("Mercshares") registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"), issuable in connection with the proposed merger ("Merger") of Farmers Bank with and into Peninsula Bank, a Maryland commercial bank and wholly owned subsidiary of Mercshares ("Peninsula"), contemplated by an Agreement and Plan of Affiliation and Merger, dated December 10, 1996, including the Agreement of Merger attached as an exhibit thereto (the "Affiliation Agreement"), by and among Mercshares, Peninsula and Farmers Bank. Upon consummation of the Merger, Farmers Bank employees will become employees of Peninsula, the operations of Farmers Bank will be continued by Peninsula, and the separate corporate existence of Farmers Bank will cease. Upon consummation of the Merger, each share of Farmers Bank Common Stock (other than shares held by Farmers Bank Stockholders who properly perfect their dissenters' rights) automatically shall become and be converted into 1.25 shares of Mercshares Common Stock. Cash will be paid in lieu of fractional shares of Mercshares Common Stock.

    This Prospectus and Proxy Statement constitutes (i) a proxy statement for use at the Farmers Bank Special Meeting, at which the Farmers Bank Stockholders will be asked to consider and vote upon a proposal to approve the Affiliation Agreement and the Merger contemplated thereby and (ii) a prospectus covering the issuance in connection with the Merger of up to 115,035 shares of Mercshares Common Stock.

    The information presented in this Prospectus and Proxy Statement concerning Farmers Bank has been supplied by Farmers Bank and the information concerning Mercshares has been supplied by Mercshares.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS AND PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    This Prospectus and Proxy Statement and the accompanying form of proxy are being furnished to Farmers Bank Stockholders on or about January 17, 1997.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                             -----------
AVAILABLE INFORMATION......................................................................................           2

DOCUMENTS INCORPORATED BY REFERENCE........................................................................           3

SUMMARY....................................................................................................           4
The Parties................................................................................................           4
The Merger.................................................................................................           4
Certain Federal Income Tax Consequences....................................................................           6
Comparison Of Stockholder Rights...........................................................................           6
Market Price Data..........................................................................................           7

SUMMARY HISTORICAL FINANCIAL DATA..........................................................................           8

COMPARATIVE UNAUDITED PER SHARE DATA.......................................................................           9

THE FARMERS BANK SPECIAL MEETING...........................................................................          10
Date, Place And Time.......................................................................................          10
Purpose of the Farmers Bank Special Meeting................................................................          10
Record Date................................................................................................          10
Vote Required..............................................................................................          10
Solicitation of Proxies....................................................................................          11

THE MERGER.................................................................................................          12
General....................................................................................................          12
Background to the Merger...................................................................................          12
Reasons for the Merger; Recommendation of the Farmers Bank Board of Directors..............................          13
Opinion of Farmers Bank Financial Advisor..................................................................          15
Effective Date.............................................................................................          17
Procedures for Exchange of Certificates....................................................................          17
Certain Federal Income Tax Consequences....................................................................          17
Accounting Treatment.......................................................................................          18
Resale of Mercshares Common Stock After the Merger by Controlling Persons..................................          18
Conditions to Merger.......................................................................................          19
Treatment of Employee Benefit Plans........................................................................          19
Exclusive Dealing..........................................................................................          20
Termination................................................................................................          20
Appraisal Rights Of Dissenting Stockholders................................................................          21

CERTAIN OTHER AGREEMENTS...................................................................................          22
The Support Agreement......................................................................................          22
Affiliate Undertakings.....................................................................................          22

DESCRIPTION OF FARMERS BANK................................................................................          23
General....................................................................................................          23
Business...................................................................................................          24
Properties.................................................................................................          26
Dividends..................................................................................................          26
Price Range of Common Stock................................................................................          26
Stock Ownership of Directors and Executive Officers........................................................          26

SELECTED FINANCIAL INFORMATION.............................................................................          28

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................          29

                                                                                                                PAGE
                                                                                                             -----------
COMPARISON OF STOCKHOLDER RIGHTS OF HOLDERS OF MERCSHARES COMMON STOCK AND FARMERS BANK COMMON STOCK.......          39

DESCRIPTION OF MERCSHARES CAPITAL STOCK....................................................................          39

LEGAL MATTERS..............................................................................................          40

EXPERTS....................................................................................................          40

INDEX TO FINANCIAL STATEMENTS..............................................................................         F-1

ANNEX A--AGREEMENT AND PLAN OF AFFILIATION AND MERGER AND THE AGREEMENT OF MERGER ATTACHED AS AN EXHIBIT
  THERETO..................................................................................................         A-1

ANNEX B--OPINION OF SCOTT & STRINGFELLOW, INC..............................................................         B-1

ANNEX C--DISSENTERS' RIGHTS STATUTORY PROVISIONS...........................................................         C-1

                             AVAILABLE INFORMATION

    Mercshares is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004 and at the following Regional Offices of the Commission: Chicago Regional Office, CitiCorp Center, 500 West Madison Street, Suite 1400 Chicago, Illinois 60621-2511; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004. In addition, copies of such materials may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Mercshares Common Stock is publicly traded and quoted on The Nasdaq National Market under the symbol "MRBK."

    The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information concerning Mercshares which files electronically with the Commission.

    Mercshares has filed with the Commission a Registration Statement on Form S-4 (together with any annexes, exhibits and amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") covering 115,035 shares of Mercshares Common Stock. Statements contained herein concerning any document filed as an exhibit to the Registration Statement are not necessarily complete, and in each such instance reference is made to the copy of the applicable document filed with the Commission or attached as an annex or exhibit thereto.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS AND PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS AND PROXY STATEMENT, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS AND PROXY STATEMENT NOR THE ISSUANCE OR SALE OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE HEREOF OR INCORPORATED BY REFERENCE HEREIN SINCE THE DATE HEREOF.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents, previously filed with the Commission, are incorporated by reference into this Prospectus and Proxy Statement:

        1. Mercshares' Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

        2. Mercshares' Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996; and

        3. The description of Mercshares Common Stock and Preferred Stock Purchase Rights set forth in Mercshares' registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

    In addition, all reports and other documents subsequently filed by Mercshares pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the Farmers Bank Special Meeting shall also be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and Proxy Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus and Proxy Statement.

    THIS PROSPECTUS AND PROXY STATEMENT INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, FROM ANY PERSON TO WHOM THIS PROSPECTUS AND PROXY STATEMENT IS DELIVERED, INCLUDING ANY BENEFICIAL OWNER, FROM MERCANTILE BANKSHARES CORPORATION, TWO HOPKINS PLAZA, P.O. BOX 1477, BALTIMORE, MARYLAND 21203,
ATTENTION: SECRETARY (TELEPHONE (410) 237-5900). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY FEBRUARY 18, 1997.

                                    SUMMARY

    The following is a brief summary of this Prospectus and Proxy Statement and the Annexes hereto prepared in accordance with applicable disclosure regulations. This Summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere or incorporated by reference in this Prospectus and Proxy Statement. Unless otherwise defined herein, capitalized terms used in this Summary have the respective meanings assigned to them elsewhere in this Prospectus and Proxy Statement. Farmers Bank Stockholders should read carefully this Prospectus and Proxy Statement in its entirety.

THE PARTIES

    MERCANTILE BANKSHARES CORPORATION AND AFFILIATES. Mercshares is a Maryland corporation registered as a bank holding company under the BHCA. Its principal operations are conducted by 17 banks in Maryland, three banks in Virginia and one bank in Delaware, all of which are wholly-owned by Mercshares (the "Affiliated Banks"), and a wholly-owned mortgage banking company (collectively, the "Affiliates"). At September 30, 1996, Mercshares and the Affiliates had total assets of approximately $6.5 billion, deposits of approximately $5.3 billion, and loans (net) of approximately $4.4 billion. Its principal executive office is located at Two Hopkins Plaza, P.O. Box 1477, Baltimore, Maryland 21203, telephone number (410) 237-5900.

    As of October 31, 1996, there were 47,384,827 shares of Mercshares Common Stock outstanding which are publicly traded and quoted on The Nasdaq National Market under the symbol "MRBK."

    As used in this Prospectus and Proxy Statement, the term "Mercshares" refers to Mercantile Bankshares Corporation and the Affiliates, unless the context otherwise requires.

    FARMERS BANK. Farmers Bank is a Maryland commercial bank which operates three banking offices. At September 30, 1996, Farmers Bank had total assets of approximately $28.0 million, deposits of approximately $25.3 million and loans
(net) of approximately $20.0 million. Its principal executive office is located at 314 Main Street, Mardela Springs, Maryland 21837, telephone number (410) 749-3069.

    There are 92,028 shares of Farmers Bank Common Stock outstanding. There is no established trading market for Farmers Bank Common Stock.

THE MERGER

    GENERAL. At the Farmers Bank Special Meeting described in the notice (the "Notice") accompanying this Prospectus and Proxy Statement, Farmers Bank Stockholders will be asked to consider and vote upon a proposal to approve the Affiliation Agreement, including the Agreement of Merger attached as an exhibit thereto, a copy of which is attached as Annex A to this Prospectus and Proxy Statement, and the Merger contemplated thereby. Upon consummation of the Merger, each share of Farmers Bank Common Stock (other than shares held by Farmers Bank Stockholders who properly perfect their dissenters' rights) automatically shall become and be converted into 1.25 shares of Mercshares Common Stock (the "Exchange Ratio"). Cash will be paid in lieu of fractional shares of Mercshares Common Stock. See "THE MERGER--General," "--Background to the Merger," "--Reasons for the Merger; Recommendation of the Farmers Bank Board of Directors" and "--Appraisal Rights of Dissenting Stockholders."

    VOTE REQUIRED. The affirmative vote of the holders of two-thirds of the outstanding shares of Farmers Bank Common Stock entitled to vote thereon will be required to approve the Affiliation Agreement and the Merger contemplated thereby. As of December 23, 1996, certain directors and officers of Farmers Bank and persons related to them owned an aggregate of 20,993 shares constituting approximately 23% of the Farmers Bank Common Stock. Such persons have executed agreements with Mercshares pursuant to which each such person has agreed to support and to vote his shares to approve the Affiliation Agreement and the Merger contemplated thereby. BECAUSE THE REQUIRED VOTE OF FARMERS BANK STOCKHOLDERS ON THE AFFILIATION AGREEMENT AND THE MERGER IS BASED UPON THE TOTAL NUMBER OF OUTSTANDING SHARES OF FARMERS BANK COMMON STOCK, THE FAILURE TO SUBMIT A PROXY CARD (OR THE FAILURE TO VOTE IN PERSON AT THE FARMERS BANK SPECIAL MEETING IF A PROXY CARD IS NOT SUBMITTED), THE ABSTENTION FROM VOTING AND ANY BROKER NON-VOTE WILL (EXCEPT FOR PURPOSES OF APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS) HAVE THE SAME EFFECT AS A VOTE AGAINST THE AFFILIATION AGREEMENT AND THE MERGER. SEE "THE FARMERS BANK SPECIAL MEETING" AND "CERTAIN OTHER AGREEMENTS--THE SUPPORT AGREEMENT."

    RECOMMENDATION OF THE FARMERS BANK BOARD; REASONS FOR THE MERGER. The Farmers Bank Board of Directors believes that the terms of the Merger and the Affiliation Agreement are advisable and are fair to, and in the best interests of, Farmers Bank and the Farmers Bank Stockholders and has approved the Affiliation Agreement. These determinations were made by vote of six of the seven Farmers Bank Directors, with one director dissenting. In considering the terms and conditions of the Merger, the Farmers Bank Board of Directors considered, among other things: the financial terms of the Merger; the fact that the Merger would qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"); the fact that because Mercshares Common Stock is publicly traded and quoted on The Nasdaq National Market, Mercshares Common Stock should be more readily marketable than Farmers Bank Common Stock; the financial condition and history of performance of Mercshares; the diversification of risk associated with ownership in an institution with a broader geographic area; the opinion of its financial advisor as to the fairness, from a financial point of view, of the terms of the Affiliation Agreement to the Farmers Bank Stockholders; and the operational and competitive benefits of the Merger.

    The Farmers Bank Board of Directors also considered that the historical dividends per share and net income per share of the Mercshares Common Stock to be received by the Farmers Bank Stockholders, after giving effect to the Exchange Ratio, represent a substantial increase in the historical dividends per share and net income per share of Farmers Bank Common Stock, although there can be no assurance that pro forma amounts are indicative of future dividends or income per share of Mercshares. Based upon the $33.50 per share closing market price of Mercshares Common Stock on December 9, 1996 (the last trading day preceding the public announcement of the execution of the Affiliation Agreement), the price to be paid in the Merger as a percentage of Farmers Bank's September 30, 1996 book value was 157%. THE FARMERS BANK BOARD OF DIRECTORS RECOMMENDS THAT FARMERS BANK STOCKHOLDERS VOTE TO APPROVE THE AFFILIATION AGREEMENT AND THE MERGER CONTEMPLATED THEREBY. See "THE MERGER-- Background to the Merger" and "--Reasons for the Merger; Recommendation of the Farmers Bank Board of Directors."

    OPINION OF FINANCIAL ADVISOR. The Farmers Bank Board of Directors has received an opinion from Scott & Stringfellow that the terms of the Affiliation Agreement are fair to the Farmers Bank Stockholders from a financial point of view. A copy of the opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this Prospectus and Proxy Statement and is incorporated herein by reference. See "THE MERGER--Opinion of Farmers Bank Financial Advisor."

    CONDITIONS TO MERGER. The mutual obligation of Mercshares, Peninsula and Farmers Bank to consummate the Merger is subject to the requisite approval of the Affiliation Agreement by the Farmers Bank Stockholders. Additionally, the obligation of Mercshares and Peninsula to consummate the Merger is subject to various conditions, including the receipt of all appropriate regulatory approvals and that holders of not more than 10% of the outstanding shares of Farmers Bank Common Stock shall have voted against the Merger, pursuant to Title 3, Subtitle 7, Part II of the Financial Institutions Article of the Annotated Code of Maryland (the "Financial Institutions Article"). See "THE MERGER--Conditions to Merger."

    GOVERNMENTAL APPROVALS. Certain aspects of the Merger will require notifications to, and approvals from, certain federal and state authorities, including approval by the Federal Deposit Insurance Corporation and the Maryland Commissioner of Financial Regulation and, if necessary, the Virginia State Corporation Commission. Mercshares expects to submit filings and notifications for these purposes as soon as practicable. See "THE MERGER--Conditions to Merger."

    ACCOUNTING TREATMENT. The Merger will be accounted for as a purchase. See "THE MERGER-- Accounting Treatment" and "COMPARATIVE UNAUDITED PER SHARE DATA" in this Summary.

    APPRAISAL RIGHTS. Under Maryland law, a Farmers Bank Stockholder who votes against the Merger and follows specified procedures is entitled to appraisal rights with respect to the Merger. Under the appraisal rights provisions of the Financial Institutions Article, as augmented by the Maryland General Corporation Law (the "MGCL") pursuant to Section 1-201 of the Financial Institutions Article and relevant case law, sections of which are attached to this Prospectus and Proxy Statement as Annex C, each Farmers Bank Stockholder will be entitled to demand and receive payment of the "fair value" of his shares in cash, upon the surrender of his stock certificates, if he (i) votes against the Merger, (ii) does not accept any offer by Peninsula to pay the fair value of his shares of Farmers Bank Common Stock and (iii) within 30 days after the Effective Date of the Merger as set forth in the Certificate of Merger issued by the Commissioner of Financial Regulation, makes written demand on Peninsula for payment of his shares and surrenders his share certificates. Upon the determination of the Effective Date of the Merger in the Certificate of Merger issued by the Commissioner of Financial Regulation, Peninsula will promptly deliver or send by certified mail, return receipt requested, to each Farmers Bank Stockholder who has voted against the Merger, written notice of the Effective Date of the Merger. See "THE MERGER--Appraisal Rights of Dissenting Stockholders" for a more complete discussion of Farmers Bank Stockholders' appraisal rights.

    A Farmers Bank Stockholder who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted to approve the Affiliation Agreement and the Merger and therefore to have waived his dissenters' rights. See "THE MERGER-- Appraisal Rights of Dissenting Stockholders."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    It is intended that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Accordingly, (i) no gain or loss will be recognized by the Farmers Bank Stockholders who receive solely shares of Mercshares Common Stock in exchange for Farmers Bank Common Stock by reason of the Merger, and
(ii) no gain or loss will be recognized by Mercshares, Peninsula or Farmers Bank in the Merger. The receipt of an opinion of counsel dated the Effective Date as to (i) and (ii) above and as to certain other matters is a condition to the parties' obligations to consummate the Merger. Farmers Bank Stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger. See "THE MERGER--Certain Federal Income Tax Consequences."

COMPARISON OF STOCKHOLDER RIGHTS

    Upon consummation of the Merger, Farmers Bank Stockholders will become stockholders of Mercshares, and their rights as stockholders of Mercshares will be governed by the MGCL, Mercshares' Articles of Incorporation and Mercshares' By-laws. The rights of Farmers Bank Stockholders differ from those of the holders of Mercshares Common Stock in a number of areas, including the availability of dissenters' rights, the ability of Mercshares to issue preferred stock and the purchase rights attached to each share of Mercshares Common Stock. See "COMPARISON OF STOCKHOLDER RIGHTS OF HOLDERS OF MERCSHARES COMMON STOCK AND FARMERS BANK COMMON STOCK" and "DESCRIPTION OF MERCSHARES CAPITAL STOCK" for a description of the material differences between the rights of holders of Mercshares Common Stock and Farmers Bank Common Stock and a description of Mercshares capital stock.

MARKET PRICE DATA

    Mercshares Common Stock is publicly traded and quoted on The Nasdaq National Market under the Symbol "MRBK." The market value of Mercshares Common Stock on December 9, 1996, the last full trading day preceding the public announcement of the execution of the Affiliation Agreement, based on the closing price as reported on The Nasdaq National Market, was $33.50 per share. The market value
of Mercshares Common Stock on January   , 1997, the latest practicable date
prior to the date of this Prospectus and Proxy Statement, based on the closing
price as reported on The Nasdaq National Market, was $     per share. Farmers
Bank Common Stock is not traded on any exchange and no established public trading market exists for Farmers Bank Common Stock. For information concerning certain repurchases by Mercshares of Mercshares Common Stock, see "DESCRIPTION OF MERCSHARES COMMON STOCK--Stock Repurchases." BECAUSE THE MARKET PRICE OF MERCSHARES COMMON STOCK IS SUBJECT TO FLUCTUATION, THE MARKET VALUE OF THE MERCSHARES COMMON STOCK THAT FARMERS BANK STOCKHOLDERS WILL RECEIVE PURSUANT TO THE MERGER MAY INCREASE OR DECREASE PRIOR TO THE EFFECTIVE DATE. FARMERS BANK STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR MERCSHARES COMMON STOCK.

                       SUMMARY HISTORICAL FINANCIAL DATA

    The following table presents selected historical financial data of Mercshares and Farmers Bank. Mercshares' historical financial data for each of the annual periods presented have been derived from its audited consolidated financial statements previously filed with the Commission. Farmers Bank's historical financial data for each of the annual periods presented have been derived from its audited consolidated financial statements. The selected historical financial data for Mercshares for the nine-month periods ended September 30, 1995 and 1996 have been derived from Mercshares' unaudited Quarterly Report on Form 10-Q previously filed with the Commission. The selected historical financial data for Farmers Bank for such periods have been derived from Farmers Bank's unaudited financial statements. In the opinions of the respective managements of Mercshares and Farmers Bank, such data include all normal recurring adjustments necessary for a fair presentation of results for such interim periods. Operating results for the nine months ended September 30, 1996 for each company are not necessarily indicative of the results that may be obtained for the entire year ended December 31, 1996. THE SUMMARY HISTORICAL FINANCIAL DATA SET FORTH BELOW DOES NOT PURPORT TO BE COMPLETE. FURTHER INFORMATION IS CONTAINED IN EACH COMPANY'S AUDITED FINANCIAL STATEMENTS FOR EACH OF THE ANNUAL PERIODS PRESENTED AND EACH COMPANY'S UNAUDITED FINANCIAL STATEMENTS FOR EACH OF THE INTERIM PERIODS PRESENTED, ALL OF WHICH ARE INCORPORATED BY REFERENCE HEREIN OR PRESENTED ELSEWHERE HEREIN. SEE "AVAILABLE INFORMATION."

                                    AS OF OR FOR
                                  THE NINE MONTHS
                                ENDED SEPTEMBER 30,
                                --------------------
                                  1996       1995
                                ---------  ---------
                                    (DOLLARS IN
                                 THOUSANDS, EXCEPT
                                  PER SHARE DATA)
MERCANTILE BANKSHARES
  CORPORATION
Net Interest Income...........  $ 230,994  $ 213,060
Provision for Loan Losses.....     10,862      5,098
Other Operating Income........     72,134     65,223
Income before Income Taxes....    139,142    124,400
Net Income....................     87,042     77,492
Cash Dividends Declared and
  Paid on Common Stock........     34,253     29,919
Net Income Per Share of
  Common Stock (1)(2).........       1.82       1.63
Per Share Cash Dividends
  Declared and Paid on Common
  Stock (1)(2)................        .72        .63
Total Assets..................  6,546,631  6,055,304
Loans, Net....................  4,413,196  4,032,960
Long-Term Debt................     49,402     25,776

FARMERS BANK
Net Interest Income...........  $     840  $     814
Provision for Loan Losses.....          0          0
Other Operating Revenue.......        100         71
Income before Income Taxes and
  Cumulative Change in
  Accounting..................        229         92
Net Income (3)................        154         76
Cash Dividends Declared and
  Paid on Common Stock........          0          0
Net Income Per Share of Common
  Stock.......................       1.67        .82
Per Share Cash Dividends
  Declared and Paid on Common
  Stock.......................          0          0
Total Assets..................     28,004     27,147
Loans, Net....................     19,966     17,690


                                      AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                -----------------------------------------------------
                                  1995       1994       1993       1992       1991
                                ---------  ---------  ---------  ---------  ---------

MERCANTILE BANKSHARES
  CORPORATION
Net Interest Income...........  $ 286,788  $ 262,956  $ 246,482  $ 228,540  $ 208,609
Provision for Loan Losses.....      7,988      7,056     12,969     45,346     20,850
Other Operating Income........     88,154     92,186     86,313    106,988     76,265
Income before Income Taxes....    166,009    146,886    135,971    122,776    111,596
Net Income....................    104,432     90,441     83,468     76,298     70,562
Cash Dividends Declared and
  Paid on Common Stock........     41,013     34,982     30,173     26,454     25,936
Net Income Per Share of
  Common Stock (1)(2).........       2.19       1.88       1.73       1.67       1.56
Per Share Cash Dividends
  Declared and Paid on Common
  Stock (1)(2)................        .86        .74        .64        .58    .57 1/3
Total Assets..................  6,349,103  5,938,225  5,789,620  5,459,577  5,216,802
Loans, Net....................  4,209,872  3,846,838  3,628,780  3,401,213  3,309,005
Long-Term Debt................     25,623     31,470     32,350     15,108     16,609
FARMERS BANK
Net Interest Income...........  $   1,082  $   1,091  $     995  $     943  $     862
Provision for Loan Losses.....          0          0          0         20          0
Other Operating Revenue.......         95         55         68         49         67
Income before Income Taxes and
  Cumulative Change in
  Accounting..................        156        198        177        208        137
Net Income (3)................        128        162        137        150        112
Cash Dividends Declared and
  Paid on Common Stock........         31         31         31         23         23
Net Income Per Share of Common
  Stock.......................       1.39       1.77       1.49       1.63       1.22
Per Share Cash Dividends
  Declared and Paid on Common
  Stock.......................        .33        .33        .33        .25        .25
Total Assets..................     26,865     23,001     22,234     17,606     17,364
Loans, Net....................     18,131     16,141     13,653     11,515     11,468

------------------------------
(1) Year to date per share amounts are based on the weighted average number of common shares outstanding during the period of 47,738,396 shares for 1996 and 47,768,479 shares for 1995.

(2) In September 1993, Mercshares effected a three-for-two stock split which was effected in the form of a stock dividend. All per share amounts have been adjusted to give effect to the split.

(3) During 1993 there was a $10,472 cumulative effect of change in accounting for income taxes.

(4) Per share data for 1991 through 1996 have been adjusted to reflect the 100% stock dividend in December 1993 and a three for one stock split in March 1996.

                      COMPARATIVE UNAUDITED PER SHARE DATA

    The following unaudited consolidated financial information reflects certain comparative per share data relating to the Merger. The information shown below should be read in conjunction with the historical consolidated financial statements of Mercshares and Farmers Bank, including the respective notes thereto, which are included elsewhere in this Prospectus and Proxy Statement or in documents incorporated herein by reference.

    The following information is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods.

    The table below presents selected comparative consolidated unaudited per share information (i) for Mercshares on a historical basis and on a pro forma combined basis assuming the Merger had been effective during the period presented and accounted for as a purchase and (ii) for Farmers Bank on a historical basis (which per share data has been restated to reflect a three-for-one stock split in 1996) and on a pro forma equivalent basis.

                                                        NINE MONTHS ENDED       YEAR ENDED
                                                      SEPTEMBER 30, 1996(1)  DECEMBER 31, 1995
                                                      ---------------------  -----------------
PER COMMON SHARE:
NET INCOME:
Farmers Bank-historical.............................        $    1.67            $    1.39
Farmers Bank pro forma equivalent (1)...............        $    2.28            $    2.73

Mercshares-historical (2)...........................        $    1.82            $    2.19
Mercshares pro forma combined (3)...................             1.82            $    2.18

CASH DIVIDENDS DECLARED:
Farmers Bank-historical.............................        $    0.00            $    0.33
Farmers Bank pro forma equivalent (1)...............        $    0.90            $    1.08

Mercshares-historical...............................        $    0.72            $    0.86
Mercshares pro forma combined (4)...................        $    0.72            $    0.86

BOOK VALUE:
Farmers Bank-historical.............................        $   26.64            $   25.18
Farmers Bank pro forma equivalent (1)...............        $   21.53            $   20.60

Mercshares-historical...............................        $   17.18            $   16.44
Mercshares pro forma combined.......................        $   17.22            $   16.48

------------------------

(1) Farmers Bank pro forma equivalent amounts represent Mercshares' pro forma combined information multiplied by the Exchange Ratio of 1.25 shares of Mercshares Common Stock for each share of Farmers Bank Common Stock. In December 1996 Farmers Bank declared and paid a dividend of $0.34 per share.

(2) Year to date per share amounts are based on the weighted average number of common shares outstanding during the period of 47,738,396 shares for 1996 and 47,768,749 shares for 1995.

(3) Pro forma combined net income per share represents historical net income per share of Mercshares adjusted for the impact of a purchase of Farmers Bank.

(4) Pro forma combined dividends per share represents historical dividends per share paid by Mercshares. Mercshares paid quarterly dividends of $0.23 per share in March and June, 1996, and $0.26 per share in September and December, 1996. At the current quarterly rate, the annual dividends would be $1.04 per share.

PENDING TRANSACTION

    On October 21, 1996, Mercshares and Peninsula entered into an agreement providing for the merger of Home Bank into Peninsula. Home Bank operates five banking offices on Maryland's Eastern Shore. At September 30, 1996, Home Bank had total assets of $46.1 million, loans of $34.7 million and stockholders' equity of $5.6 million. Net income for the years ended December 31, 1993, 1994 and 1995 was $394,000, $484,000 and $681,000, respectively. Net income for the nine months ended September 30, 1996 was $529,000. The agreement with Home Bank provides for a tax-free exchange of up to 475,218 shares of Mercshares Common Stock for the outstanding shares of stock of Home Bank, and is subject to a number of conditions including regulatory approvals and approval by the Home Bank stockholders. The transaction with Home Bank will be accounted for as a purchase. The transaction with Home Bank will not have a material effect upon the financial position or results of operations of Mercshares or upon the financial information presented above.

                        THE FARMERS BANK SPECIAL MEETING

DATE, PLACE AND TIME

    The Farmers Bank Special Meeting will be held at [            ], Maryland on
February 25, 1997 at 2:00 p.m.

PURPOSE OF THE FARMERS BANK SPECIAL MEETING

    At the Farmers Bank Special Meeting, Farmers Bank Stockholders will consider and vote upon (i) the proposal to approve the Affiliation Agreement and the Merger contemplated thereby pursuant to which each share of Farmers Bank Common Stock (other than shares held by Farmers Bank Stockholders who properly perfect their dissenters' rights) automatically shall become and be converted into 1.25 shares of Mercshares Common Stock and cash in lieu of fractional shares of Mercshares Common Stock and (ii) such other matters as may properly be brought before the Farmers Bank Special Meeting.

    The Farmers Bank Board of Directors recommends a vote to approve the Affiliation Agreement and the Merger contemplated thereby.

RECORD DATE

    The Farmers Bank Board of Directors has fixed the close of business on January 10, 1997 (the "Farmers Bank Record Date") as the record date for determining holders entitled to notice of and to vote at the Farmers Bank Special Meeting. Accordingly, only holders of record of Farmers Bank Common Stock at the close of business on the Farmers Bank Record Date will be entitled to notice of, and to cast their vote at, the Farmers Bank Special Meeting. There are 92,028 shares of Farmers Bank Common Stock issued and outstanding held by approximately 151 holders of record.

VOTE REQUIRED

    Each holder of record of shares of Farmers Bank Common Stock on the Farmers Bank Record Date is entitled to cast one vote per share, in person or by properly executed proxy, on any matter that may properly come before the Farmers Bank Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Farmers Bank Common Stock outstanding on the Farmers Bank Record Date is necessary to constitute a quorum at the Farmers Bank Special Meeting.

    The approval of the Affiliation Agreement and the Merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of Farmers Bank Common Stock entitled to vote thereon.

    As of December 23, 1996, certain directors and officers of Farmers Bank and persons related thereto owning an aggregate of 20,993 shares (approximately 23%) of Farmers Bank Common Stock have executed agreements with Mercshares pursuant to which such persons have agreed to vote their shares of Farmers Bank Common Stock to approve the Affiliation Agreement and the Merger. See "CERTAIN OTHER AGREEMENTS--The Support Agreement" and "DESCRIPTION OF FARMERS BANK-- Stock Ownership of Directors and Executive Officers."

    All shares of Farmers Bank Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF FARMERS BANK COMMON STOCK WILL BE VOTED TO APPROVE THE AFFILIATION AGREEMENT AND THE MERGER.

    Farmers Bank does not know of any matters other than as described in the Notice that are to come before the Farmers Bank Special Meeting. If any other matter or matters are properly presented for action at the Farmers Bank Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld. A Farmers Bank Stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof on or prior to the date of the Farmers Bank Special Meeting to Roger E. Vandegrift, II, President of Farmers Bank, by signing and returning a later dated proxy, or by voting in person at the Farmers Bank Special Meeting; however, mere attendance at the Farmers Bank Special Meeting will not in and of itself have the effect of revoking the proxy.

    Votes cast by proxy or in person at the Farmers Bank Special Meeting will be tabulated to determine whether or not a quorum is present. Where, as to any matter submitted to the Farmers Bank Stockholders for a vote, proxies are marked as abstentions (or Farmers Bank Stockholders appear in person but abstain from voting), such abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter (a "broker non-vote"), those shares are also treated as shares that are present and entitled to vote for quorum purposes. BECAUSE THE REQUIRED VOTE OF FARMERS BANK STOCKHOLDERS ON THE AFFILIATION AGREEMENT AND THE MERGER IS BASED UPON THE TOTAL NUMBER OF OUTSTANDING SHARES OF FARMERS BANK COMMON STOCK, THE FAILURE TO SUBMIT A PROXY CARD (OR THE FAILURE TO VOTE IN PERSON AT THE FARMERS BANK SPECIAL MEETING IF A PROXY CARD IS NOT SUBMITTED), THE ABSTENTION FROM VOTING AND ANY BROKER NON-VOTE WILL (EXCEPT FOR PURPOSES OF APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS) HAVE THE SAME EFFECT AS A VOTE AGAINST THE AFFILIATION AGREEMENT AND THE MERGER.

SOLICITATION OF PROXIES

    Proxies are being solicited by and on behalf of the Farmers Bank Board of Directors and Farmers Bank will bear the costs of its solicitation of proxies. Solicitations may be made by mail, telephone, or personally by directors, officers and employees of Farmers Bank, none of whom will receive additional compensation for performing such services. Mercshares will pay all the expenses of printing and mailing the Prospectus and Proxy Statement.

                                   THE MERGER

    THE FOLLOWING DESCRIPTION OF THE MERGER DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AFFILIATION AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROSPECTUS AND PROXY STATEMENT AS ANNEX A AND INCORPORATED HEREIN BY REFERENCE.

GENERAL

    The Affiliation Agreement provides that, subject to the satisfaction or waiver of the conditions set forth therein, Farmers Bank will merge with and into Peninsula and each share of Farmers Bank Common Stock (other than shares held by Farmers Bank Stockholders who properly perfect their dissenters' rights) automatically shall become and be converted into 1.25 shares of Mercshares Common Stock. Upon consummation of the Merger, Farmers Bank employees will become employees of Peninsula, the operations of Farmers Bank will be continued by Peninsula and the separate corporate existence of Farmers Bank will cease. Certificates for Farmers Bank Common Stock shall be exchanged for certificates of Mercshares Common Stock as described below.

    Based upon the capitalization of Mercshares and Farmers Bank as of October 31, 1996, the Farmers Bank Stockholders would own less than 1% of the outstanding Mercshares Common Stock following consummation of the Merger. Based upon the financial statements of Mercshares and Farmers Bank at September 30, 1996, upon consummation of the Merger, the percentage of total assets and the percentage of total liabilities represented by Farmers Bank in Mercshares would each be less than 1%.

    As discussed below in "Reasons for the Merger; Recommendation of the Farmers Bank Board of Directors," the Farmers Bank Board of Directors has concluded that the terms of the Merger and the Affiliation Agreement are advisable and are fair to, and in the best interests of, Farmers Bank and the Farmers Bank Stockholders. Upon consummation of the Merger, the former Farmers Bank Stockholders who become holders of Mercshares Common Stock will be stockholders in a larger entity with equity traded on The Nasdaq National Market. Each Farmers Bank Stockholder who becomes a holder of Mercshares Common Stock shall possess the same rights as other such holders, and former Farmers Bank Stockholders as a group will no longer be taking action at the Farmers Bank corporate level. See "COMPARISON OF STOCKHOLDER RIGHTS OF HOLDERS OF MERCSHARES COMMON STOCK AND FARMERS BANK COMMON STOCK" and "DESCRIPTION OF MERCSHARES CAPITAL STOCK."

BACKGROUND TO THE MERGER

    Commencing in the summer of 1995, the Farmers Bank Board and management engaged in a strategic planning process to consider strategic alternatives and ways in which stockholder value could be enhanced. In May 1996, the Board appointed a committee (the "Committee") consisting of Messrs. John B. Robins, IV, Chairman of the Farmers Bank Board of Directors, Roger E. Vandegrift, II, President and Chief Executive Officer of Farmers Bank and Robert Holloway, a Farmers Bank director, to consider further possible strategic alternatives and to solicit indications of interest from prospective strategic partners. The Committee contacted six financial institutions in this regard.

    In June 1996, Hugh W. Mohler, Executive Vice President of Mercshares, indicated to Mr. Robins, that Mercshares would have interest in discussing a possible affiliation with Farmers Bank. On June 26, 1996, Mr. Mohler and Alan D. Yarbro, General Counsel of Mercshares, met with Mr. Vandegrift. They exchanged financial and operational information about their respective institutions and the history and philosophy of Mercshares' affiliations with other banks. The discussion was exploratory and involved no specific offer or proposal.

    On July 22, 1996, Mr. Mohler met with the Committee. They discussed a proposed merger of Farmers Bank with Peninsula in which Farmers Bank Stockholders would receive shares of Mercshares Common

Stock at a ratio of 1.2 to 1.3 times the book value per share of Farmers Bank Common Stock. The book value per share of Farmers Bank Common Stock at June 30, 1996 was $25.86.

    On October 23, 1996, Mr. Mohler and Mr. Yarbro met with the Committee to review drafts of definitive agreements, details of the merger structure and procedural steps prior to signing. From that time forward the Farmers Bank Board of Directors engaged in continuing deliberations concerning the Merger at its bi-monthly Board meetings and certain special meetings. On November 7, 1996, Mr. Mohler, Jeffrey F. Turner, President of Peninsula, and three representatives of Sparks State Bank (a Mercshares Affiliated Bank) met with the Farmers Bank Board of Directors for further discussion, with emphasis on Mercshares practices in assisting its Affiliated Banks in providing services to their communities.

    During further deliberations, on November 7, 1996 and thereafter, six of the seven Farmers Bank directors favored the Merger and one director, Richard C. Wright, opposed it, for reasons set forth in "Reasons for the Merger; Recommendations of the Farmers Bank Board of Directors." Mr. Wright did not, however, object to the Farmers Bank Stockholders having an opportunity to vote on the Affiliation Agreement and the Merger.

    On November 15, 1996, Mr. Mohler and Mr. Robins engaged in further negotiations on the exchange. Ultimately, they agreed on a price-to-book value ratio of slightly more than 1.4 to be applied to the $27.01 book value per share of Farmers Bank at October 31, 1996. This formula yielded the exchange ratio of
1.25 shares of Mercshares Common Stock for each share of Farmers Bank Common Stock.

    At a meeting held on November 26, 1996, the Farmers Bank Board of Directors received a presentation from Scott and Stringfellow, Inc. indicating that the consideration to be received in the Merger was fair to the Farmers Bank Stockholders from a financial point of view. The Farmers Bank Board of Directors approved the Affiliation Agreement and the Merger. Mr. Wright dissented from this vote, but agreed not to recommend against the Merger. Approvals by the boards of directors of Peninsula and Mercshares were completed on December 10, 1996 and the terms of the Affiliation Agreement were publicly announced on that day.

REASONS FOR THE MERGER; RECOMMENDATION OF THE FARMERS BANK BOARD OF DIRECTORS

    The Farmers Bank Board of Directors, with one director dissenting, has approved and recommends that Farmers Bank Stockholders vote to approve the Affiliation Agreement and the Merger. The dissenting director, Richard C. Wright, did not dissent for economic reasons, but did so because of his preference that Farmers Bank continue as an independent institution. He did not oppose giving the Farmers Bank Stockholders an opportunity to vote on the Affiliation Agreement and the Merger, and he has agreed not to recommend against the transaction. References in this Prospectus and Proxy Statement to actions, opinions and recommendations of the Farmers Bank Board of Directors are references to the Board action adopted by a six-to-one vote and are not intended to reflect the individual views of the dissenting director.

    The Farmers Bank Board of Directors believes that the terms of the Merger and the Affiliation Agreement are advisable and are fair to, and in the best interests of, Farmers Bank and the Farmers Bank Stockholders. In considering the terms and conditions of the Affiliation Agreement, the Farmers Bank Board of Directors considered a number of factors. The Farmers Bank Board of Directors did not assign any relative or specific weights to the factors considered. The material factors considered were:

        (i) THE FINANCIAL TERMS OF THE AFFILIATION. In this regard, the Farmers Bank Board of Directors was of the view that, based on historical and anticipated trading ranges for Mercshares Common Stock, the value of consideration to be received by Farmers Bank Stockholders resulting from the Exchange Ratio represented a fair multiple of Farmers Bank's per share book value and earnings. The Farmers Bank Board of Directors also considered that, under the proposed Exchange Ratio and based on the Farmers Bank Board of Directors' belief that Mercshares would continue to pay dividends at its current rate, the Merger would result in a substantial increase in dividend income to Farmers Bank Stockholders, although there can be no assurance that current dividends are indicative of future dividends. See "COMPARATIVE UNAUDITED PER SHARE DATA." In this regard, the Farmers Bank Board of Directors also considered the opinion of its financial advisor, Scott and Stringfellow, Inc., that the terms of the Affiliation Agreement are fair, from a financial point of view, to the Farmers Bank Stockholders.

        (ii) THE TERMS, OTHER THAN THE FINANCIAL TERMS, AND STRUCTURE OF THE MERGER. In this respect, the Farmers Bank Board of Directors considered the benefits to the customers and employees of Farmers Bank and the communities it serves of operating as branches of Peninsula. As branches of Peninsula, Farmers Bank's present operations would offer an expanded range of products and services, would have access to Mercshares' financial and managerial resources, and would benefit from greater geographical coverage. The Farmers Bank Board of Directors also considered that the Merger would qualify as a tax-free reorganization under the Code. See "--Certain Federal Income Tax Consequences."

        (iii) CERTAIN FINANCIAL AND OTHER INFORMATION CONCERNING MERCSHARES. In this respect, the Farmers Bank Board of Directors considered, among other things, the favorable position of Mercshares among its peer group of national and regional financial institutions in terms of profitability, capital adequacy and asset quality. The Farmers Bank Board of Directors also considered that the historical dividends per share and net income per share of Mercshares Common Stock to be received by Farmers Bank Stockholders, after giving effect to the Exchange Ratio, would represent a substantial increase in the historical dividends per share and net income per share of Farmers Bank Common Stock, although there can be no assurance that pro forma amounts are indicative of future dividends or income per share of Mercshares. The Farmers Bank Board of Directors also considered the marketability of Mercshares Common Stock, which is publicly traded and quoted on The Nasdaq National Market. The Farmers Bank Board of Directors further considered the diversification of risk associated with ownership of an institution with 21 Affiliated Banks serving a broad geographic area that encompasses most of Maryland and parts of Virginia and Delaware.

        (iv) OTHER STRATEGIC ALTERNATIVES. In recent years, the Farmers Bank Board of Directors has been concerned about Farmers Bank's future as an independent institution, perceiving limited growth opportunities in two of its three branches, high overhead compared with other banks and increasing costs of technology and product development. Accordingly, in early 1995 and in 1996, Farmers Bank entertained affiliation discussions with six institutions in addition to Mercshares. Three of the institutions did not make offers. Two made offers which did not exceed the Farmers Bank book value and did not involve the issuance of readily marketable securities to Farmers Bank Stockholders. The other offer was comparable to the Mercshares offer in terms of price, but did not involve the issuance of readily marketable securities. The Farmers Bank Board concluded that the Mercshares offer was superior because of the various factors described above. The Farmers Bank Board also concluded that an affiliation with Mercshares presented a better strategic alternative for the continued operation of the Farmers Bank business than continued independence.

        (v) CERTAIN RELATED CONSIDERATIONS. The Farmers Bank Board of Directors further determined that the addition of resources resulting from the Merger will enable Farmers Bank to provide a wider and improved array of financial services to consumers and businesses and to achieve added flexibility in dealing with the changing competitive environment in its market area. In addition, the Farmers Bank Board of Directors concluded that the Merger will help provide Farmers Bank with the financial resources needed to meet the competitive challenges arising from recent and anticipated changes in the banking and financial services industry.

    THE FARMERS BANK BOARD OF DIRECTORS BELIEVES THAT THE MERGER AND THE AFFILIATION AGREEMENT ARE ADVISABLE AND ARE FAIR TO, AND IN THE BEST INTERESTS OF, FARMERS BANK AND THE FARMERS BANK STOCKHOLDERS.

THE FARMERS BANK BOARD OF DIRECTORS RECOMMENDS THAT FARMERS BANK STOCKHOLDERS VOTE TO APPROVE THE AFFILIATION AGREEMENT AND THE MERGER CONTEMPLATED THEREBY.

OPINION OF FARMERS BANK ADVISOR

    Farmers Bank's Board of Directors retained the investment banking firm of Scott & Stringfellow to evaluate the terms of the Affiliation Agreement and Scott & Stringfellow has rendered its opinion to the Board of Directors of Farmers Bank that the terms of the Affiliation Agreement are fair from a financial point of view to the Farmers Bank Stockholders. In developing its opinion, Scott & Stringfellow reviewed and analyzed (1) the Affiliation Agreement; (2) the Registration Statement; (3) Farmers Bank audited financial statements for the four years ended December 31, 1995; (4) Farmers Bank's unaudited financial statements for the nine months ended September 30, 1996 and 1995, and other internal information relating to Farmers Bank prepared by Farmers Bank management; (5) information regarding the trading market for Farmers Bank Common Stock and Mercshares Common Stock and the price ranges within which the respective stocks have traded; (6) the relationship of prices paid to relevant financial data such as net worth, loans, deposits and earnings in certain bank and bank holding company affiliations and acquisitions in Maryland in recent years; (7) Mercshares' annual reports to shareholders and its financial statements for the four years ended December 31, 1995; and (8) Mercshares' unaudited financial statements for the nine months ended September 30, 1996 and 1995 and other publicly available information relating to Mercshares prepared by Mercshares management. Scott & Stringfellow has discussed with members of Farmers Bank management the background of the Affiliation, the reasons and basis for the Affiliation, and the business and future prospects of Farmers Bank and Mercshares individually and as a combined entity. No instruction or limitations were given or imposed in connection with the scope of or the examination or investigations made by Scott & Stringfellow in arriving at its findings. Finally, Scott & Stringfellow has conducted such other studies, analysis and investigations particularly of the banking industry, and considered such other information as it deemed appropriate, the material portion of which is described below. A copy of Scott & Stringfellow's opinion, which sets forth the assumptions made, matters considered and qualifications made on the review undertaken, is attached as Annex B hereto and should be read in its entirety.

    Scott & Stringfellow used the information gathered to evaluate the financial terms of the Merger using standard valuation methods, including discounted cash flow analysis, market comparable analysis, comparable acquisition analysis and dilution analysis.

    COMPARABLE ACQUISITION ANALYSIS. Scott & Stringfellow compared the relationship of prices paid to relevant financial data such as tangible net worth, assets, deposits and earnings in 10 bank and bank holding company mergers and acquisitions in Maryland since June 30, 1994, representing all such transactions known to Scott & Stringfellow to have occurred during this period involving bank and bank holding companies, with the proposed Merger and found the consideration to be received from Mercantile to be within the relevant pricing ranges acceptable for such recent transactions. Specifically, based upon the most recent transactions either closed or announced in Maryland since June 30, 1994, other than the Merger, the average price to tangible book value in these transactions was 2.24 times, compared with 1.47 times for the Merger, the average price to earnings ratio was 21.62 times, compared to 17.49 times for the Merger, the average premium to deposits was 23.34% compared with 14.22% for the Merger, and the average premium to assets was 19.72% compared with 12.86% for the Merger. For purposes of computing the information with respect to the Merger, $39.14 per share of consideration for each share of Farmers Bank Common Stock was used.

    MARKET COMPARABLE ANALYSIS. Scott & Stringfellow analyzed the performance and financial condition of Mercantile relative to the following financial institutions: F&M Bancorp, F&M National Corporation, FCNB Corp., First Virginia Banks, Inc., Fulton Financial Corporation, Provident Bankshares Corp., and Susquehanna Bancshares, Inc. (collectively, the "Bank Group"). Among the financial information compared was information relating to tangible equity to assets, loans to deposits, net interest margin, non-performing assets, total assets, non-accrual loans, and efficiency ratio. Additional information compared for the trailing twelve-month period ended September 30, 1996, was (i) price to tangible book value ratio which was 1.9x for Mercantile, compared to an average of 1.8x for the Bank Group (ii) price to earnings ratio which was 12.9x for Mercantile, compared to an average of 13.3x for the Bank Group, (iii) return on assets which was 1.79% for Mercantile, compared to an average of 1.19% for the Bank Group, (iv) return on equity which was 14.29% for Mercantile, compared to an average of 12.47% for the Bank Group, and (v) a dividend yield of 3.31% for Mercantile, compared to an average of 3.24% for the Bank Group. Overall, in the opinion of Scott & Stringfellow Mercantile's operating performance and financial condition were better than the Bank Group average and Mercantile's market value was reasonable when compared to the Bank Group. Accordingly, Farmers Bank Stockholders shall receive Mercantile Common Stock that is reasonably valued when compared to the Bank Group.

    DILUTION ANALYSIS. Based upon publicly available financial information on Farmers Bank and Mercantile, Scott & Stringfellow considered the effect of the transaction on the book value, earnings, and market value of Farmers Bank and Mercantile. The immediate effect on Mercantile was to decrease earnings by $0.06 per share or 0.06% and to increase book value by $0.01 or 0.07%. The effect on Farmer's Bank under the same assumptions is to increase dividends by $0.97 or 293.94% and to increase the market value of Farmers Bank to $40.00 per share. This dilution analysis does not take into account the longer term benefits for the combined companies resulting from the combination. Scott & Stringfellow concluded from this analysis that the transaction would have a significant positive effect on Farmers Bank and Farmers Bank Stockholders in that dividends per share and the market value of Mercantile Common Stock to be received by the Farmers Bank stockholders, after giving effect to the Exchange Ratio, would represent a substantial increase in the historical dividends per share and market value of Farmers Bank Common Stock, although there can be no assurance that pro forma amounts are indicative of future results.

    The summary set forth above includes the material factors considered, but does not purport to be a complete description of the presentation by Scott & Stringfellow to the Board of Directors of Farmers Bank or of the analyses performed by Scott & Stringfellow. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized above, Scott & Stringfellow believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, would create an incomplete view of the process underlying the preparation of its opinion. As a whole, these various analyses contributed to Scott and Stringfellow's opinion that the terms of the Merger Agreement are fair from a financial point of view to Farmers Bank stockholders.

    Scott & Stringfellow is a full service investment banking and brokerage firm headquartered in Richmond, Virginia, that provides a broad array of services to corporations, financial institutions and state and local governments. The Financial Institutions Group of Scott & Stringfellow actively works with community banks in Maryland, Virginia. North Carolina, and West Virginia on these and other matters. As part of its investment banking practice, it is continually engaged in the valuation of banks and bank holding companies and their securities in connection with affiliations and acquisitions, negotiated underwriting, and secondary distribution of listed and unlisted securities. Scott & Stringfellow was selected by the Farmers Bank Board of Directors based upon its expertise and reputation in providing valuation and affiliation and acquisition and advisory services to banks and bank holding companies.

    Pursuant to an engagement letter dated November 22, 1996 between Farmers Bank and Scott & Stringfellow, in exchange for its services, Scott & Stringfellow shall receive a fee of $10,000, plus reimbursement for expenses.

EFFECTIVE DATE

    As soon as practicable after the performance of all agreements and obligations of the parties under the Affiliation Agreement and upon fulfillment or waiver of all conditions precedent contained therein, Peninsula and Farmers Bank will execute and deliver an Agreement of Merger substantially in the form attached as Exhibit A to the Affiliation Agreement (the "Agreement of Merger"), and, after approval by the Maryland Commissioner of Financial Regulation, will file the Agreement of Merger with the State Department of Assessments and Taxation of the State of Maryland (the "Maryland SDAT"). The Merger shall become effective on such date and time (the "Effective Date") as are set forth in the Certificate of Merger issued by the Maryland Commissioner of Financial Regulation. Mercshares, Peninsula and Farmers Bank contemplate that the Merger will be made effective on the last business day of a month, or such other date as may be determined by Mercshares.

PROCEDURES FOR EXCHANGE OF CERTIFICATES

    On and after the Effective Date, certificates for shares of Farmers Bank Common Stock shall represent the right to receive certificates representing the number of whole shares of Mercshares Common Stock and cash in lieu of fractional shares represented thereby, as described herein. Certificates representing shares of Farmers Bank Common Stock may be exchanged after the Effective Date by surrendering such certificates to The Bank of New York, acting as exchange agent, or such other or additional exchange agent as Mercshares may select (the "Exchange Agent"), in exchange for new certificates representing the appropriate number of whole shares of Mercshares Common Stock determined by the Exchange Ratio and for cash in lieu of any fractional shares.

    No certificates for fractional shares of Mercshares Common Stock shall be issued but, in lieu thereof, and solely as a mechanism for rounding shareholdings to whole shares, Mercshares will pay cash for such fractional shares on the basis of the closing price for Mercshares Common Stock (as reported by The Nasdaq National Market) on the Effective Date (or if no closing price is reported on that date, then the closing price on the next preceding day on which there is a closing price), without interest, upon surrender of certificates for Farmers Bank Common Stock representing such fractional shares. No such holder shall be entitled to dividends, voting rights or any other rights of shareholders in respect of any fractional share.

    Shortly after the Effective Date, Farmers Bank Stockholders will receive transmittal forms and instructions as to the time and method of surrendering their certificates. Until so surrendered, certificates formerly representing shares of Farmers Bank Common Stock (other than shares of dissenting stockholders as described herein under the heading "Appraisal Rights of Dissenting Stockholders") will be deemed for all corporate purposes to evidence the number of whole shares of Mercshares Common Stock that a holder would be entitled to receive upon surrender and the cash to be paid in lieu of fractional shares. Dividends and other distributions, if any, that become payable on whole shares of Mercshares Common Stock pending exchange of certificates representing shares of Farmers Bank Common Stock will be retained by Mercshares or the Exchange Agent until surrender of the certificates, at which time those dividends and any other distributions will be paid without interest.

    FARMERS BANK STOCKHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS AND INSTRUCTIONS. FARMERS BANK STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the anticipated material Federal income tax consequences of the Merger; it is not intended to be a complete description of those consequences. The matters set forth in paragraphs (i) through (v) are based upon the opinion of Venable, Baetjer and Howard, LLP, counsel to
Mercshares:

        (i) the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code");

        (ii) no gain or loss will be recognized by the Farmers Bank Stockholders who receive solely Mercshares Common Stock in exchange for Farmers Bank Common Stock pursuant to the Merger;

       (iii) provided that the Farmers Bank Common Stock is held as a capital asset, the tax basis of the Mercshares Common Stock received by the Farmers Bank Stockholders will be the same as the tax basis of the Farmers Bank Common Stock surrendered therefor, decreased by the amount of any cash received by the Farmers Bank Stockholders in lieu of fractional shares and increased by the amount of gain, if any, recognized by the Farmers Bank Stockholders;

        (iv) provided that the Farmers Bank Common Stock is held as a capital asset, the holding period of the Mercshares Common Stock received by the Farmers Bank Stockholders will include the holding period of the Farmers Bank Common Stock surrendered therefor; and

        (v) no gain or loss will be recognized by Mercshares, Peninsula or Farmers Bank in the Merger.

    The obligation of Farmers Bank to consummate the Merger is subject to the receipt of an opinion of Venable, Baetjer and Howard, LLP, counsel to Mercshares, with respect to the federal income tax consequences of the Merger, substantially to the effect of paragraphs (i) through (v) immediately above. Such opinion will not address the state, local or foreign tax aspects of the Merger.

    Any cash received by Farmers Bank Stockholders, whether as a result of the exercise of their dissenters' rights or in lieu of the issuance of fractional shares, could result in taxable income to such Farmers Bank Stockholders. The receipt of such cash generally will be treated as a sale or exchange of the stock resulting in capital gain or loss measured by the difference between the cash received and an allocable portion of the basis of the stock relinquished. The receipt of such cash may be treated as a dividend and taxed as ordinary income in certain limited situations.

    The discussion set forth above is included for general information only. It does not address the state, local or foreign tax aspects of the Merger. In addition, it does not discuss the federal income tax considerations that may be relevant to certain persons, and may not apply to certain holders subject to special tax rules, including dealers in securities and foreign holders. The discussion is based upon currently existing provisions of the Code, existing Treasury regulations thereunder and current administrative rulings and court decisions. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion.

    Each Farmers Bank Stockholder should consult his own tax advisor with respect to the specific tax consequences of the Merger to him, including the application and effect of state, local and foreign tax laws.

ACCOUNTING TREATMENT

    The Merger will be treated as a purchase for accounting purposes. Under the purchase method of accounting, the amount by which the purchase price paid by Mercshares exceeds the fair value of the net assets acquired will be recorded as goodwill. Mercshares currently expects that based on preliminary purchase accounting estimates the Merger would result in identifiable intangibles and goodwill approximating $1,500,000, which would be amortized over an estimated period of not more than 15 years. See "COMPARATIVE UNAUDITED PER SHARE DATA."

RESALE OF MERCSHARES COMMON STOCK AFTER THE MERGER BY CONTROLLING PERSONS

    Under Federal securities laws there are certain potential limitations on the sale of Mercshares Common Stock received in the Merger that will affect certain Farmers Bank Stockholders who may be controlling persons of Farmers Bank. Mercshares and Farmers Bank believe that the only Farmers Bank Stockholders who may be deemed controlling persons subject to these limitations are the directors and certain officers of Farmers Bank and certain persons related to them who have been advised of these restrictions and have agreed in writing to them.

CONDITIONS TO MERGER

    Consummation of the Merger is conditioned upon, among other things, approval of the Affiliation Agreement by an affirmative vote of two-thirds of the outstanding shares of Farmers Bank Common Stock entitled to vote thereon.

    The obligation of Mercshares to consummate the Merger is also subject to the prior satisfaction of certain further conditions including the following: (1) stockholders who are affiliates of Farmers Bank for purposes of Rule 145 under the Securities Act shall have entered into agreements with Mercshares, necessary or desirable to conform with Rule 145; (2) Farmers Bank shall not have declared any dividend with respect to its Common Stock other than a dividend for the year 1996 of $0.33 per share (3) Farmers Bank shall not have changed its authorized, issued or outstanding capital stock, issued any rights with respect thereto, or made any distributions of its earnings or assets other than as provided in the Affiliation Agreement; (4) the absence of any material adverse change in the balance sheet, income statement, financial position, results of operations or business of Farmers Bank; (5) compliance by Farmers Bank with certain conditions, including limits on unapproved increases in compensation of directors, officers or employees of Farmers Bank or unapproved alterations in benefits received by such individuals; (6) absence of any change in Farmers Bank's investment practices and policies; (7) absence of a vote against the Merger by holders of an aggregate of 10% or more of the outstanding shares of Farmers Bank Common Stock; (8) the absence of any actual or threatened legal proceeding or impediment that in the reasonable opinion of counsel to Mercshares might prevent the consummation of the Merger; (9) Farmers Bank shall not have applied for or opened any new, or closed any existing, branch offices unless approved by Mercshares; (10) receipt of an opinion of counsel confirming certain of the tax consequences of the Merger for Mercshares, Peninsula and Farmers Bank as set forth above under the heading "Certain Federal Income Tax Consequences";
(11) the accuracy and satisfaction of various other financial and legal representations and conditions with respect to Farmers Bank; (12) the granting or issuance of such consents or approvals, governmental or otherwise (including, without limitation, lessor consents), which are necessary to permit or enable Peninsula to conduct after the Effective Date all and every part of the business and activities conducted by Farmers Bank prior to the Effective Date in the manner in which such activities and business were then conducted by Farmers Bank and at the offices at which they were then conducted; (13) the receipt of certain regulatory approvals; and (14) the effectiveness of the Registration Statement. Mercshares may in its discretion waive conditions (1) through (12).

    The obligation of Farmers Bank to consummate the Merger is subject to the satisfaction of certain further conditions including the following: (1) receipt of an opinion of counsel confirming certain of the tax consequences of the Merger for Farmers Bank Stockholders as set forth above under the heading "Certain Federal Income Tax Consequences;" (2) the receipt of certain regulatory approvals; (3) the effectiveness of the Registration Statement and (4) the accuracy and satisfaction of various financial and legal representations and conditions with respect to Mercshares. Farmers Bank may in its discretion waive condition (4).

TREATMENT OF EMPLOYEE BENEFIT PLANS

    Pursuant to the Affiliation Agreement and at the option of Mercshares, Mercshares expects that Farmers Bank's Qualified Plan will be merged with and into Mercshares' 401(k) plan. If in the judgment of Mercshares it is not technically feasible or desirable to merge the plans, the Farmers Bank plan will be terminated, with its assets held for distribution to the participants. In addition, effective as of the first January 1st following the Effective Date, employees of Farmers Bank will become eligible to participate in Mercshares' cash balance plan according to its applicable provisions and will be given credit for service with Farmers Bank for purposes of eligibility to participate and vesting. Except with respect to Farmers Bank's profit sharing plan and Mercshares' cash balance plan, which will be treated as above, and executive plans, programs and arrangements, eligibility for participation in which is determined in the discretion of Peninsula or Mercshares, after the Effective date, Farmers Bank employees shall be entitled to participate in Peninsula's employee benefit plans and programs on substantially the same basis as similarly situated employees of Peninsula. Peninsula has agreed to treat service with Farmers Bank before the Effective Date as service with Peninsula for purposes of all such employee benefit and seniority-based plans and programs.

EXCLUSIVE DEALING

    Farmers Bank has agreed that while the Affiliation Agreement is in effect, neither Farmers Bank nor any of its officers, directors, employees, agents or representatives (including, without limitation, any investment banker) shall, directly or indirectly: (i) encourage, solicit or initiate the submission of any Acquisition Proposal (as hereinafter defined) or take any other action to facilitate any inquiries or proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal; or (ii) recommend any Acquisition Proposal to Farmers Bank Stockholders or enter into any agreement or participate in any negotiations with, or furnish any information to, any person in connection with any potential Acquisition Proposal unless an unsolicited Acquisition Proposal is made and the Farmers Bank Board of Directors shall conclude, based on a written opinion of counsel, which may be based with respect to financial matters on the written opinion of a financial advisor to Farmers Bank, that its fiduciary obligations require consideration of such Acquisition Proposal because it may be in the best interests of the Farmers Bank Stockholders and is more favorable to the Farmers Bank Stockholders from a financial point of view than the Merger.

    An "Acquisition Proposal" is defined in the Affiliation Agreement as including any proposed (A) merger, consolidation, share exchange or similar transaction involving Farmers Bank, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of assets of Farmers Bank representing 10% or more of the assets of Farmers Bank,
(C) issue, sale or other disposition of securities representing 10% or more of the voting power of Farmers Bank, or (D) any transaction in which any person or group shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), or the right to acquire beneficial ownership, of 20% or more of the outstanding Farmers Bank Common Stock.

    Farmers Bank has agreed that it will promptly advise Mercshares of, and communicate to Mercshares the terms of, any such inquiry or proposal addressed to Farmers Bank or of which Farmers Bank or its respective officers, directors, employees, agents, or representatives (including, without limitation, any investment banker) has knowledge.

TERMINATION

    The Affiliation Agreement provides that it may be terminated and the Merger abandoned at any time prior to the Effective Date: (a) notwithstanding the approval of the Merger by the Farmers Bank Stockholders, by the mutual consent of Farmers Bank and Mercshares; (b) by Mercshares and Peninsula if any time Mercshares receives information from any regulatory authority, which by law is required to approve the Merger or any other aspect of the transactions provided for in the Affiliation Agreement, or which has authority to challenge the validity of the Merger in judicial proceedings or otherwise, that provides a substantial basis for concluding that the required regulatory approval will not be granted or such transactions will be so challenged; (c) by Mercshares and Peninsula if the Farmers Bank Board of Directors recommends to the Farmers Bank Stockholders, or Farmers Bank accepts, an Acquisition Proposal, or by Farmers Bank if, in compliance with the provisions of the Affiliation Agreement, the Farmers Bank Board of Directors recommends to the Farmers Bank Stockholders, or Farmers Bank accepts, an Acquisition Proposal; and (d) by Mercshares, Peninsula or Farmers Bank if the Merger is not consummated by December 31, 1997. The Affiliation Agreement provides that in the case of a termination under (c) above, Farmers Bank shall pay Mercshares a termination fee of $200,000. The Affiliation Agreement also provides that if the Affiliation Agreement is terminated by Mercshares or Peninsula by reason of a material breach by Farmers Bank, or by Farmers Bank by reason of a material breach by Mercshares or Peninsula, and such breach involves an intentional, willful or grossly negligent misrepresentation or breach of covenant, the breaching party shall be liable to the nonbreaching party for all costs and expenses reasonably incurred by such nonbreaching party.

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

    Under the appraisal rights provisions of the Financial Institutions Article of the Maryland Annotated Code, as augmented by the MGCL pursuant to Section 1-201 of the Financial Institutions Article and relevant case law, certain relevant sections of which are attached to this Prospectus and Proxy Statement as Annex C, each Farmers Bank Stockholder will be entitled to demand and receive payment of the "fair value" of his shares in cash, upon the surrender of his stock certificates, if he (i) votes against the Merger, (ii) does not accept any offer by Peninsula to pay the fair value of his shares of Farmers Bank Common Stock and (iii) within 30 days after the Effective Date of the Merger as set forth in the Certificate of Merger issued by the Commissioner of Financial Regulation, makes written demand on Peninsula for payment of his shares (a "Payment Demand"). For these purposes, abstentions and broker non-votes will not suffice as votes against the Merger; such a vote must be cast by checking the box marked "Against" on a proxy card properly submitted prior to the Special Meeting or by personal vote at the Special Meeting. Any Farmers Bank Stockholder who fails to comply with the requirements described above will be bound by the terms of the Merger.

    Upon the determination of the Effective Date of the Merger in the Certificate of Merger issued by the Commissioner of Financial Regulation, Peninsula will promptly deliver or send by certified mail, return receipt requested, to each Farmers Bank Stockholder who has voted against the Merger, written notice of the Effective Date of the Merger. Peninsula may offer to pay in cash to the Farmers Bank Stockholders who have voted against the Merger not more than what Peninsula considers to be the fair value of the Farmers Bank Common Stock as of the time of the Special Meeting. The fair value of shares for which Farmers Bank Stockholders make a Payment Demand (the "Appraisal Shares") is determined as of the date of the Farmers Bank Special Meeting. The determination of the fair value is made by a panel of three appraisers, one of whom is selected by the owners of two-thirds of the Appraisal Shares, one of whom is selected by the Board of Directors of Peninsula, and one of whom is selected by the other two appraisers. Upon the determination of the fair value of the Appraisal Shares, the appraisers must mail notice of the determination to Peninsula and to each Farmers Bank Stockholder who made a Payment Demand (the "Demanding Farmers Bank Stockholders"). Within five days after the appraisers have given notice of their fair value determination, a Demanding Farmers Bank Stockholder who is dissatisfied with the determination may notify the Commissioner of Financial Regulation who will have the Appraisal Shares reappraised. The reappraisal is final and binding as to the value of the Appraisal Shares of such dissatisfied Demanding Farmers Bank Stockholder. If the panel of appraisers fails to make a fair value determination within 90 days after the Effective Date, the Financial Institutions Article provides that the Commissioner of Financial Regulation shall have an appraisal made. Such appraisal is final and binding as to the value of all Appraisal Shares. Peninsula must pay the expenses of each appraisal made.

    The foregoing summary of the rights of Farmers Bank Stockholders contains all material information relating to the exercise of appraisal rights but does not purport to be a complete statement of the procedures to be followed by Farmers Bank Stockholders desiring to exercise their rights of appraisal. The preservation and exercise of appraisal rights are conditioned on strict adherence to the applicable provisions of the Financial Institutions Article and the MGCL. Each Farmers Bank Stockholder desiring to exercise appraisal rights should refer to Title 3, Subtitle 7, Part II, entitled "Rights of Objecting Stockholders" of the Financial Institutions Article, and relevant sections of Title 3, Subtitle 2, entitled "Rights of Objecting Stockholders" of the Corporations and Associations Article, of the Annotated Code of Maryland.

    For further information relating to the exercise of appraisal rights, see Annex C to this Prospectus and Proxy Statement.

                            CERTAIN OTHER AGREEMENTS

THE SUPPORT AGREEMENT

    As a condition to Mercshares entering into the Affiliation Agreement, certain directors and officers of Farmers Bank and persons related to them who owned an aggregate of 20,993 shares as of December 23, 1996 (approximately 23%) of the outstanding Farmers Bank Common Stock (the "Supporting Farmers Bank Affiliates") each entered into a Support Agreement (the "Support Agreement") with Mercshares. Pursuant to the Support Agreement, each of the Supporting Farmers Bank Affiliates has agreed (a) not to pledge, hypothecate, grant a security interest in, sell, transfer or otherwise dispose of or encumber nor enter into any agreement, arrangement or understanding (other than a proxy for purposes of approving the Affiliation Agreement) which would restrict, establish a right of first refusal to or otherwise relate to the transfer or voting of the shares of Farmers Bank Common Stock owned or acquired by such Supporting Farmers Bank Affiliate during the term of the Support Agreement; (b) subject to the provisions of Section 1.10 of the Affiliation Agreement with respect to the fiduciary obligations as directors of Farmers Bank, not to directly or indirectly, solicit, initiate or encourage inquiries or proposals from, or participate in discussions or negotiations with, or provide any information to, any individual or entity (other than Mercshares and its employees and agents) concerning any sale of assets, sale or exchange of stock, merger, consolidation or similar transactions involving Farmers Bank, and to use his best efforts to assure that Farmers Bank takes no such steps; (c) to promptly advise Mercshares of any such inquiry or proposal of which such Supporting Farmers Bank Affiliate has knowledge; (d) to vote his or her shares of Farmers Bank Common Stock in favor of the Affiliation Agreement and the transactions contemplated thereby, and, in his capacity as a stockholder, to use his best efforts to cause the Merger to be effected. The terms of the Support Agreement expire upon the termination of the Affiliation Agreement.

AFFILIATE UNDERTAKINGS

    In connection with the execution and delivery of the Affiliation Agreement, the Supporting Farmers Bank Affiliates also executed a memorandum, undertaking and agreement pursuant to which they have undertaken to comply with certain provisions of the federal securities laws which restrict the sale of shares of Mercshares Common Stock by such Supporting Farmers Bank Stockholders. See "THE MERGER-- Resale of Mercshares Common Stock After the Merger by Controlling Persons."

                 DESCRIPTION OF FARMERS BANK OF MARDELA SPRINGS

GENERAL

    Farmers Bank was organized in 1912 as a Maryland commercial bank. At September 30, 1996, Farmers Bank had 151 record holders of its capital stock.

    As of September 30, 1996, Farmers Bank had total assets of approximately $28 million, total deposits of approximately $25 million, and total stockholders' equity of approximately $2.5 million.

    Farmers Bank is a community-oriented institution and provides deposit, loan and other general banking services to individuals, businesses, institutions and local government entities, including demand and time deposit accounts, commercial and consumer loans, residential mortgages and home equity loans, and safe deposit boxes.

    Farmers Bank is subject to state and federal banking laws and regulations which impose specific requirements or restrictions on and provide for general regulatory oversight with respect to virtually all aspects of operations.

    Farmers Banks' main executive office is located in Mardela Springs, Maryland. The bank operates a total of three locations, including branches in Sharptown, Maryland and Salisbury, Maryland. All bank facilities are owned by Farmers Bank.

BUSINESS

    SERVICES OF FARMERS BANK OF MARDELA SPRINGS

    Farmers Bank provides service-intensive commercial and retail banking services to small and medium sized businesses and to individuals. The following types of services are offered by Farmers Bank:

    COMMERCIAL SERVICES

    - Loans, including working capital loans and lines of credit, demand, term and time loans, and loans for real estate land acquisition, development and construction, equipment and inventory financing.

    RETAIL SERVICES

    - Transaction accounts, including checking and NOW accounts

    - Savings accounts

    - Money market deposit accounts

    - Certificates of deposit

    - Individual retirement accounts

    - Christmas clubs

    - Installment and home equity loans and lines of credit

    - Residential construction and first mortgage loans

    - 24-hour automated teller machines with access to the MOST-C- and CIRRUS-C-systems

    - Travelers checks and safe deposit boxes

    - Wire transfer services

Farmers Bank does not now have general trust powers.

LENDING ACTIVITIES

    GENERAL. At September 30, 1996, the Farmers Bank loan portfolio totaled approximately $20.0 million, representing approximately 71.3% of its total assets of $28.0 million. The principal categories of loans in the bank's portfolio are residential real estate mortgage, consumer, commercial, real estate development and construction, and commercial real estate.

    LOAN PORTFOLIO COMPOSITION. The following table sets forth Farmers Bank's loans by major categories as of September 30, 1996:

                                                                         SEPTEMBER 30, 1996
                                                                      ------------------------
                                                                         AMOUNT      PERCENT
                                                                      ------------  ----------
Real Estate
  Development and construction......................................       431,371       2.12%
  Secured by farmland...............................................       987,693       4.85%
  Secured by 1-4 family residential properties
    Home equity loans...............................................     1,341,815       6.59%
    Mortgages secured by first liens................................    12,712,469      62.42%
    Mortgages secured by junior liens...............................       524,869       2.58%
  Secured by non-farm, non-residential properties...................     1,845,975       9.06%
Loans to finance agricultural production............................        86,747       0.43%
Commercial and industrial loans.....................................     1,006,485       4.94%
Overdraft protection lines of credit................................        44,943       0.22%
Consumer loans......................................................     1,189,072       5.84%
Loans to political subdivisions, including volunteer fire
 companies..........................................................       192,811       0.95%
                                                                      ------------  ----------
                                                                        20,364,250     100.00%

    COMMERCIAL LOANS. Farmers Bank originates secured and unsecured loans for business purposes. Additionally, commercial business loans are made to provide working capital to businesses in the form of lines of credit which may be secured by real estate, accounts receivable, inventory, equipment, or other assets. At September 30, 1996, approximately $1.3 million or 6.3% of Farmers Banks' total loan portfolio consisted of commercial business loans. The financial condition and cash flows of commercial borrowers are closely monitored by the submission of corporate financial statements, personal financial statements and income tax returns. The frequency of submissions of required information depends on the size and complexity of the credit and the collateral which secures the loan.

    REAL ESTATE DEVELOPMENT AND CONSTRUCTION LOANS. Farmers Bank provides interim residential real estate development and construction loans to builders, developers, and persons who will ultimately occupy the single family dwellings. The real estate development and construction loan portfolio primarily represents loans for the construction of single family dwellings.

    Farmers Bank makes residential real estate development and construction loans generally to provide interim financing on property during the construction period. These loans are generally made for 80% or less of the appraised value of the property. Residential real estate development and construction loan funds are disbursed periodically as pre-specified stages of completion are attained based upon site inspections.

    Farmers Bank has limited losses in this area of lending through careful monitoring of development and construction loans with on-site inspections and control of disbursements on loans in process. Further, to assure that reliance is not placed solely upon the value of the underlying collateral, Farmers Bank considers the financial condition and reputation of the borrower and any guarantors, the amount of the borrower's equity in the project, independent appraisals, cost estimates and pre-construction sale information.

    RESIDENTIAL REAL ESTATE MORTGAGE LOANS. Farmers Bank originates mortgage loans with a one- or three-year fixed rate period, after which they convert to a demand basis. At September 30, 1996, approximately $13.2 million or 65% of the bank's total loan portfolio consisted of this type of residential mortgage loans. Farmers Bank has advanced approximately $1.0 million or 4.9% of the September 30, 1996 total loan portfolio to farmers.

    Farmers Bank requires fire and extended coverage casualty insurance protecting the properties securing its mortgage loans. The bank does not escrow funds for real estate taxes or hazard insurance. The properties securing all of the bank's residential mortgage loans are appraised by appraisers approved by the bank's board of directors.

    Home equity loans are originated by Farmers Bank for typically up to 85% of the appraised value, less the amount of any existing prior liens on the property. Home equity loans generally consist of a ten-year revolving advance period, followed by an additional ten-year period for repayment of the balance with no additional advances allowed. Interest rates are adjusted quarterly and are tied to the Wall Street Journal's published prime rate on the first day of each calendar quarter. Farmers Bank secures these loans with mortgages on the homes (generally a second mortgage). As of September 30, 1996, approximately $1.3 million, or 6.6% of the bank's total loan portfolio consisted of home equity loans.

    COMMERCIAL REAL ESTATE MORTGAGE LOANS. Farmers Bank also originates mortgage loans secured by commercial real estate. At September 30, 1996, approximately $1.8 million or 9.1% of the bank's total loan portfolio consisted of commercial mortgage loans. Such loans are primarily secured by retail buildings, warehouses and general purpose business space. Although terms vary, Farmers Banks' commercial mortgages generally have maturities of three years or less. Farmers Bank seeks to reduce the risks associated with commercial mortgage lending by generally lending in its market area, using conservative loan-to-value ratios and obtaining periodic financial statements and tax returns from borrowers to perform annual term loan reviews.

    CONSUMER LOANS. Farmers Bank offers a variety of consumer loans to provide a full range of financial services to its customers and because such loans generally have higher interest rates than other loans. At September 30, 1996, approximately $1.2 million or 6% of the bank's total loan portfolio consisted of consumer loans.

    COMPETITION While promotional activities emphasize the many advantages of dealing with a locally-run institution closely attuned to the needs of its community, Farmers Bank faces strong competition in all areas of its operations. Farmers Bank competes principally with approximately eleven other commercial banks which operate in the vicinity of its offices, many of which have resources substantially greater than its own. Farmers Bank also encounters competition from thrift institutions, consumer loan companies, brokerage firms, investment companies, credit unions and other financial institutions. This competition comes from institutions operating in the Salisbury/Wicomico County area, which include several community commercial banks, savings banks, thrifts, and credit unions as well as branches of large regional banks such as Nationsbank, First National Bank of Maryland, Crestar, and Signet. Farmers Banks' most direct competition for deposits comes from these financial institutions as well as mutual funds and stockbrokers. Farmers Bank competes with banking entities, mortgage banking companies, and other institutional lenders for loans. The competition for loans varies from time to time based on such factors as the general availability of lendable funds, the demand for loans, general and local economic conditions, current interest rate levels, and other factors which are not readily predictable.

    EMPLOYEES As of September 30, 1996, Farmers Bank had 20 employees of whom 3 were officers, 16 were full-time employees and one was a part-time employee.

PROPERTIES

    Farmers Banks' main banking office is located on Main Street in Mardela Springs, Maryland. The other branches are located at Main & Church Streets, Sharptown, Maryland, and the corner of Beaglin Park Drive and Snow Hill Road in Salisbury, Maryland. The bank owns all three of these locations. The bank also owns a vacant lot on Main Street in Mardela Springs which is used for employee parking, and an empty building on Church Street in Sharptown.

DIVIDENDS

    After giving retroactive effect to a three-for-one stock split in 1996, Farmers Bank has declared and paid an annual cash dividend on Farmers Bank Common Stock of $0.33 per share for 1994, $0.33 per share for 1995, and a $0.34 per share dividend for 1996. Any future determination as to payment of cash dividends will be at the discretion of Farmers Banks' Board of Directors and will, subject to the Affiliation Agreement, depend on Farmers Banks' results of operations, financial condition, capital and regulatory requirements and other factors deemed relevant by the Farmers Bank Board of Directors. Since the execution of the Affiliation Agreement, Farmers Bank has also been subject to certain restrictions on the declaration and payment of dividends.

    As a depository institution whose deposits are insured by the FDIC, Farmers Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. Farmers Bank currently is not in default under any of its obligations to the FDIC. In addition, FDIC regulations also impose certain minimum capital requirements which affect the amount of cash available for the payment of dividends by a regulated banking institutions such as Farmers Bank. As a commercial bank under the Maryland Financial Institutions Law, Farmers Bank may declare cash dividends from undivided profits or, with the prior approval of the Maryland Commissioner of Financial Regulation, out of surplus in excess of 100% of its required capital stock, and (in either case) after providing for due or accrued expenses, losses, interest and taxes.

    Distributions paid by Farmers Bank to Farmers Bank Stockholders will be taxable to Farmers Bank of Mardela Springs stockholders as dividends, to the extent of Farmers Bank of Mardela Springs' accumulated or current earnings and profits.

PRICE RANGE OF COMMON STOCK

    There is no established public trading market for Farmers Bank Common Stock, which is traded lightly in privately negotiated transactions. Management does not have a history of the stock sale prices from these private trades.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table lists the number of shares of Farmers Bank Common Stock beneficially owned by directors and executive officers of Farmers Bank, and each person known by Farmers Bank to beneficially own more than five per cent of Farmers Bank Common Stock, as of November 30, 1996. Unless otherwise indicated, the individuals named below have sole voting and investment power over all shares beneficially owned by them.

                                                         SHARES OF FARMERS BANK
                                                       COMMON STOCK BENEFICIALLY
                                                                 OWNED
                                                      ----------------------------
                                                                     PERCENT OF
NAME AND ADDRESS(1)                                     NUMBER          CLASS
----------------------------------------------------  -----------  ---------------
Margaret T. Bennett.................................       7,716             8%
Margaret C. Bounds..................................      11,796            13%
Marvin O. Tilghman..................................       7,994             9%
Anna M. Ulm.........................................       6,840             7%
Thomas L. Bounds, Director (2)......................       3,000          3.26%
Milton G. Catlin, Director (3)......................       1,668          1.81%
Robert E. Holloway, Director........................         144              *
John B. Robins, IV, Director (4)....................       9,972         10.84%
Donald C. Sewell, Director (5)......................       3,816          4.15%
William R. Webster, Director........................         905          0.98%
Richard W. Wright, Director (6).....................       2,124          2.31%
All directors and executive officers as a group (10
  persons)..........................................      24,497         26.62%

------------------------

*   Indicated holdings of less then one per cent.

(1) Each stockholder's address is at Home Bank's principal executive offices unless otherwise noted.

(2) Includes 2,664 shares owned jointly with spouse.

(3) Includes 60 shares owned jointly with spouse and 1,152 shares owned by a trust of which Mr. Catlin serves as trustee.

(4) Includes 3,228 shares owned by John B. Robins, IV, P.A., of which Mr. Robins is a principal.

(5) Includes 816 shares owned jointly with children.

(6) Includes 1,752 shares owned jointly with spouse and child.

                         SELECTED FINANCIAL INFORMATION

    This selected financial information for Farmers Bank does not purport to be complete and is qualified in its entirety by more detailed financial information and the financial statements contained elsewhere herein. The selected financial information for Farmers Bank for the periods ended September 30, 1996 and 1995 have been derived from Farmers Bank's unaudited financial statements. In the opinion of Farmers Bank's management, such data include all normal recurring adjustments necessary for a fair presentation of results for such interim periods. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be obtained for the entire year ended December 31, 1996.

                                    THREE QUARTERS
                                        ENDED
                                ----------------------
                                 9/30/96     9/30/95
                                ----------  ----------
INCOME STATEMENT DATA
  Interest and dividend
    revenue...................   1,610,662   1,442,453
  Interest expense............     770,169     628,409
  Net interest income.........     840,493     814,044
  Provision for credit
    losses....................           0           0
  Other operating revenue.....      99,994      70,684
  Other operating expense.....     711,535     793,094
  Income taxes................      75,033      16,059
  Cumulative effect of change
    in accounting for income
    taxes.....................           0           0
  Net income..................     153,919      75,575

BALANCE SHEET DATA, AT PERIOD
  END
  Total assets................  28,004,469  27,147,473
  Total loans, net of deferred
    fees & costs and allowance
    for credit losses.........  19,966,266  17,689,548
  Total deposits..............  25,336,353  24,724,864
  Total stockholders'
    equity....................   2,451,471   2,283,537

PER COMMON SHARE DATA (a)
  Net income..................       $1.67       $0.82
  Cash dividends declared.....       $0.00       $0.00
  Book value..................      $26.64      $24.81

RATIOS
  Return on average assets....        0.75%       0.41%
  Return on average equity....        7.94%       4.12%
  Average equity to average
    assets....................        8.67%       9.09%
  Cash dividends declared to
    net income................        0.00%       0.00%
  Period-end capital to
    period-end risk-weighted
    assets:
    Tier 1....................       12.99%      14.61%
    Total.....................       14.08%      15.83%
  Period-end Tier 1 leverage
    ratio (b).................        8.81%       8.44%


                                                       YEARS ENDED
                                ----------------------------------------------------------
                                 12/31/95    12/31/94    12/31/93    12/31/92    12/31/91
                                ----------  ----------  ----------  ----------  ----------
INCOME STATEMENT DATA
  Interest and dividend
    revenue...................   1,961,874   1,736,758   1,608,953   1,590,012   1,686,929
  Interest expense............     880,350     645,810     613,839     646,790     825,098
  Net interest income.........   1,081,524   1,090,948     995,114     943,222     861,831
  Provision for credit
    losses....................           0           0           0      20,000           0
  Other operating revenue.....      94,986      55,081      68,427      49,464      66,612
  Other operating expense.....   1,020,592     947,859     886,536     764,871     791,868
  Income taxes................      28,301      35,692      50,307      57,687      24,367
  Cumulative effect of change
    in accounting for income
    taxes.....................           0           0      10,472           0           0
  Net income..................     127,617     162,478     137,170     150,128     112,208
BALANCE SHEET DATA, AT PERIOD
  END
  Total assets................  26,864,811  23,000,619  22,233,732  17,605,569  17,363,558
  Total loans, net of deferred
    fees & costs and allowance
    for credit losses.........  18,131,390  16,140,889  13,652,786  11,514,570  11,468,233
  Total deposits..............  24,433,386  20,757,777  20,075,696  15,504,656  15,353,661
  Total stockholders'
    equity....................   2,316,858   2,184,620   2,084,364   1,977,870   1,850,749
PER COMMON SHARE DATA (a)
  Net income..................       $1.39       $1.77       $1.49       $1.63       $1.22
  Cash dividends declared.....       $0.33       $0.33       $0.33       $0.25       $0.25
  Book value..................      $25.18      $23.74      $22.65      $21.49      $20.11
RATIOS
  Return on average assets....        0.51%       0.69%       0.67%       0.86%       0.65%
  Return on average equity....        5.68%       7.44%       6.70%       8.11%       6.15%
  Average equity to average
    assets....................        8.93%       9.28%      10.02%      10.57%      10.57%
  Cash dividends declared to
    net income................       24.04%      18.88%      22.36%      15.32%      20.50%
  Period-end capital to
    period-end risk-weighted
    assets:
    Tier 1....................       14.49%      16.70%      17.47%      22.15%      19.98%
    Total.....................       15.72%      17.95%      18.73%      23.41%      21.49%
  Period-end Tier 1 leverage
    ratio (b).................        9.12%       9.42%      10.21%      11.29%      10.72%

------------------------------

(a) Per share data for 1991 through 1996 have been adjusted to reflect the 100% stock dividend in December 1993 and a three-for-one stock split in March 1996.

(b) The FDIC capital guidelines for banks require minimum ratios of capital to risk-based assets of 4% for Tier 1 capital and 8% for total capital. Farmers Bank must also maintain a minimum capital leverage ratio of 3% to 5% of Tier 1 capital to total assets.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

    Farmers Bank's net income for 1995 was $127,617, approximately $35 thousand (21%) lower than 1994. Net income for 1994 was $162,478, which was $25 thousand (18%) higher than 1993. On a per-share basis, net income was $1.39 in 1995, $1.77 in 1994, and $1.49 in 1993, after giving retroactive effect to the 3-for-1 stock split recorded in 1996. The decline in net income from 1994 to 1995 was due mainly to losses related to two OREO properties. These losses and OREO-related expenses totaled $85,505, or approximately 8% of net interest income. Additionally, Farmers Bank adopted a strategy of somewhat decreased interest rate spread in order to attract deposits and thereby grow the bank's assets in 1995. Farmers Bank opened its Salisbury branch in February 1993, which somewhat depressed earnings. Net income increased from $75,575 for the first nine months of 1995 to $153,919 during the same period in 1996, a 104% increase.

    Farmers Banks' loan portfolio increased $2.5 million (18.2%) from 1993 to 1994, and a further $2 million (12.3%) in 1995. During the first three quarters of 1996, the loan portfolio increased $1.8 million (10.1%) to approximately $20 million. Farmers Bank's loan growth can be attributed to (a) the opening of the Salisbury branch in 1993; (b) the relocation of the President, Roger E. Vandegrift, II, to the Salisbury market, with his strength in lending and his familiarity with the Salisbury market; and (c) Farmers Bank's new Home Equity Loan product, introduced in June of 1995.

    Farmers Bank's assets increased by $767 thousand in 1994, a 3.4% increase. However, in 1995 the bank enjoyed a growth rate of 16.8%, or nearly $4 million in assets. For the first nine months of 1996, the bank's assets have grown by $1.1 million, or 4.2%.

    The following sections provide a detailed analysis regarding Farmers Bank's financial condition and results of operations.

INTEREST REVENUE

    Farmers Bank's loan interest revenue increased by about 5.6% from 1993 to 1994. This increase was due to an 18.2% increase in loan balances which was partially offset by a 100 basis-point decrease in mortgage loan rates during that period. Loan revenues increased another 15.4% in 1995, as the Bank enjoyed a continued 12.3% increase in loan balances and a 75 basis-point increase in mortgage loan rates. During the twelve-month period from September 30, 1995 to September 30, 1996, loan revenues increased 10.19%, most of which is due to increased loan volume, with only a slight decrease in mortgage rates.

    Farmers Bank's investment securities interest revenues increased from 1993 to 1994 principally because of Farmers Bank's rapid deposit growth during that period. In 1995, the Bank's loan demand caught up with the deposit growth, and some securities were sold and others were allowed to mature without replacement in order to fund the increased loan demand. This reduced level of investment securities resulted in decreased revenue for 1995. Comparing the first three quarters of 1996 with the same period during 1995, we find that investment securities revenues increased because both the balances and the prevailing interest rates rose.

    Farmers Bank's revenues from Federal Funds sold showed a decrease from 1993 to 1994, because the Bank decreased its Federal Funds balances in order to fund loan growth. During 1995, Federal Funds revenues increased because Farmers Bank was aggressively attracting deposits.

INTEREST EXPENSE

    Farmers Bank experienced an approximate 5.2% increase in interest expense from 1993 to 1994. This increase was due to a 3.4% increase in deposit growth, mostly in certificates of deposit. Additionally, there was an approximate 80 basis point increase in Farmers Bank's certificate of deposit rates during 1994. In 1995, Farmers Bank experienced 17.7% deposit growth rate in deposits. Farmers Bank's strategy was to price certificates of deposit aggressively, which is reflected in the 36.3% increase in interest expense in 1995. The increase in interest expense in the first three quarters of 1996 is a reflection of the continued growth of Farmers Bank's certificate of deposit portfolio.

NET INTEREST INCOME

    The following table provides further analysis of the change in net interest income during 1994, 1995, and the first three quarters of 1996.

                                        THREE QUARTERS ENDED SEPT 30
                                            1996 COMPARED TO 1995        YEAR ENDED DECEMBER 30, 1995
                                                 (UNAUDITED)                   COMPARED TO 1994
                                         INCREASE/(DECREASE) DUE TO       INCREASE/(DECREASE) DUE TO
                                       -------------------------------  -------------------------------
                                       INCREASE/                        INCREASE/
                                       (DECREASE)  VOLUME      RATE     (DECREASE)  VOLUME      RATE
                                       ---------  ---------  ---------  ---------  ---------  ---------
Interest Revenue
  Loans..............................  $ 123,466  $ 157,654  $ (34,188) $ 219,133  $ 220,958  $  (1,825)
  Investment securities
    Fully taxable....................     54,571     38,509     16,062    (44,331)   (57,018)    12,687
    Tax-advantaged...................     (9,331)    (8,409)      (922)      (317)      (469)       152
  Federal funds sold.................     (1,057)     4,930     (5,987)    59,165     27,605     31,560
  Interest-bearing deposits in other
    banks............................        560        341        219     (8,534)    (8,277)      (257)
                                       ---------  ---------  ---------  ---------  ---------  ---------
                                         168,209    193,025    (24,816)   225,116    182,799     42,317
                                       ---------  ---------  ---------  ---------  ---------  ---------
Interest Expense
  Checking accounts..................      1,030      1,030          0     (1,362)    (2,130)       768
  Savings deposits...................     (1,804)    (2,014)       210      4,187    (24,505)    28,692
  Time deposits......................    145,397     98,932     46,465    230,198    122,742    107,456
  Short-term borrowings..............     (2,863)    (2,863)         0      1,517      1,669       (152)
                                       ---------  ---------  ---------  ---------  ---------  ---------
      Total interest expense.........    141,760     95,085     46,675    234,540     97,776    136,764
                                       ---------  ---------  ---------  ---------  ---------  ---------

  NET INTEREST INCOME................  $  26,449  $  97,940  $ (71,491) $  (9,424) $  85,023  $ (94,447)
                                       ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------

INCOME TAXES

    In 1994 and 1995 Farmers Bank's effective tax rate on earnings was 18.0% and 18.2% respectively. These effective rates differ from statutory rates due primarily to tax-exempt income, the surtax exemption, and non-deductibility of some interest and other expenses.

LIQUIDITY

    Liquidity describes the ability of Farmers Bank to meet financial obligations that arise during the normal course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of the customers of Farmers Bank, as well as for meeting current and planned expenditures. Farmers Bank derives liquidity through customer deposits, available lines of credit with other banks, the maturity distribution and classification status (held to maturity vs. available for sale) of the investment portfolio, loan repayments and income. Farmers Bank maintains a portfolio of readily marketable investments that could be converted to cash on an immediate basis except for those securities pledged to secure deposits of public funds and those designated "Held to Maturity."

    At September 30, 1996, Farmers Bank had available lines of credit of $250 thousand in overnight federal funds and $1 million in reverse repurchase agreements from other banks. Management of Farmers

Bank believes that its current capital, short-term investments, and lines of credit will satisfy the bank's cash and capital needs for the foreseeable future.

INTEREST RATE SENSITIVITY

    Interest rate sensitivity is an important factor in the management of the composition and maturity configurations of Farmers Bank's earning assets and funding sources. The Asset/Liability Committee reviews the interest rate sensitivity position in order to maintain an appropriate balance between the maturity and repricing characteristics of assets and liabilities that is consistent with the bank's liquidity, growth and capital adequacy goals. It is the objective of the Asset/Liability Committee to maximize net interest margins during periods of volatile as well as stable interest rates, to attain earnings growth and to maintain sufficient liquidity to satisfy depositors' requirements and meet credit needs of customers.

    The following table summarizes the anticipated maturities or repricing of Farmers Bank's interest-earning assets and interest-bearing liabilities as of September 30, 1996, and Farmers Bank's interest sensitivity gap (i.e., interest-earning assets less interest-bearing liabilities). A positive sensitivity gap for any time period means that more interest-earning assets will mature or reprice during that time period than interest-bearing liabilities. During periods of rising interest rates, a short-term negative interest sensitivity gap position generally decreases net income, and during periods of falling interest rates, a short-term negative interest sensitivity gap position would generally increase net interest income. A risk factor which has not been incorporated into the table is prepayment or extension risk associated with changes in general market rates.

                                                           INTEREST SENSITIVITY PERIOD
                                                             (DOLLARS IN THOUSANDS)
                                  -----------------------------------------------------------------------------
SEPTEMBER 30, 1996
                                   DEMAND &
                                  LESS THAN 3    3 TO       6 TO      1 TO 2     2 TO 3      OVER
                                      MOS      6 MONTHS   12 MONTHS    YEARS      YEARS     3 YEARS     TOTAL
                                  -----------  ---------  ---------  ---------  ---------  ---------  ---------
INTEREST-EARNING ASSETS
Investment securities (1).......   $     287   $     250  $     407  $   1,480  $     562  $   2,610  $   5,596
Federal Funds Sold..............         390           0          0          0          0          0        390
Loans (2).......................      10,518       1,104      3,064      2,803      1,881        596     19,966
                                  -----------  ---------  ---------  ---------  ---------  ---------  ---------
TOTAL INTEREST-EARNING ASSETS...      11,195       1,354      3,471      4,283      2,443      3,206     25,952
                                  -----------  ---------  ---------  ---------  ---------  ---------  ---------

INTEREST-BEARING LIABILITIES
Savings Accounts................       4,536           0          0          0          0          0      4,536
MMDA Accounts...................       3,350           0          0          0          0          0      3,350
NOW Accounts....................         691           0          0          0          0          0        691
Federal Funds Purchased.........           0           0          0          0          0          0          0
CD's & Other Time Accounts......       1,574       2,267      2,433      2,513      1,175      2,898     12,860
                                  -----------  ---------  ---------  ---------  ---------  ---------  ---------
TOTAL INTEREST-BEARING
  LIABILITIES...................      10,151       2,267      2,433      2,513      1,175      2,898     21,437
                                  -----------  ---------  ---------  ---------  ---------  ---------  ---------

Interest Sensitivity GAP........       1,044        (913)     1,038      1,770      1,268        308
Cumulative Interest Sensitivity
  GAP...........................   $   1,044   $     131  $   1,169  $   2,939  $   4,207  $   4,515
Cumulative Interest Sensitivity
  GAP Ratio.....................       4.02%       0.51%      4.51%     11.33%     16.21%     17.40%

------------------------

(1) Securities are stated at book value for HTM and fair market value for AFS

(2) Loans are stated net of deferred fees and costs and net of allowance for credit losses.

    The analysis provided in the table above includes the following assumptions:
Fixed-rate loans are scheduled by anticipated principal repayment streams, and variable-rate loans are scheduled by repricing date. Investment securities are scheduled by most-likely call date (where applicable) or by maturity date. Due to their liquid nature, the entire balance of SuperNOW, savings and money market accounts is assumed to be sensitive within three months. Farmers Bank's goal is generally to maintain a balanced cumulative gap position (within a range of plus or minus 20%) over the time periods shown in order to mitigate the impact of changes in interest rates on liquidity, interest margins and operating results.

ANALYSIS OF INVESTMENT SECURITIES

    The composition of the Farmers Bank's investment portfolio as of December 31, 1993, 1994, 1995, and September 30, 1996, valued at amortized cost, is as follows:

                                             09/30/96    12/31/95    12/31/94    12/31/93
                                            ----------  ----------  ----------  ----------
U.S. Treasury Securities..................     600,271     600,381     950,517     800,827
Federal Agency Securities.................   3,119,795   2,519,723   2,070,883   2,779,064
Mortgage-backed Securities................     707,916     487,671     272,043     200,087
Equity Securities.........................           0           0           0           0
State and Municipal Securities............   1,191,508   1,401,809   1,462,898   1,317,748
                                            ----------  ----------  ----------  ----------
                                             5,619,490   5,009,584   4,756,341   5,097,726
                                            ----------  ----------  ----------  ----------
                                            ----------  ----------  ----------  ----------

    Farmers Bank adopted Statement of Financial Accounting Standards No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES in January 1994 and, accordingly, segregated the portfolio between securities held to maturity and securities available for sale. The increase in the total of investment securities of approximately $863,000 since December 31, 1994, is the result of general deposit growth.

    At September 30, 1996, the estimated weighted average life of investments in debt securities was 4.29 years. The amortized cost and estimated fair values and tax equivalent yield of debt securities at September 30, 1996, by contractual maturities, are shown below:

SEPTEMBER 30, 1996

                                          SECURITIES HELD TO MATURITY
                                -----------------------------------------------
                                AMORTIZED  UNREALIZED   UNREALIZED   ESTIMATED
                                  COST       GAINS        LOSSES     FAIR VALUE
                                ---------  ----------   ----------   ----------
U. S. Treasury Securities
  Due in one year or less.....   600,271         0        (5,941)      594,330
Federal Agency Securities
  Due in one year or less.....    98,547     1,239             0        99,786
  Due after one year through
    five years................  1,147,454        0       (21,766)    1,125,688
  Due over five years through
    ten years.................   200,000         0        (5,874)      194,126
State and Municipal Securities
  (1)
  Due in one year or less.....   351,190       454           (63)      351,581
  Due after one year through
    five years................   673,554     6,962        (2,311)      678,205
Mortgage-Backed Securities
  Due after one year through
    five years................     7,643       280             0         7,923
  Due over five years through
    ten years.................    77,602       302             0        77,904
  Due after ten years.........   212,269         0        (5,683)      206,586
                                ---------    -----      ----------   ----------
      Total...................  3,368,530    9,237       (41,638)    3,336,129
                                ---------    -----      ----------   ----------
                                ---------    -----      ----------   ----------

                                         SECURITIES AVAILABLE FOR SALE
                                -----------------------------------------------
                                AMORTIZED  UNREALIZED   UNREALIZED   ESTIMATED
                                  COST       GAINS        LOSSES     FAIR VALUE
                                ---------  ----------   ----------   ----------
U. S. Treasury Securities
  Due in one year or less.....         0          0             0            0
Federal Agency Securities
  Due in one year or less.....   375,000        157        (1,118)     374,039
  Due after one year through
    five years................  1,298,793       469       (20,983)   1,278,279
  Due over five years through
    ten years.................         0          0             0            0
State and Municipal Securities
  (1)
  Due in one year or less.....   166,764          0          (437)     166,327
  Due after one year through
    five years................         0          0             0            0
Mortgage-Backed Securities
  Due after one year through
    five years................    86,752          0        (1,104)      85,648
  Due over five years through
    ten years.................         0          0             0            0
  Due after ten years.........   323,651        647        (2,074)     322,224
                                ---------  ----------   ----------   ----------
      Total...................  2,250,960     1,273       (25,716)   2,226,517
                                ---------  ----------   ----------   ----------
                                ---------  ----------   ----------   ----------

------------------------

(1) All of the obligations of states and political subdivisions are rated "A" or higher by either Moody's Investors Services or Standard & Poor's Corporation.

ANALYSIS OF LOANS

    The table below represents a breakdown of loan balances of Farmers Bank. Farmers Bank has no foreign loans.

                                                                                  DECEMBER 31,
                                                          SEPTEMBER 30,  -------------------------------
                                                              1996         1995       1994       1993
                                                          -------------  ---------  ---------  ---------
                                                                                       (IN THOUSANDS)
Demand and time.........................................          649          291        309        450
Installment.............................................        1,904        1,889      1,871      1,420
Mortgage and home equity................................       17,619       16,146     14,180     12,022
                                                               ------    ---------  ---------  ---------
      Total loans, net of deferred fees and costs.......       20,172       18,326     16,360     13,892
                                                               ------    ---------  ---------  ---------
                                                               ------    ---------  ---------  ---------

    Loan concentrations: Farmers Bank lends to customers primarily located in the Delmarva region. Although the loan portfolio is diversified, its performance will be influenced by the economy of the region.

    The following table shows the contractual final maturities and interest rate sensitivities of loans of Farmers Bank at September 30, 1996. Some loans may include contractual installment payments which are not reflected in the tables until final maturity. In addition, Farmers Bank's experience indicates that a significant number of loans will be extended or repaid prior to contractual final maturity. Consequently, the table cannot necessarily be viewed as an accurate forecast of future cash payments.

                                 SEPTEMBER 30,
                                     1996
                                IN ONE YEAR OR    AFTER 1 THROUGH
                                     LESS             5 YEARS        AFTER 5 YEARS
                                ---------------   ---------------   ----------------
                                FIXED  VARIABLE   FIXED  VARIABLE   FIXED   VARIABLE
                                -----  --------   -----  --------   ------  --------
                                                   (IN THOUSANDS)
Commercial....................    587       0        37        0        25      0
Real estate-mortgage..........  1,262   1,271     3,518        0    11,759      0
Consumer......................    166       0     1,651        0        87      0
                                                                               --
                                -----  --------   -----  --------   ------
                                2,015   1,271     5,206        0    11,871      0
                                                                               --
                                                                               --
                                -----  --------   -----  --------   ------
                                -----  --------   -----  --------   ------

    The following table provides information concerning non-performing loans, past due loans and non-performing assets (including other real estate owned and property in liquidation).

                                                                                       DECEMBER 31,
                                                               SEPTEMBER 30,  -------------------------------
                                                                   1996         1995       1994       1993
                                                               -------------  ---------  ---------  ---------
                                                                               (IN THOUSANDS)
Non-Performing Loans:
  Nonaccrual Loans (1).......................................            0            0          0          0
  Restructured Loans (2).....................................            0            0          0          0
                                                                    ------    ---------  ---------  ---------
      Total Non-Performing Loans.............................            0            0          0          0
Other Real Estate Owned & Property in Liquidation (3)........          269          269        219         10
                                                                    ------    ---------  ---------  ---------
      Total Non-Performing Assets............................          269          269        219         10
Loans Past Due 90 Days or More (4)...........................            4           34        122         30
                                                                    ------    ---------  ---------  ---------
      Total Non Performing Assets and Past Due Loans.........          273          303        341         40
                                                                    ------    ---------  ---------  ---------
                                                                    ------    ---------  ---------  ---------
Non-Performing Assets to Total Loans.........................        1.33%        1.47%      1.34%      0.07%
Non-Performing Assets and Past Due Loans to Total Loans, Net
  of Deferred Fees and Costs.................................        1.35%        1.65%      2.09%      0.29%

------------------------

(1) When scheduled principal or interest payments are past due 90 days or more on any loan not fully secured by collateral or not in the process of collection, the accrual of interest income is discontinued and recognized only as collected. The loan is restored to accrual status when all amounts past due have been paid and the borrower has demonstrated the ability to service the debt on a current basis.

(2) Restructured loans are "troubled debt restructurings" as defined in Statement of Financial Accounting Standards No. 15. Nonaccrual loans are not included in these totals.

(3) Other real estate and property in liquidation were collateral on loans to which Farmers Bank had taken title. This property, which is held for resale, is carried at the lower of fair value or principal balance of the related loan.

(4) Past due loans are loans that were contractually past due 90 days or more as to principal or interest payments at the dates indicated. Nonaccrual and restructured loans are not included in these totals.

    As of September 30, 1996, there were no interest-bearing assets, other than loans, classifiable as nonaccrual, 90 days past due, restructured or problem assets.

    Farmers Bank provides for loan losses based on a review of its loan portfolio through the establishment of an allowance for loan losses (the "Allowance") by provisions charged against earnings. Net charge-offs are applied against the Allowance, and the Allowance balance is evaluated monthly by management and the Farmers Bank Board of Directors to determine its adequacy to absorb potential future charge-offs of existing loans. The factors used by management and Farmers Bank Board in determining the adequacy of the Allowance include the historical relationships among loans outstanding; credit loss experience and the current level of the Allowance; a continuing evaluation of non-performing loans and loans classified by management as having potential for future deterioration taking into consideration collateral value and the financial strength of the borrower and guarantors; and a continuing evaluation of the present and future economic environment. Regular review of the loan portfolio's quality is conducted by Farmers Bank's loan officers and a committee of Directors. In addition, bank regulatory agencies and independent accountants periodically review the loan portfolio. At September 30, 1996, the Allowance was 1.02% of total loans, net of deferred fees and costs. The Allowance at September 30, 1996 is considered by Farmers Bank's management and Board of Directors to be sufficient to address the risks in the current loan portfolio. If charges against the Allowance should exceed the amount of the Allowance or are substantial in relation to the Allowance, it would be necessary to restore the Allowance to an adequate level through charges to operating expenses.

    The following table presents certain information regarding loan loss experience and the Allowance for Loan Losses:

                                                                                     YEARS ENDED DECEMBER 31,
                                                                   SEPTEMBER 30,  -------------------------------
                                                                       1996         1995       1994       1993
                                                                   -------------  ---------  ---------  ---------
                                                                                   (IN THOUSANDS)
Allowance at Beginning of Period.................................           195         219        239        220
  Less Losses Charged Off:
    Installment..................................................             1          12         70         23
    Mortgage.....................................................             0          26          0          0
    Commercial and Other Loans...................................             0           2          0          4
                                                                   -------------  ---------  ---------  ---------
  Total Losses Charged Off.......................................             1          40         70         27
  Recoveries of Losses Previously Charged Off:
    Installment..................................................             4          13         48         40
    Mortgage.....................................................             8           1          1          1
    Commercial and Other Loans...................................             0           1          5          0
                                                                   -------------  ---------  ---------  ---------
  Total Recoveries...............................................            12          16         50         46
Net Losses Charged Off (Recoveries)..............................           (11)         24         20        (19)
Provisions to Allowance Charged to Operating Expenses............             0           0          0          0
                                                                   -------------  ---------  ---------  ---------
Allowance at End of Period (1)...................................           206         195        219        239
                                                                   -------------  ---------  ---------  ---------
                                                                   -------------  ---------  ---------  ---------
Ratio of Net Charge-Offs (Recoveries) to Average Total Loans
  (1)............................................................         0.00%       0.14%      0.13%     (0.15%)
Ratio of Allowance to Non-Performing and Past Due Loans (1)......       50.97:1      5.77:1     1.79:1        8:1
Ratio of Allowance to Loans, Net of Deferred Fees and Costs......         1.02%       1.06%      1.34%      1.72%

------------------------

(1) There is no direct relation between the size of the Allowance (and the related provision for credit losses) and the non-performing and past due loans. Accordingly, the ratio of Allowance to non-performing and past due loans may tend to fluctuate widely.

    The Allowance of $206,000 at September 30, 1996 represented 1.02% of gross loans at September 30, 1996. At December 31, 1995, the Allowance was 1.06% of gross loans. There was no provision for credit losses made during the first three quarters of 1996 because of minimal credit losses and adequate funding of the Allowance based on the risk categorization of loans. Farmers Bank's management and Directors plan to make a provision of $10,000 during the last quarter of 1996 to ensure that the Allowance remains above the 1% level. As of September 30, 1996, there were approximately $4,000 in loans past due 90 days, and there were no non-accrual loans.

    A breakdown of the Allowance is provided in the table below; however, Farmers Bank's management and Directors do not believe that the Allowance can be fragmented by category with any precision that would be useful. The breakdown of the Allowance is based primarily on those factors discussed previously in evaluating the adequacy of the Allowance as a whole. Since all of those factors are subject to change, the breakdown is not necessarily indicative of the category of future credit losses. The following table presents the allocation of the Allowance among the various loan categories:

                                                                                                   YEARS ENDED DECEMBER 31,
                                                                                  SEPTEMBER 30,    ------------------------
                                                                                      1996            1995         1994
                                                                                -----------------     -----        -----
                                                                                              (IN THOUSANDS)
Demand and time...............................................................              7               3            4
Installment...................................................................             21              22           25
Mortgage and home equity......................................................            178             170          190
                                                                                          ---             ---          ---
                                                                                          206             195          219
                                                                                          ---             ---          ---
                                                                                          ---             ---          ---


                                                                                  1993
                                                                                ---------

Demand and time...............................................................        N/A
Installment...................................................................        N/A
Mortgage and home equity......................................................        N/A
                                                                                      ---
                                                                                      239
                                                                                      ---
                                                                                      ---

    The table below provides a percentage breakdown of the loan portfolio by category to total loans less unearned income:

                                                                                          DECEMBER 30,
                                                                SEPTEMBER 30,  ----------------------------------
                                                                    1996          1995        1994        1993
                                                                -------------  ----------  ----------  ----------
Demand and time...............................................         3.22%        1.59%       1.89%       3.24%
Installment...................................................         9.44%       10.31%      11.44%      10.22%
Mortgage and home equity......................................        87.34%       88.10%      86.67%      86.54%
                                                                -------------  ----------  ----------  ----------
      Total loans, net of deferred fees and costs.............       100.00%      100.00%     100.00%     100.00%
                                                                -------------  ----------  ----------  ----------
                                                                -------------  ----------  ----------  ----------

DEPOSITS ANALYSIS

    The following table sets forth the average deposit balances and average rates paid on deposits during the periods indicated.

                                       PERIOD ENDED
                                ---------------------------
                                         09/30/96
                                ---------------------------
                                      (IN THOUSANDS)
                                AVERAGE   AVERAGE   AVERAGE
                                 RATE     BALANCE    RATE
                                -------   -------   -------
Total Noninterest-Bearing
  Demand Deposits.............             4,022
Interest-Bearing Deposits:
  Checking Accounts...........    2.75%      477      2.75%
  Savings Accounts............    3.27%    4,419      3.06%
  Money Market Accounts.......    3.28%    3,689      3.54%
  Certificates of Deposit,
    $100,000 or More..........    5.53%    1,707      5.90%
  Other Time Deposits.........    5.62%   10,977      5.89%
                                -------   -------   -------
Total Interest-Bearing
  Deposits....................    4.55%   21,269      4.82%
                                -------   -------   -------
                                                    -------
Total Deposits................            25,291
                                          -------
                                          -------

                                           YEARS ENDED DECEMBER 31,
                                -----------------------------------------------
                                 1995                1994                1993
                                -------   ---------------------------   -------

                                AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE
                                BALANCE    RATE     BALANCE    RATE     BALANCE
                                -------   -------   -------   -------   -------
Total Noninterest-Bearing
  Demand Deposits.............   3,435               3,696               2,830
Interest-Bearing Deposits:
  Checking Accounts...........     430      3.10%      513      2.57%      345
  Savings Accounts............   4,003      3.37%    4,333      2.95%    3,499
  Money Market Accounts.......   4,269      3.33%    4,752      2.93%    5,278
  Certificates of Deposit,
    $100,000 or More..........   1,604      4.46%    1,212      4.47%      688
  Other Time Deposits.........   8,998      4.92%    6,708      4.62%    5,560
                                -------   -------   -------   -------   -------
Total Interest-Bearing
  Deposits....................  19,304      3.98%   17,518      3.68%   15,370
                                -------   -------   -------   -------   -------
                                          -------   -------   -------   -------
Total Deposits................  22,739              21,214              18,200
                                -------             -------             -------
                                -------             -------             -------

    The following table provides the maturities of certificates of deposit of Farmers Bank of Mardela Springs in amounts of $100,000 or more. Farmers Bank of Mardela Springs had no brokered deposits as of September 30, 1996.

                                                                                                    DECEMBER 30,
                                                                           SEPTEMBER 30,   -------------------------------
                                                                               1996          1995       1994       1993
                                                                          ---------------  ---------  ---------  ---------
                                                                                           (IN THOUSANDS)
Maturing or Repricing in:
  3 Months or Less......................................................           209           100        200        202
  Over 3 Months Through 12 Months.......................................           720           309        504        300
  Over 12 Months........................................................           821         1,132        620        710
                                                                                 -----     ---------  ---------  ---------
      Total.............................................................         1,750         1,541      1,324      1,212
                                                                                 -----     ---------  ---------  ---------
                                                                                 -----     ---------  ---------  ---------

OTHER BORROWED FUNDS

    Farmers Bank had no other borrowed funds at September 30, 1996, or as of December 31, 1993, 1994, or 1995.

CAPITAL ADEQUACY

    The FDIC has historically determined the adequacy of a bank's capital resources by comparison of its capital to its assets. Specifically, capital adequacy is based on the ratios of Tier 1 capital to risk-weighted assets and qualifying total capital to risk-weighted assets. The FDIC's capital adequacy guidelines require Farmers Bank of Mardela Springs to maintain specific minimum amounts of capital and additional amounts based upon the amount and nature of their assets and commitments currently at risk. The rules specify four categories of asset or commitment risk, with each category being assigned a weight of 0% through 100% depending upon the risk involved. Each asset or commitment of Farmers Bank is categorized and weighted appropriately, and the capital of Farmers Bank is then compared to the aggregate value of such risk-weighted assets or commitments to determine if additional capital is required. At September 30, 1996, Farmers Bank's ratio of qualifying total capital to risk-weighted assets was 14.08% as compared to the regulatory guideline of 8%. Failure to meet the capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal bank regulatory agencies.

    The tables below represent Farmers Bank capital position relative to its various minimum statutory and regulatory capital requirements at September 30, 1996.

LEVERAGE CAPITAL RATIO
  SEPTEMBER 30, 1996

                                                                                PERCENT OF
                                                                               AVERAGE TOTAL
                                                                  AMOUNT          ASSETS
                                                                -----------  -----------------
                                                                (DOLLARS IN
                                                                THOUSANDS)
Tier 1 Capital (1)............................................       2,467           8.90%
Leverage Capital Ratio Requirement............................         831           3.00%
                                                                -----------         ------
  Excess......................................................       1,636           5.90%
                                                                -----------         ------
                                                                -----------         ------
Average Total Assets..........................................      27,712
                                                                -----------
                                                                -----------

RISK-BASED CAPITAL RATIO
  SEPTEMBER 30, 1996

                                                                            PERCENT OF
                                                            AMOUNT      RISK-BASED CAPITAL
                                                          -----------  --------------------
                                                          (DOLLARS IN
                                                          THOUSANDS)
Tier 1 (1)..............................................       2,467            12.99%
Risk-Based Tier 1 Capital Requirement...................         760             4.00%
                                                          -----------          -------
  Excess................................................       1,707             8.99%
                                                          -----------          -------
                                                          -----------          -------
Tier 1 Capital (1)......................................       2,467            12.99%
Tier 2 Capital..........................................         206             1.08%
                                                          -----------          -------
  Total Risk-Based Capital (3)..........................       2,673            14.08%
Fully Phased-In Risk-Based Capital Requirement..........       1,519             8.00%
                                                          -----------          -------
  Excess................................................       1,154             6.08%
                                                          -----------          -------
                                                          -----------          -------
Risk-Weighted Assets....................................      18,988
                                                          -----------
                                                          -----------

------------------------

(1) Tier 1 Capital consists of capital stock, surplus, and undivided profits

(2) Tier 2 Capital consists of the allowable portion of the Allowance for Loan Loss

(3) Total Risk-Based Capital represents the sum of Tier 1 and Tier 2 capital

    In September, 1993, the federal bank regulatory agencies issued proposed revisions to their capital adequacy guidelines which provide for consideration of interest rate risk in the overall determination of a bank's minimum capital requirement. The intended effect of the proposal would be to ensure that banking institutions effectively measure and monitor their interest rate risk and that they maintain adequate capital for the risk. Under the proposal, an institution's exposure to interest rate risk would be measured using either a supervisory model, developed by the federal bank regulatory agencies, or the bank's own internal model. Measured exposure to interest rate risk that exceeds more than a prescribed supervisory threshold would require additional capital. Farmers Bank does not believe that the proposed revisions, if adopted, would have a material adverse effect on Farmers Bank.

                 COMPARISON OF STOCKHOLDER RIGHTS OF HOLDERS OF
             MERCSHARES COMMON STOCK AND FARMERS BANK COMMON STOCK

    The rights of Farmers Bank Stockholders currently are governed by the MGCL, the Financial Institutions Article, Farmers Bank's Charter and its By-laws. Upon consummation of the Merger, Farmers Bank Stockholders will become stockholders of Mercshares. Their rights as stockholders of Mercshares will be governed by the MGCL, Mercshares' Charter and its By-laws. The following is a summary comparison of the material differences in the rights of holders of Farmers Bank Common Stock and Mercshares Common Stock under governing provisions of their respective constituent documents and the MGCL. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the MGCL, the Financial Institutions Article and the constituent documents of Farmers Bank and Mercshares.

DISSENTER'S RIGHTS

    Under the MGCL, a stockholder does not have appraisal rights in certain circumstances, including in a merger or consolidation if such stockholder's stock is listed on a national exchange or is designated as a security listed on The Nasdaq National Market. As Farmers Bank Stockholders will be receiving Mercshares Common Stock pursuant to the Merger, which stock is publicly traded and quoted on The Nasdaq National Market under the symbol "MRBK," appraisal rights with respect to such transactions affecting Mercshares Common Stock will not be available.

PREFERRED STOCK

    Farmers Bank's Articles of Incorporation do not authorize the issuance of preferred stock. Mercshares' Articles of Incorporation authorize the issuance of two million shares of preferred stock, no par value ("Mercshares Preferred Stock"). Mercshares' Board of Directors may reclassify already classified, but unissued, shares of Mercshares Preferred Stock and may alter the rights, privileges and restrictions on the unissued Mercshares Preferred Stock. Currently, no Mercshares Preferred Stock is outstanding.

QUALIFICATION, NOMINATION AND NUMBER OF DIRECTORS

    Under the Financial Institutions Article, a director must be a Farmers Bank Stockholder owning shares of unencumbered Farmers Bank Common Stock worth at least $500 and a majority of Farmers Bank directors must be resident in Maryland. The Farmers Bank By-laws provide that the number of Farmers Bank directors must be between 5 and 11, and currently Farmers Bank has seven directors. Under Mercshares' Charter and By-laws, directors have no stock ownership or residency requirements. The number of directors set forth in the By-laws is 19 and may be decreased or increased to not less than seven nor more than 30 by amendment to the By-laws.

                    DESCRIPTION OF MERCSHARES CAPITAL STOCK

GENERAL

    Mercshares is authorized to issue up to 67,000,000 shares of Mercshares Common Stock. On October 31, 1996, 47,384,827 shares of Mercshares Common Stock were issued and outstanding. Mercshares is also authorized to issue 2,000,000 shares of Preferred Stock. The Mercshares Preferred Stock is subject to classification and reclassification by the Board of Directors. No shares of Mercshares Preferred Stock are issued and outstanding.

COMMON STOCK

    The holders of Mercshares Common Stock are entitled to receive such dividends as are declared by the Mercshares Board of Directors out of funds legally available therefor. Each holder of Mercshares

Common Stock is entitled to one vote per share on all matters requiring a vote of stockholders. In the event of liquidation, holders of Mercshares Common Stock will be entitled to receive pro rata any assets distributable to stockholders in respect of shares held by them. Holders of shares of Mercshares Common Stock do not have preemptive rights except as may be granted by the Board of Directors. The shares of Common Stock to be issued hereunder will be fully paid and non-assessable. There is no provision for cumulative voting with respect to the Mercshares Common Stock. Mercshares Common Stock is publicly traded and quoted on The Nasdaq National Market under the symbol "MRBK."

PURCHASE RIGHTS

    Certain rights which under certain circumstances are exercisable for the purchase of Mercshares Preferred Stock or exchangeable for Mercshares Preferred Stock or Mercshares Common Stock ("Rights") attach to each share of Mercshares Common Stock (including shares of Mercshares Common Stock issuable pursuant to the Affiliation Agreement) pursuant to the Shareholders Protection Rights Agreement adopted by the Board of Directors of Mercshares in September, 1989, as amended. In general, the Rights become exercisable within 10 days after a person (together with any affiliate of such person) acquires or makes a tender offer or an exchange offer for the beneficial ownership of 10% or more of the outstanding Mercshares Common Stock or at such earlier or later time as the Mercshares Board of Directors may determine. Until the Rights become exercisable, they will not be separable from the Mercshares Common Stock and will automatically trade with the Mercshares Common Stock. Shares of Mercshares Common Stock issued to Farmers Bank Stockholders in exchange for Farmers Bank Common Stock will be accompanied by such Rights. Rights can have a deterrent effect on unsolicited takeover attempts and, therefore, may delay or prevent a change in control of Mercshares.

STOCK REPURCHASES

    Pursuant to authorization by its Board of Directors, Mercshares repurchased 567,500 shares of Mercshares Common Stock in 1994, 1,830,864 shares in 1995 and 1,066,045 shares in 1996. Repurchases have been made under the safe harbor provisions of Rule 10b-18 promulgated under the Exchange Act, which limits the manner and price of issuer repurchases. At any given time, a repurchase may not be made at a price exceeding the greater of the highest current independent published bid price or the last independent sale price. Repurchases have been made to provide shares for general corporate purposes, including issuance under Mercshares dividend reinvestment plans and employee stock purchase and stock option plans. Mercshares is currently authorized by its Board to repurchase 2,535,591 additional shares, which may be purchased from time to time depending on the price of Mercshares Common Stock, market conditions, regulatory considerations and other factors. No repurchases have been made in the two business days prior to the date of this Prospectus and Proxy Statement and it is expected that none will be made until after the Farmers Bank Special Meeting.

                                 LEGAL MATTERS

    Certain legal matters in connection with the validity of the securities offered hereby and the Merger will be passed upon for Mercshares by Venable, Baetjer and Howard, LLP, Baltimore, Maryland. William J. McCarthy, a principal of William J. McCarthy, P.C., which is a partner in Venable, Baetjer and Howard, LLP, is a director of Mercshares. Certain legal matters in connection with the Merger will be passed upon for Farmers Bank by Robins, Johnson & Wade, Salisbury, Maryland.

                                    EXPERTS

    The financial statements incorporated in this Prospectus and Proxy Statement by reference to the Annual Report on Form 10-K of Mercshares as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 have been audited by Coopers & Lybrand L.L.P. independent certified public accountants, whose reports thereon are incorporated herein by reference in reliance upon the report of said firm and upon the authority of said firm as experts in auditing and accounting.

    The financial statements of Farmers Bank included in this Prospectus and Proxy Statement for the three years ended December 31, 1995 have been audited by Rowles & Company, independent certified public accountants, whose reports thereon are incorporated herein by reference in reliance upon the report of said firm and upon the authority of said firm as experts in auditing and accounting.

    Representatives of Rowles & Company are expected to be present at the Farmers Bank Special Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

                        FARMERS BANK OF MARDELA SPRINGS
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                             PAGE
                                                                                                           ---------
AUDITED FINANCIAL STATEMENTS:
Report of independent auditors...........................................................................        F-2
FINANCIAL STATEMENTS
Balance sheets as of December 31, 1995, 1994 and 1993....................................................        F-3
Statements of income for the three years ended December 31, 1995.........................................        F-4
Statements of changes in stockholders' equity for the three years ended December 31, 1995................        F-5
Statements of cash flows for the three years ended December 31, 1995.....................................      F-6-7
Notes to financial statements............................................................................     F-8-17

UNAUDITED INTERIM FINANCIAL STATEMENTS:
Balance sheets as of September 30, 1996 and September 30, 1995...........................................       F-18
Statements of income for the nine months ended September 30, 1996 and 1995...............................       F-19
Statements of changes in stockholders' equity for the nine months ended September 30, 1996 and 1995......       F-20
Statements of cash flows for the nine months ended September 30, 1996 and 1995...........................       F-21
Note to unaudited financial statements...................................................................       F-22

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
  and Stockholders
Farmers Bank of Mardela Springs
Mardela Springs, Maryland

    We have audited the accompanying balance sheets of Farmers Bank of Mardela Springs as of December 31, 1995, 1994, and 1993, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Farmers Bank of Mardela Springs as of December 31, 1995, 1994, and 1993, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

/S/ ROWLES & COMPANY

Salisbury, Maryland
January 16, 1996

                        FARMERS BANK OF MARDELA SPRINGS

                                 BALANCE SHEETS

                                                                                     DECEMBER 31,
                                                                      -------------------------------------------
                                                                          1995           1994           1993
                                                                      -------------  -------------  -------------
                                                     ASSETS
Cash and due from banks.............................................  $   1,172,614  $     905,058  $   1,188,421
Federal funds sold..................................................      1,425,000        200,000      1,025,000
Interest-bearing deposits with banks................................       --             --              349,079
Securities available for sale.......................................      2,152,997        880,594       --
Securities held to maturity (approximate market value of $2,868,714,
  $3,626,313, and $5,140,000).......................................      2,862,481      3,826,178      5,097,726
Loans, less allowance for credit losses of $194,963, $219,150, and
  $239,032..........................................................     18,131,390     16,140,889     13,652,786
Bank premises and equipment.........................................        535,446        532,864        602,419
Accrued interest receivable.........................................        183,328        146,772        146,034
Deferred income taxes...............................................         26,636         58,858         68,420
Other real estate owned.............................................        268,641        218,906         10,000
Other assets........................................................        106,278         90,500         93,847
                                                                      -------------  -------------  -------------
                                                                      $  26,864,811  $  23,000,619  $  22,233,732
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing...............................................  $   3,781,817  $   3,271,474  $   2,897,151
  Interest-bearing..................................................     20,651,569     17,486,303     17,178,545
                                                                      -------------  -------------  -------------
      Total deposits................................................     24,433,386     20,757,777     20,075,696
Accrued interest payable............................................        102,767         38,973         36,118
Severance benefit payable...........................................       --                6,463         23,586
Other liabilities...................................................         11,800         12,786         13,968
                                                                      -------------  -------------  -------------
                                                                         24,547,953     20,815,999     20,149,368
                                                                      -------------  -------------  -------------
Stockholders' equity
  Common stock, par value $12.50 per share; authorized 100,000
    shares; issued and outstanding 30,676 shares....................        383,450        383,450        383,450
  Surplus...........................................................      1,115,000      1,115,000      1,115,000
  Undivided profits.................................................        814,657        717,716        585,914
                                                                      -------------  -------------  -------------
                                                                          2,313,107      2,216,166      2,084,364
Net unrealized gain (loss) on securities available for sale.........          3,751        (31,546)      --
                                                                      -------------  -------------  -------------
                                                                          2,316,858      2,184,620      2,084,364
                                                                      -------------  -------------  -------------
                                                                      $  26,864,811  $  23,000,619  $  22,233,732
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                        FARMERS BANK OF MARDELA SPRINGS

                              STATEMENTS OF INCOME

                                                              YEARS ENDED DECEMBER 31,
                                                           -------------------------------
                                                             1995       1994       1993
                                                           ---------  ---------  ---------
Interest revenue
  Loans, including fees..................................  $1,643,109 $1,423,976 $1,348,127
  U.S. Treasury and Government agency securities.........    172,962    217,293    160,209
  State and municipal securities.........................     64,337     64,654     47,595
  Bank balances..........................................        197      8,731     13,022
  Federal funds sold.....................................     81,269     22,104     40,000
                                                           ---------  ---------  ---------
    Total interest revenue...............................  1,961,874  1,736,758  1,608,953
                                                           ---------  ---------  ---------
                                                           ---------  ---------  ---------
Interest expense
  Deposits...............................................    877,487    644,464    611,341
  Other..................................................      2,863      1,346      2,498
                                                           ---------  ---------  ---------
    Total interest expense...............................    880,350    645,810    613,839
                                                           ---------  ---------  ---------
    Net interest income..................................  1,081,524  1,090,948    995,114
Provision for credit losses..............................     --         --         --
                                                           ---------  ---------  ---------
    Net interest income after provision for credit
      losses.............................................  1,081,524  1,090,948    995,114
                                                           ---------  ---------  ---------
Other operating revenue..................................     94,986     55,081     68,427
                                                           ---------  ---------  ---------
Other expenses
  Salaries...............................................    420,410    402,499    380,803
  Employee benefits......................................     96,849    105,589     96,690
  Occupancy..............................................     64,199     73,213     64,520
  Furniture and equipment................................     84,296     97,792    101,036
  Other operating........................................    354,838    268,766    243,487
                                                           ---------  ---------  ---------
    Total other expenses.................................  1,020,592    947,859    886,536
                                                           ---------  ---------  ---------
Income before income taxes and cumulative effect of
  change in accounting principle.........................    155,918    198,170    177,005
Income taxes.............................................     28,301     35,692     50,307
                                                           ---------  ---------  ---------
Income before cumulative effect of change in accounting
  principle..............................................    127,617    162,478    126,698
Cumulative effect on prior years of change in accounting
  for income taxes.......................................     --         --         10,472
                                                           ---------  ---------  ---------
    Net income...........................................  $ 127,617  $ 162,478  $ 137,170
                                                           ---------  ---------  ---------
                                                           ---------  ---------  ---------
Earnings per common share
  Income before cumulative effect of change in accounting
    principle............................................  $    4.16  $    5.30  $    4.13
  Cumulative effect on prior years of change in
    accounting for income taxes..........................     --         --            .34
                                                           ---------  ---------  ---------
    Net income...........................................  $    4.16  $    5.30  $    4.47
                                                           ---------  ---------  ---------
                                                           ---------  ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                        FARMERS BANK OF MARDELA SPRINGS

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                          UNREALIZED
                                                                                                             GAINS
                                                                                            UNDIVIDED     (LOSSES) ON
                                                       SHARES    PAR VALUE     SURPLUS       PROFITS      SECURITIES
                                                      ---------  ----------  ------------  -----------  ---------------
Balance, December 31, 1992..........................     15,338  $  191,725  $  1,105,000  $   681,145    $   --
Transfers...........................................     --          --            10,000      (10,000)       --
Net income..........................................     --          --           --           137,170        --
Cash dividend, $1.00 per share......................     --          --           --           (30,676)       --
Stock split in the form of a 100% stock dividend....     15,338     191,725       --          (191,725)       --
                                                      ---------  ----------  ------------  -----------  ---------------
Balance, December 31, 1993..........................     30,676     383,450     1,115,000      585,914        --
Unrealized gains on securities at January 1, 1994...     --          --           --           --              10,353
Net income..........................................     --          --           --           162,478        --
Cash dividend, $1.00 per share......................     --          --           --           (30,676)       --
Change in unrealized gains (losses) on securities...     --          --           --           --             (41,899)
                                                      ---------  ----------  ------------  -----------  ---------------
Balance, December 31, 1994..........................     30,676     383,450     1,115,000      717,716        (31,546)
Net income..........................................     --          --           --           127,617        --
Cash dividend, $1.00 per share......................     --          --           --           (30,676)       --
Change in unrealized gains (losses) on securities...     --          --           --           --              35,297
                                                      ---------  ----------  ------------  -----------  ---------------
Balance, December 31, 1995..........................     30,676  $  383,450  $  1,115,000  $   814,657    $     3,751
                                                      ---------  ----------  ------------  -----------  ---------------
                                                      ---------  ----------  ------------  -----------  ---------------

   The accompanying notes are an integral part of these financial statements.

                        FARMERS BANK OF MARDELA SPRINGS

                            STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                         ----------------------------------
                                                            1995        1994        1993
                                                         ----------  ----------  ----------
Cash flows from operating activities
  Interest received....................................  $1,909,586  $1,809,352  $1,591,264
  Fees and commissions received........................      94,986      55,082      68,427
  Interest paid........................................    (816,556)   (642,955)   (606,827)
  Cash paid to suppliers and employees.................    (870,181)   (852,792)   (829,787)
  Income taxes (paid) refunded.........................     (24,767)     21,635    (113,457)
                                                         ----------  ----------  ----------
                                                            293,068     390,322     109,620
                                                         ----------  ----------  ----------
Cash flows from investing activities
  Proceeds from sales and maturities of investment
    securities
    Held to maturity...................................     834,122     929,899   1,131,569
    Available for sale.................................     121,874     918,992      --
  Purchase of investment securities and
    interest-bearing deposits
    Held to maturity...................................     (50,519)   (725,395) (3,180,720)
    Available for sale.................................  (1,170,927)   (525,000)     --
  Loans advanced, net of principal collected...........  (1,962,561) (2,734,471) (2,172,871)
  Purchases of premises and equipment..................     (70,126)    (29,740)    (98,031)
  Proceeds from sale of equipment......................      --          --             150
  Purchase of computer software........................     (24,511)    (40,472)     (4,105)
  Proceeds from sale of other real estate..............     155,844      10,000      20,097
  Purchase of other real estate........................    (278,641)     --         (20,097)
                                                         ----------  ----------  ----------
                                                         (2,445,445) (2,196,187) (4,324,008)
                                                         ----------  ----------  ----------
Cash flows from financing activities
  Net increase in deposits.............................   3,675,609     682,081   4,571,040
  Dividends paid.......................................     (30,676)    (30,676)    (30,676)
                                                         ----------  ----------  ----------
                                                          3,644,933     651,405   4,540,364
                                                         ----------  ----------  ----------
Net increase (decrease) in cash and cash equivalents...   1,492,556  (1,154,460)    325,976
Cash and cash equivalents at beginning of year.........   1,105,058   2,259,518   1,933,542
                                                         ----------  ----------  ----------
Cash and cash equivalents at end of year...............  $2,597,614  $1,105,058  $2,259,518
                                                         ----------  ----------  ----------
                                                         ----------  ----------  ----------

   The accompanying notes are an integral part of these financial statements.

                        FARMERS BANK OF MARDELA SPRINGS

                                                              YEARS ENDED DECEMBER 31,
                                                         ----------------------------------
                                                            1995        1994        1993
                                                         ----------  ----------  ----------
Reconciliation of net income to net cash provided by
  operating activities
  Net income...........................................  $  127,617  $  162,478  $  137,170
Adjustments to reconcile net income to net cash
  provided by operating activities
  Depreciation.........................................      67,544      76,254      79,097
  Amortization of intangibles..........................      15,815       8,508       5,624
  Write down of other real estate......................      10,000      --          --
  Deferred income taxes................................      12,056      27,585        (961)
  Amortization of premiums, net of accretion of
    discounts                                                12,208      14,582       5,546
  Interest added to interest-bearing deposits..........      --          --         (10,494)
  Cost of donated land.................................      --          23,041      --
  Loss (gain) on
    Disposal of premises and equipment.................      --          --             523
    Sale of securities.................................      --          31,288        (500)
    Sale of other real estate..........................      63,062      --          --
  Increase (decrease) in
    Deferred loan origination fees, net................     (27,940)     27,462      34,655
    Accrued interest payable...........................      63,794       2,855       7,012
    Accrued income taxes, net of refunds...............      (8,522)     29,742     (72,661)
    Other liabilities..................................        (986)     (1,183)     (4,708)
    Severance benefit payable..........................      (6,463)    (17,123)    (15,846)
  Decrease (increase) in
    Accrued interest receivable........................     (36,556)       (738)    (46,896)
    Prepaid expenses...................................       1,439       5,571      (7,941)
                                                         ----------  ----------  ----------
                                                         $  293,068  $  390,322  $  109,620
                                                         ----------  ----------  ----------
                                                         ----------  ----------  ----------

   The accompanying notes are an integral part of these financial statements.

                        FARMERS BANK OF MARDELA SPRINGS

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accounting and reporting policies reflected in the financial statements conform to generally accepted accounting principles and to general practices within the banking industry.

    Farmers Bank of Mardela Springs is a financial institution operating primarily in Wicomico County. The Bank offers deposit services and loans to individuals, small businesses, associations and government entities. Other services include direct deposit of payroll and social security checks, automatic drafts from accounts, automated teller machine services, safe deposit boxes, and travelers cheques.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions may affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

    CASH EQUIVALENTS

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

    INVESTMENT SECURITIES

    In 1994, the Bank adopted Statement No. 115 of the Financial Accounting Standards Board (FASB), ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. Management has reviewed its portfolio and classified securities as held to maturity or available for sale. Securities which management has the intent and ability to hold to maturity are recorded at amortized cost which is adjusted for amortization of premiums and accretion of discounts to maturity, or over the expected life of mortgage-backed securities. Securities which may be sold before maturity are classified as available for sale and carried at fair value with unrealized gains and losses included in stockholders' equity on an after tax basis.

    During 1995, the FASB permitted a single transfer from the held-to-maturity classification to the available-for-sale portfolio. The Bank transferred municipal securities with amortized cost of $168,329 to available-for-sale.

    Gains and losses on disposal are determined using the specific-identification method.

    Prior to 1994, securities which management had the intent and ability to hold on a long-term basis, were classified as investment securities and carried at amortized cost.

    BANK PREMISES AND EQUIPMENT

    Bank premises and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line and accelerated methods over the estimated useful lives of the assets.

    LOANS AND ALLOWANCE FOR CREDIT LOSSES

    Loans are stated at face value, plus deferred origination costs, less deferred origination fees and the allowance for credit losses. Interest on loans is accrued based on the principal amounts outstanding. The accrual of interest is discontinued when circumstances indicate that collection is questionable.

                        FARMERS BANK OF MARDELA SPRINGS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Loan origination fees, net of origination costs, are recognized as income over the estimated lives of the loans.

    The Bank maintains an allowance for credit losses that is adequate to provide for potential loan losses based on management's review and analysis of the loan portfolio as well as prevailing and anticipated economic conditions. If the current economy or real estate market were to suffer a severe downturn, the estimate for uncollectible accounts would need to be increased. Credit losses are charged to the allowance when management believes that collectibility is unlikely. Collections of loans previously charged off are added to the allowance at the time of recovery.

    Management classifies loans as impaired when the collection of contractual obligations, including principal and interest, is doubtful.

    OTHER REAL ESTATE OWNED

    Real estate obtained through foreclosure, or in the process of foreclosure, is recorded at the lower of cost or net realizable value on the date acquired. Losses incurred at the time of acquisition of the property are charged to the allowance for credit losses. Subsequent reductions in the estimated carrying value of the property and other expenses of owning the property are included in other operating expense.

    INCOME TAXES

    The provision for income taxes includes taxes payable for the current year and deferred income taxes. Deferred income taxes are provided to account for temporary differences between financial and taxable income.

    In 1993, the Bank adopted Statement No. 109 of the FASB, ACCOUNTING FOR INCOME TAXES, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

    PER SHARE DATA

    Earnings per share data are determined by dividing net income by the 30,676 shares outstanding, giving retroactive effect to the stock dividend. Cash dividends per share and book value per share are calculated similarly.

2. CORRESPONDENT BANK RELATIONSHIPS

    The Bank normally carries balances with other banks that exceed the federally insured limit. The average balances carried in excess of the limit, including unsecured federal funds sold to the same banks, were approximately $1,370,130 and $1,162,600 for 1995 and 1994, respectively.

    Banks are required to carry noninterest-bearing cash reserves at specified percentages of deposit balances. The Bank's normal amount of cash on hand and on deposit with other banks is sufficient to satisfy the reserve requirements.

                        FARMERS BANK OF MARDELA SPRINGS

3. PROFIT SHARING PLAN

    The Bank maintains a profit sharing plan covering substantially all employees with one year of service. Plan contributions are determined annually by the Board of Directors. Contributions of $13,000, $20,000, and $15,000 to the profit sharing plan are included in expenses for 1995, 1994, and 1993, respectively.

4. RELATED PARTY TRANSACTIONS

    The officers and directors of the Bank enter into loan transactions with the Bank in the ordinary course of business. The terms of these transactions are similar to the terms provided to other borrowers entering into similar loan transactions. At December 31, 1995, 1994, and 1993, the total amounts of such loans outstanding were $99,085, $181,179, and $244,355, respectively.

5. LINES OF CREDIT

    The Bank has available lines of credit of $1,250,000 in overnight federal funds and reverse repurchase agreements from other banks.

6. INVESTMENT SECURITIES

    Investment securities are summarized as follows:

                                                                AMORTIZED    UNREALIZED   UNREALIZED
DECEMBER 31, 1995                                                  COST         GAINS       LOSSES     MARKET VALUE
-------------------------------------------------------------  ------------  -----------  -----------  ------------
Available for sale
  U.S. Government agency.....................................  $  1,573,588   $   4,058    $   2,034    $1,575,612
  State and municipal........................................       323,185         194          641       322,738
  Mortgage-backed............................................       250,330       4,317       --           254,647
                                                               ------------  -----------  -----------  ------------
                                                               $  2,147,103   $   8,569    $   2,675    $2,152,997
                                                               ------------  -----------  -----------  ------------
                                                               ------------  -----------  -----------  ------------

Held to maturity
  U.S. Treasury..............................................  $    600,381   $  --        $   2,022    $  598,359
  U.S. Government agency.....................................       946,135       4,687        7,165       943,657
  State and municipal........................................     1,078,624      12,586        1,605     1,089,605
  Mortgage-backed............................................       237,341       2,275        2,523       237,093
                                                               ------------  -----------  -----------  ------------
                                                               $  2,862,481   $  19,548    $  13,315    $2,868,714
                                                               ------------  -----------  -----------  ------------
                                                               ------------  -----------  -----------  ------------

DECEMBER 31, 1994
-------------------------------------------------------------
Available for sale
  U.S. Government agency.....................................  $    775,000   $     953    $  52,212    $  723,741
  State and municipal........................................       155,163       1,690       --           156,853
                                                               ------------  -----------  -----------  ------------
                                                               $    930,163   $   2,643    $  52,212    $  880,594
                                                               ------------  -----------  -----------  ------------
                                                               ------------  -----------  -----------  ------------

Held to maturity
  U.S. Treasury..............................................  $    950,517   $  --        $  45,830    $  904,687
  U.S. Government agency.....................................     1,295,883      --           83,932     1,211,951
  State and municipal........................................     1,307,735       5,875       54,436     1,259,174
  Mortgage-backed............................................       272,043      --           21,542       250,501
                                                               ------------  -----------  -----------  ------------
                                                               $  3,826,178   $   5,875    $ 205,740    $3,626,313
                                                               ------------  -----------  -----------  ------------
                                                               ------------  -----------  -----------  ------------

                        FARMERS BANK OF MARDELA SPRINGS

6. INVESTMENT SECURITIES (CONTINUED)

                                                            AMORTIZED     UNREALIZED    UNREALIZED
DECEMBER 31, 1993                                              COST         GAINS         LOSSES     MARKET VALUE
---------------------------------------------------------  ------------  ------------  ------------  ------------
U.S. Treasury............................................  $    800,827  $      4,173  $    --        $  805,000
U.S. Government agency...................................     2,779,064        22,809         8,873    2,793,000
State and municipal......................................     1,317,748        29,500         8,248    1,339,000
Mortgage-backed..........................................       200,087         2,913       --           203,000
                                                           ------------  ------------  ------------  ------------
                                                           $  5,097,726  $     59,395  $     17,121   $5,140,000
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

    The book value and estimated market value of securities, by contractual maturity, and the amount of pledged securities, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                                               AVAILABLE FOR SALE           HELD TO MATURITY
                                                           --------------------------  --------------------------
                                                            AMORTIZED     UNREALIZED    UNREALIZED
DECEMBER 31, 1995                                              COST         GAINS         LOSSES     MARKET VALUE
---------------------------------------------------------  ------------  ------------  ------------  ------------
Maturing.................................................  $    155,013  $    155,207  $    336,339   $  338,669
  Within one year........................................     1,543,171     1,542,831     2,214,455    2,219,204
  Over one to five years.................................       198,589       200,312        74,346       73,748
  Over five years........................................       250,330       254,647       237,341      237,093
                                                           ------------  ------------  ------------  ------------
Mortgage-backed securities...............................  $  2,147,103  $  2,152,997  $  2,862,481   $2,868,714
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
Pledged securities.......................................  $    --       $    --       $    150,000   $  149,250
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

DECEMBER 31, 1994
---------------------------------------------------------
Maturing.................................................  $    100,000  $    100,953  $    649,972   $  645,999
  Within one year........................................       830,163       779,641     2,726,674    2,563,238
  Over one to five years.................................       --            --            177,489     166,5757
  Over five years........................................       --            --            272,043      250,501
                                                           ------------  ------------  ------------  ------------
  Mortgage-backed securities.............................  $    930,163  $    880,594  $  3,826,178   $3,626,313
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
Pledged securities.......................................  $    --       $    --       $     50,000   $   48,484
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

                                                                        DECEMBER 31, 1993
                                                                       --------------------
                                                                       AMORTIZED   MARKET
                                                                         COST       VALUE
                                                                       ---------  ---------
Maturing
  Within one year....................................................  $ 425,750  $ 431,000
  Over one to five years.............................................  4,364,788  4,399,000
  Over five years....................................................    107,101    107,000
  Mortgage-backed securities.........................................    200,087    203,000
                                                                       ---------  ---------
                                                                       $5,097,726 $5,140,000
                                                                       ---------  ---------
                                                                       ---------  ---------
Pledged securities...................................................  $ 250,000  $ 251,500
                                                                       ---------  ---------
                                                                       ---------  ---------

    Investment securities are pledged to secure the deposits of local governments.

                        FARMERS BANK OF MARDELA SPRINGS

7.  LOANS

    Major classifications of loans are as follows:

                                                      1995           1994           1993
                                                  -------------  -------------  -------------
Demand and time.................................  $     291,180  $     309,001  $     449,652
Installment.....................................      1,888,976      1,871,503      1,419,893
Mortgage and home equity........................     16,146,197     14,179,535     12,022,273
                                                  -------------  -------------  -------------
                                                  $  18,326,353  $  16,360,039  $  13,891,818
                                                        194,963        219,150        239,032
                                                  -------------  -------------  -------------
Loans, net......................................  $  18,131,390  $  16,140,889  $  13,652,786
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------

    The following commitments and letters of credit were outstanding as of December 31:

                                                              1995        1994        1993
                                                           ----------  ----------  ----------
Construction loans.......................................  $  467,623  $  238,629  $  484,637
Unfunded loan commitments................................     568,800     390,200     586,500
Overdraft lines of credit................................      72,564      51,309      36,733
Lines of credit..........................................     722,928     286,156     112,316
Standby letters of credit................................      25,500      --          --

    Loan commitments and lines of credit are agreements to lend to customers as long as there is no violation of any conditions of the contracts. Loan commitments generally have interest fixed at current market rates, fixed expiration dates, and may require payment of a fee. Lines of credit generally have variable interest rates. Such lines do not represent future cash requirements because it is unlikely that all customers will draw upon their lines in full at any time.

    Loan commitments, lines of credit, and letters of credit are made on the same terms, including collateral, as outstanding loans. No amount has been recognized by the Bank as of December 31, 1995, as an allowance for credit losses related to these financial instruments with off-balance sheet risk.

    The Bank lends to customers primarily located in the Delmarva region. Although the loan portfolio is diversified, its performance will be influenced by the economy of the region.

    Loan maturities as of December 31, are as follows:

                                                      1995           1994           1993
                                                  -------------  -------------  -------------
Immediately.....................................  $     624,315  $     323,492  $      23,883
Within one year.................................      1,511,604      1,422,515      1,043,636
Over one to five years..........................      5,081,410      3,824,198      2,821,685
Over five years.................................     11,329,900     11,038,650     10,223,968
                                                  -------------  -------------  -------------
                                                  $  18,547,229  $  16,608,855  $  14,113,172
                                                        220,876        248,816        221,354
                                                  -------------  -------------  -------------
Loans, net......................................  $  18,326,353  $  16,360,039  $  13,891,818
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------

                        FARMERS BANK OF MARDELA SPRINGS

7.  LOANS (CONTINUED)
    Transactions in the allowance for credit losses are as follows:

                                                      1995           1994           1993
                                                  -------------  -------------  -------------
Beginning of year...............................  $     219,150  $     239,032  $     219,946
Provision charged to operations.................       --             --             --
Recoveries......................................         16,043         49,763         45,597
                                                  -------------  -------------  -------------
                                                  $     235,193  $     288,795  $     265,543
Loans charged off...............................         40,230         69,645         26,511
                                                  -------------  -------------  -------------
End of year.....................................  $     194,963  $     219,150  $     239,032
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------
Loans past due 90 days or more..................  $      33,731  $     122,248  $      30,271
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------

    There were no loans in nonaccrual status at December 31, 1995, 1994, or 1993. No loans are considered impaired.

8.  BANK PREMISES AND EQUIPMENT

    A summary of bank premises and equipment and the related depreciation is as follows:

                                                             ESTIMATED
                                                            USEFUL LIFE      1995          1994          1993
                                                            -----------  ------------  ------------  ------------
Land......................................................               $    135,332  $    135,332  $    158,373
Bank premises.............................................  8-32 years        576,944       541,855       535,642
Furniture and equipment...................................  5-20 years        500,880       454,142       577,330
                                                                         ------------  ------------  ------------
                                                                         $  1,204,156  $  1,131,329  $  1,271,345
Accumulated depreciation..................................                    668,710       598,465       668,926
                                                                         ------------  ------------  ------------
Net bank premises and equipment...........................               $    535,446  $    532,864  $    602,419
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------
Depreciation expense......................................               $     67,544  $     76,254  $     79,097
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------

9.  DEPOSITS

    A summary of interest-bearing deposits is as follows:

                                                      1995           1994           1993
                                                  -------------  -------------  -------------
Money market....................................  $   3,726,063  $   4,362,616  $   5,421,996
Super NOW.......................................        437,800        456,215        409,251
Savings.........................................      4,371,804      4,278,787      3,975,298
Other time......................................     12,115,902      8,388,685      7,372,000
                                                  -------------  -------------  -------------
                                                  $  20,651,569  $  17,486,303  $  17,178,545
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------

                        FARMERS BANK OF MARDELA SPRINGS

9.  DEPOSITS (CONTINUED)

    Included in other time deposits are certificates of deposit of $100,000 or more with the following maturities:

                                                          1995          1994          1993
                                                      ------------  ------------  ------------
Three months or less................................  $    100,000  $    200,000  $    201,860
Over three through six months.......................       --            100,001       200,000
Over six through twelve months......................       308,731       403,800       100,000
Over one to five years..............................     1,131,885       619,701       710,395
                                                      ------------  ------------  ------------
                                                      $  1,540,616  $  1,323,502  $  1,212,255
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

10.  OTHER OPERATING REVENUE

                                                        1995       1994       1993
                                                      ---------  ---------  ---------
Fees and service charges............................  $  89,709  $  69,603  $  64,185
Security gains (losses).............................     --        (31,288)       500
Other income........................................      5,277     16,766      3,742
                                                      ---------  ---------  ---------
                                                      $  94,986  $  55,081  $  68,427
                                                      ---------  ---------  ---------
                                                      ---------  ---------  ---------

11.  INCOME TAXES

    The components of income tax expense are as follows:

                                                        1995       1994       1993
                                                      ---------  ---------  ---------
Current
  Federal...........................................  $   8,882  $     526  $  27,970
  State.............................................      7,363      7,581     12,826
                                                      ---------  ---------  ---------
                                                      $  16,245  $   8,107  $  40,796
Deferred............................................     12,056     27,585      9,511
                                                      ---------  ---------  ---------
                                                      $  28,301  $  35,692  $  50,307
                                                      ---------  ---------  ---------
                                                      ---------  ---------  ---------

    The components of deferred tax are as follows:

                                                        1995       1994       1993
                                                      ---------  ---------  ---------
Provision for credit losses.........................  $   6,936  $  10,164  $  --
Deferred origination fees...........................     15,787     34,336    (11,690)
Deferred severance benefit..........................      1,654      6,922      5,761
Depreciation........................................      3,245       (556)    (2,069)
Cash method accounting..............................     (9,204)   (17,254)    19,372
Charitable contributions............................        229     (6,431)    --
Discount accretion..................................        331        404     (1,863)
Provision for other real estate losses..............     (6,922)    --         --
                                                      ---------  ---------  ---------
                                                      $  12,056  $  27,585  $   9,511
                                                      ---------  ---------  ---------
                                                      ---------  ---------  ---------

                        FARMERS BANK OF MARDELA SPRINGS

11.  INCOME TAXES (CONTINUED)
    As of January 1, 1993, the Bank recorded a tax credit of $10,472 or $.34 per share resulting from the adoption of FASB Statement No. 109, ACCOUNTING FOR INCOME TAXES. This amount represents the net increase in the deferred tax asset as of that date, and is included in the statement of income as the cumulative effect of an accounting change.

    The components of the net deferred tax assets are as follows:

                                                                1995       1994        1993
                                                              ---------  ---------  ----------
Deferred tax assets
  Provision for credit losses...............................  $  17,244  $  24,180  $   34,344
  Provision for other real estate losses....................      6,922     --          --
  Deferred origination fees.................................     30,361     46,148      80,484
  Excess contributions......................................      6,202      6,431      --
  Deferred pension benefit..................................     --          1,654       8,576
  Unrealized loss on securities available for sale..........     --         18,023      --
                                                              ---------  ---------  ----------
                                                                 60,729     96,436     123,404
                                                              ---------  ---------  ----------
Deferred tax liabilities
  Depreciation..............................................     11,051      7,806       8,362
  Cash method accounting....................................     20,028     29,232      46,486
  Discount accretion........................................        871        540         136
  Unrealized gain on securities available for sale..........      2,143     --          --
                                                              ---------  ---------  ----------
                                                                 34,093     37,578      54,984
                                                              ---------  ---------  ----------
                                                              $  26,636  $  58,858  $   68,420
                                                              ---------  ---------  ----------
                                                              ---------  ---------  ----------

    The reconciliation of statutory federal income tax rates to the effective income tax rates follows:

                                                                          1995       1994       1993
                                                                        ---------  ---------  ---------
Statutory federal income tax rate.....................................       34.0%      34.0%      34.0%
Tax effect of
  Tax-exempt income...................................................      (14.9)     (12.5)      (8.8)
  State income taxes, net of federal benefit..........................        4.7        4.5        4.6
  Appreciation on donated land........................................     --           (1.4)    --
  Surtax exemption....................................................       (7.5)      (5.8)      (0.7)
  Other...............................................................        1.9       (0.8)      (0.7)
                                                                        ---------  ---------        ---
                                                                             18.2%      18.0%      28.4%
                                                                        ---------  ---------        ---
                                                                        ---------  ---------        ---

12.  STOCKHOLDERS' EQUITY

    Banks make voluntary transfers from undivided profits to surplus for various regulatory reasons. These voluntary transfers can be considered when recording stock dividends until such time as the amount of fair market value in excess of par value of stock dividends equals the voluntary transfers. At that time, an amount equal to the fair market value of the stock issued in connection with a stock dividend must be transferred from undivided profits to capital stock and surplus.

                        FARMERS BANK OF MARDELA SPRINGS

12.  STOCKHOLDERS' EQUITY (CONTINUED)
    At December 31, 1995, the surplus account of the Bank includes earned surplus of $1,110,000 which is available for recording of future stock dividends.

13.  CAPITAL STANDARDS

    The Federal Deposit Insurance Corporation has adopted risk-based capital standards for banks. These standards require minimum ratios of capital to risk-based assets of 4 percent for Tier 1 capital and 8 percent for total capital. Tier 1 capital consists of stockholders' equity less certain intangible assets, and total capital includes a limited amount of the allowance for credit losses. In calculating risk-weighted assets, specified risk percentages are applied to each category of asset and off-balance sheet items.

    The Bank must also maintain a minimum capital leverage ratio of 3 to 5 percent of Tier 1 capital to average total assets. The standard is based on a discretionary evaluation of the Bank's risk profile by the FDIC.

    A bank is considered well capitalized if it has minimum Tier 1 and total risk-based capital ratios of 6 percent and 10 percent, respectively, and a minimum leverage ratio of 5 percent.

    The Bank's capital ratios, capital balances, and risk-weighted assets at December 31, were as follows:

                                                 1995           1994           1993
                                             -------------  -------------  -------------
Risk-based capital ratios:
  Tier 1 capital ratio.....................          14.49%         16.70%         17.47%
  Total capital ratio......................          15.72%         17.95%         18.73%

Leverage ratio (using annual average
  assets)..................................           9.12%          9.42%         10.21%

Tier 1 capital.............................  $   2,313,107  $   2,216,166  $   2,084,364
Total capital..............................  $   2,508,070  $   2,382,716  $   2,234,396

Total risk-weighted assets.................  $  15,959,000  $  13,272,000  $  11,932,000

                        FARMERS BANK OF MARDELA SPRINGS

14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The estimated fair values of the Bank's financial instruments are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques prescribed by the FASB and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

  DECEMBER 31, 1995                                            CARRYING AMOUNT    FAIR VALUE
-------------------------------------------------------------  ----------------  -------------
Financial assets
  Cash and due from banks....................................   $    1,172,614   $   1,172,614
  Federal funds sold.........................................        1,425,000       1,425,000
  Investment securities (total)..............................        5,015,478       5,021,711
  Loans, net.................................................       18,131,390      17,827,677
  Accrued interest receivable................................          183,328         183,328

Financial liabilities
  Noninterest-bearing deposits...............................   $    3,781,817   $   3,781,817
  Interest-bearing deposits..................................       20,651,581      20,766,833
  Accrued interest payable...................................          102,767         102,767

    The fair values of U.S. Treasury and Government agency securities are determined using market quotations. For state and municipal securities, the fair values are estimated using a matrix that considers yield to maturity, credit quality, and marketability.

    The fair value of fixed-rate loans is estimated to be the present value of scheduled payments discounted using interest rates currently in effect for loans of the same class and term. The fair value of variable-rate loans is estimated to equal the carrying amount. The valuation of loans is adjusted for possible loan losses.

    The fair value of interest-bearing checking, savings, and money market deposit accounts is equal to the carrying amount. The fair value of fixed-maturity time deposits is estimated based on interest rates currently offered for deposits of similar remaining maturities.

    It is not practicable to estimate the fair value of outstanding loan commitments, unused lines, and letters of credit.

                        FARMERS BANK OF MARDELA SPRINGS
                           BALANCE SHEETS (UNAUDITED)

                                                                         SEPTEMBER 30,
                                                                     ----------------------
                                                                        1996        1995
                                                                     ----------  ----------
                                          ASSETS
Cash and due from banks............................................  $  938,496  $1,223,770
Federal funds sold.................................................     390,000   2,575,000
Securities available for sale......................................   2,226,517   1,278,064
Securities held to maturity (approximate market value of $3,336,129
  and $3,215,124)..................................................   3,368,530   3,243,040
Loans, less allowance for credit losses of $205,579 and $193,830...  19,966,266  17,689,548
Bank premises and equipment........................................     526,085     548,689
Accrued interest receivable........................................     194,104     183,013
Deferred income taxes..............................................      37,667      50,580
Other real estate owned............................................     268,641     268,641
Other assets.......................................................      88,163      87,128
                                                                     ----------  ----------
                                                                     $28,004,469 $27,147,473
                                                                     ----------  ----------
                                                                     ----------  ----------
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing..............................................  $3,899,487  $3,833,060
  Interest bearing.................................................  21,436,884  20,891,804
                                                                     ----------  ----------
    Total deposits.................................................  25,336,371  24,724,864
Accrued interest payable...........................................     118,451     112,684
Other liabilities..................................................      98,176      26,388
                                                                     ----------  ----------
                                                                     25,552,998  24,863,936
                                                                     ----------  ----------
Stockholders' equity
  Common stock, par value $12.50 per share; authorized 100,000 shares; issued and outstanding 92,028 shares in 1996 and 30,676
    shares in 1995                                                    1,150,350     383,450
  Surplus..........................................................   1,150,350   1,115,000
  Undivided profits................................................     166,326     793,291
                                                                     ----------  ----------
                                                                      2,467,026   2,291,741
  Net unrealized gain (loss) on securities available for sale......     (15,555)     (8,204)
                                                                     ----------  ----------
                                                                      2,451,471   2,283,537

                                                                     $28,004,469 $27,147,473
                                                                     ----------  ----------
                                                                     ----------  ----------

                   See Note to Unaudited Financial Statements

                        FARMERS BANK OF MARDELA SPRINGS

                        STATEMENT OF INCOME (UNAUDITED)

                   FOR NINE MONTH PERIODS ENDED SEPTEMBER 30

                                                                                             1996        1995
                                                                                          ----------  ----------
INTEREST REVENUE
  Loans, including fees.................................................................  $1,341,308  $1,217,842
  US Treasury and government agency securities..........................................     177,404     122,833
  State and municipal securities........................................................      39,097      48,428
  Bank balances.........................................................................         653          93
  Federal funds sold....................................................................      52,200      53,257
                                                                                          ----------  ----------
    Total interest revenue..............................................................   1,610,662   1,442,453
                                                                                          ----------  ----------
INTEREST EXPENSE
  Deposits..............................................................................     770,169     625,546
  Other.................................................................................           0       2,863
                                                                                          ----------  ----------
    Total interest expense..............................................................     770,169     628,409
                                                                                          ----------  ----------
    Net interest income.................................................................     840,493     814,044
PROVISION FOR CREDIT LOSSES.............................................................           0           0
                                                                                          ----------  ----------
    Net interest income after provision for credit losses...............................     840,493     814,044
                                                                                          ----------  ----------
OTHER OPERATING REVENUE.................................................................      99,994      70,684
                                                                                          ----------  ----------
OTHER EXPENSES
  Salaries..............................................................................     308,098     312,836
  Employee benefits.....................................................................      77,569      79,769
  Occupancy.............................................................................      48,854      51,462
  Furniture and equipment...............................................................      76,785      75,657
  Other operating.......................................................................     200,229     273,370
                                                                                          ----------  ----------
    Total other expenses................................................................     711,535     793,094
                                                                                          ----------  ----------
INCOME BEFORE INCOME TAXES..............................................................     228,952      91,634
INCOME TAXES............................................................................      75,033      16,059
                                                                                          ----------  ----------
NET INCOME..............................................................................  $  153,919  $   75,575
                                                                                          ----------  ----------
                                                                                          ----------  ----------
EARNINGS PER COMMON SHARE(1)............................................................       $1.67       $0.82
                                                                                          ----------  ----------
                                                                                          ----------  ----------

------------------------

(1) Earnings per share for 1995 are adjusted to reflect the January 1996 three-for-one stock dividend

                   See Note to Unaudited Financial Statements

                        FARMERS BANK OF MARDELA SPRINGS

           STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED)

                                                                                                       UNREALIZED
                                                                                                      GAIN/(LOSS)
                                                            COMMON STOCK                  UNDIVIDED        ON
                                                 SHARES      PAR VALUE       SURPLUS       PROFITS     SECURITIES
                                                ---------  --------------  ------------  -----------  ------------
Balance, December 31, 1994....................     30,676   $    383,450   $  1,115,000  $   717,716   $  (31,546)
Net Income Through September 30, 1995.........     --            --             --            75,575       --
Change in unrealized gain/(loss) on
  securities..................................     --            --             --           --            23,342
                                                ---------  --------------  ------------  -----------  ------------
Balance, September 30, 1995...................     30,676        383,450      1,115,000      793,291       (8,204)
Net Income, October 1-December 31, 1995.......     --            --             --            52,042       --
Cash Dividend, $1.00 per share (Dec 1995).....     --            --             --           (30,676)      --
Change in unrealized gain/(loss) on
  securities..................................     --            --             --           --            11,955
                                                ---------  --------------  ------------  -----------  ------------
Balance, December 31, 1995....................     30,676        383,450      1,115,000      814,657        3,751
Stock dividend, three-for-one (Jan 1996)......     61,352        766,900         35,350     (802,250)      --
Net Income Through September 30, 1996.........     --            --             --           153,919       --
Change in unrealized gain/(loss) on
  securities..................................     --            --             --           --           (19,306)
                                                ---------  --------------  ------------  -----------  ------------
Balance, September 30, 1996...................     92,028   $  1,150,350   $  1,150,350  $   166,326   $  (15,555)
                                                ---------  --------------  ------------  -----------  ------------
                                                ---------  --------------  ------------  -----------  ------------

                   See Note to Unaudited Financial Statements

                        FARMERS BANK OF MARDELA SPRINGS

                      STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                                            NINE MONTHS ENDED
                                                                                              SEPTEMBER 30,
                                                                                        --------------------------
                                                                                            1996          1995
                                                                                        ------------  ------------
Cash Flows from Operating Activities
  Interest received...................................................................  $  1,574,405  $  1,393,336
  Fees and commissions received.......................................................       101,820        73,202
  Interest paid.......................................................................      (754,484)     (554,697)
  Cash paid to suppliers and employees................................................      (557,567)     (639,376)
  Income taxes (paid) refunded........................................................       (72,167)      (16,246)
                                                                                        ------------  ------------
                                                                                             292,007       256,219
                                                                                        ------------  ------------
Cash Flows from Investing Activities
  Proceeds from sales and maturities of investment securities
    Held to maturity..................................................................       298,507       574,016
    Available for sale................................................................     1,099,401       109,891
  Purchase of investment securities and interest-bearing deposits
    Held to maturity..................................................................      (809,844)            0
    Available for sale................................................................    (1,203,276)     (470,927)
  Loans advanced, net of principal collected..........................................    (1,806,404)   (1,529,377)
  Purchases of premises and equipment.................................................       (31,623)      (65,889)
  Proceeds from sale of equipment.....................................................             0             0
  Purchase of computer software.......................................................       (10,869)      (24,511)
  Proceeds from sale of other real estate.............................................             0       155,844
  Purchase of other real estate.......................................................             0      (278,641)
                                                                                        ------------  ------------
                                                                                          (2,464,108)   (1,529,594)
                                                                                        ------------  ------------
Cash Flows from Financing Activities
  Net increase in deposits............................................................       902,983     3,967,087
  Dividends paid......................................................................             0             0
                                                                                        ------------  ------------
                                                                                             902,983     3,967,087
                                                                                        ------------  ------------
Net Increase (Decrease) in Cash and Cash Equivalents..................................    (1,269,118)    2,693,712
Cash and Cash Equivalents at Beginning of Period......................................     2,597,614     1,105,058
                                                                                        ------------  ------------
Cash and Cash Equivalents at End of Period............................................  $  1,328,496  $  3,798,770
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Reconciliation of net income to net cash provided by operating activities
  Net Income..........................................................................  $    153,919  $     75,575
Adjustments to reconcile net income to net cash provided by operating activities
  Depreciation........................................................................        40,984        50,064
  Amortization of Intangibles.........................................................        12,480        11,435
  Write-down of other real estate.....................................................             0        10,000
  Deferred income taxes...............................................................            (0)       (5,058)
  Amortization of premiums, net of accretion of discounts.............................         5,306         9,367
  Interest added to interest-bearing deposits.........................................                           0
  Sale of other real estate...........................................................             0        63,061
  Increase/(decrease) in
    Deferred loan origination fees, net...............................................       (28,472)      (19,282)
    Accrued interest payable..........................................................        15,684        73,712
    Accrued income taxes, net of refunds..............................................         2,866         4,871
    Other liabilities.................................................................        86,378        13,602
    Severance benefit payable.........................................................             0        (6,463)
  Decrease/(increase) in
    Accrued interest receivable.......................................................       (10,776)      (36,241)
    Prepaid expenses..................................................................        13,638        11,576
                                                                                        ------------  ------------
                                                                                        $    292,007  $    256,219
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                   See Note to Unaudited Financial Statements

                        FARMERS BANK OF MARDELA SPRINGS

                     NOTE TO UNAUDITED FINANCIAL STATEMENTS

                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

BASIS OF PRESENTATION

    The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of Farmers Bank's management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been made. Operating results for the nine month periods ended September 30, 1996 and 1995, are not necessarily indicative of the results that may be expected for the year ending December 31, 1996 or for future periods.

                                                                         ANNEX A

                               AGREEMENT AND PLAN
                           OF AFFILIATION AND MERGER
                                     AMONG
                       MERCANTILE BANKSHARES CORPORATION,
                                 PENINSULA BANK
                                      AND
                        FARMERS BANK OF MARDELA SPRINGS

                                                                         ANNEX A

                             AGREEMENT AND PLAN OF
                             AFFILIATION AND MERGER

    THIS AGREEMENT AND PLAN OF AFFILIATION AND MERGER (the "Agreement"), made this 10th day of December, 1996, by and among Mercantile Bankshares Corporation, a body corporate of the State of Maryland (the "Corporation"), Peninsula Bank, a Maryland commercial bank ("Peninsula"), and Farmers Bank of Mardela Springs, a Maryland commercial bank (the "Bank").

    WITNESSETH, that for and in consideration of the mutual promises of the parties hereto hereinafter contained and other good and valuable consideration, and in the expectation of the delivery of a Support Agreement, to be dated and delivered as of the first business day after the date hereof, between the Corporation and certain stockholders of the Bank, the parties hereto agree as follows:

                                   ARTICLE I
                               GENERAL PROVISIONS

    1.1. THE AFFILIATION AND MERGER. Subject to the terms, provisions, and conditions of this Agreement, the Bank shall become affiliated with the Corporation by merger into Peninsula, pursuant to the procedures described in
Article II of this Agreement (the "Merger" or the "Affiliation") and the form of Agreement of Merger attached as Exhibit A hereto (the "Agreement of Merger").

    1.2. CONVERSION RATE; STOCK OPTIONS. The Merger shall be accomplished on the basis of one and twenty-five hundredths (1.25) shares of the Corporation's Common Stock, $2.00 par value per share (the "Common Stock"), for each share of common stock of the Bank that is outstanding on the Effective Date, hereinafter defined, immediately prior to the Merger becoming effective (the "Conversion Rate"). Fractional shares shall be treated as provided elsewhere herein. The Conversion Rate may be adjusted pursuant to Section 1.5(b);

    1.3. COMMERCIALLY REASONABLE EFFORTS REQUIREMENT. The Corporation, Peninsula and the Bank shall each use all commercially reasonable efforts to consummate the transactions contemplated in this Agreement.

    1.4 STOCKHOLDER LIST. Within five days after the date of this Agreement, the Bank shall furnish to the Corporation a list containing the names and addresses of the current holders of its common stock as the same appear in the stock registration books of the Bank and the number of shares held by each.

    1.5.  REPRESENTATIONS OF THE CORPORATION; ANTIDILUTION.

    (a) The obligations of the Bank under this Agreement are based upon and subject to the correctness and accuracy of the following representations of the
Corporation:

        (1) The Corporation is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Peninsula is a Maryland commercial bank, the deposits of which are insured by the Federal Deposit Insurance Corporation (the "FDIC") and is not a member of the Federal Reserve System.

        (2) The Corporation will cause the filing of an application with FDIC for approval of the Merger and prosecute such application in good faith and with diligence.

        (3) The Corporation and Peninsula are each corporations duly organized, validly existing, and in good standing under the laws of the State of Maryland and have the corporate power and authority to carry on their respective businesses as they are now conducted.

        (4) As of September 30, 1996, the authorized capital stock of the Corporation consisted of 2,000,000 shares of preferred stock, no par value ("Mercantile Preferred"), and 67,000,000 shares of Common Stock. At October 31, 1996, no shares of Mercantile Preferred were outstanding, 47,384,827 shares of Common Stock were outstanding; and all of the outstanding shares of Common Stock were validly issued, fully paid and nonassessable. Under the Corporation's Shareholder Protection Rights Plan adopted September 12, 1989, and as amended, each share of issued and outstanding Common Stock, including the Common Stock to be issued hereunder, carries a right to purchase additional securities of the Corporation under certain circumstances.

        (5) The Corporation with the assistance and cooperation of the Bank and its representatives will prepare and file with the Securities and Exchange Commission ("SEC"), a Registration Statement ("Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock issuable upon consummation of the Merger and shall use all commercially reasonable efforts to have the Registration Statement declared effective by the SEC. The Corporation and the Bank may each rely upon all information provided to it by the other party in this connection and shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Registration Statement, or in the Proxy Statement of the Bank which is prepared as a part thereof, if such statement is made in reliance upon any information provided to it by the other party or by any of its officers or authorized representatives. The Corporation, relying on the information provided by the Bank pursuant to Section 1.4, shall promptly take all such actions, with the assistance and cooperation of the Bank and its authorized representatives, as may be necessary or appropriate in order to comply with all applicable securities laws of any state or other jurisdiction applicable to the transactions contemplated by this Agreement.

        (6) The Corporation has delivered to the Bank (i) copies of its consolidated financial statements for the year ended December 31, 1995 containing the following consolidated financial statements of the Corporation (collectively, the "Corporation's Audited Financial Statements"): consolidated balance sheets as of December 31, 1995 and 1994 and statements of consolidated income, consolidated cash flows, and consolidated changes in stockholders' equity for each of the three years in the period ended December 31, 1995, together with the notes thereto, certified by Coopers & Lybrand, LLP, independent certified public accountants, and (ii) copies of its unaudited consolidated financial statements for the nine months ended September 30, 1996 containing a consolidated balance sheet as of September 30, 1996 and statements of consolidated income, consolidated cash flows and consolidated changes in stockholders' equity for the nine months then ended (the "Corporation's September 30, 1996 Financial Statements"). All of the Corporation's Audited Financial Statements and the Corporation's September 30, 1996 Financial Statements have been prepared in accordance with generally accepted accounting principles and applicable SEC requirements and present fairly the information presented therein.

        (7) Since September 30, 1996, there has not been any material adverse change in the Corporation's consolidated balance sheet, consolidated income statement, financial position, results of operations, or business. There is no material liability, actual or contingent, known or anticipated, of a character that should be disclosed in the Corporation's Audited Financial Statements or in the Corporation's September 30, 1996 Financial Statements and that is not disclosed therein, other than liabilities arising since the respective dates thereof in the ordinary course of business, which are not materially adverse.

        (8) Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereunder will result in any material violation, termination, modification of, or be in conflict with, any terms of the Corporation's or Peninsula's Charter or Bylaws, or any contract or other instrument to which the Corporation or Peninsula is a party, or of any judgment, decree, or order applicable to the Corporation or Peninsula, or result in the creation of any material lien, charge, or encumbrance upon any of the properties or assets of the Corporation or Peninsula.

        (9) The Common Stock deliverable pursuant to this Agreement will be, prior to its issuance, duly authorized for issuance and will, when issued and delivered in accordance with this Agreement, be duly and validly issued, fully paid and nonassessable.

        (10) The execution, delivery, and performance of this Agreement by the Corporation and Peninsula have been duly authorized by their respective Boards of Directors and require no action on the part of the stockholders of the Corporation. This Agreement constitutes a valid and binding obligation of the Corporation and Peninsula, enforceable against the Corporation and Peninsula in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

    (b) Nothing in this Agreement shall limit the right of the Corporation to issue or repurchase any of its stock or other securities in any manner and for any consideration permitted by law either in connection with acquisitions of new affiliates or otherwise, prior to or after the Effective Date, as hereinafter defined; provided, however, that if the Corporation takes any action which establishes, prior to the Effective Date, as hereinafter defined, a record date or effective date for a stock dividend on the Common Stock, a split or reverse split of the Common Stock, or any distribution on all shares of the Common Stock other than cash dividends, the Corporation will take such action as shall be necessary in order that each share of common stock of the Bank will be converted in the Merger into the same number of shares of Common Stock (whether such number is greater or less than the number otherwise provided for herein) that the owner of such shares would have owned immediately after the record date or effective date of such event had the Effective Date occurred immediately before such record date or effective date, and the Conversion Rate shall be adjusted accordingly. The Bank hereby agrees to any revision in the Conversion Rate and payment arrangements pursuant to the foregoing provisions of Section 1.5(b).

    1.6. REPRESENTATIONS OF THE BANK. The obligations of the Corporation and Peninsula under this Agreement are based upon and subject to the correctness and accuracy of the following representations of the Bank:

        (a) The Bank is a Maryland commercial bank, without trust powers, legally formed, validly existing and in good standing under the laws of Maryland, the deposits of which are insured by the FDIC, and is not a member of the Federal Reserve System. The Bank has the corporate power and authority to carry on its business as it is now conducted. The Bank owns three banking offices, with its main office in Mardela Springs, Maryland, and branch offices located in Salisbury, Maryland, and Sharptown, Maryland. The Bank has no subsidiaries or affiliated companies and is not a general partner or coventurer in any joint venture or other business enterprise.

        (b) The authorized capital stock of the Bank consists of 200,000 shares of a single class of common stock, par value of $12.50 per share, of which 92,028 shares were issued and outstanding as of October 31, 1996. All of such issued and outstanding shares are validly issued, fully paid and nonassessable. The Bank has no options, calls, warrants, commitments or agreements of any character to which it is a party or by which it is bound calling for the issuance of shares of the Bank's capital stock or any security representing the right to purchase or receive any capital stock of the Bank.

        (c) The Bank does not have more than 500 stockholders of record and its securities are not subject to registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        (d) At the date of this Agreement, there are no declared and unpaid dividends or distributions on, or with respect to, the shares of common stock of the Bank.

        (e) The Bank has complied in all material respects with all laws and regulations applicable to the Bank, its properties and operations and all valid orders of regulatory authorities having jurisdiction over the Bank and has received no notice of any asserted violations of the same.

        (f) The Bank has previously furnished to the Corporation copies of its Charter and Bylaws, including all amendments thereto, copies of all written agreements or understandings, and written memoranda of all oral agreements or understandings, if any, between the Bank and each present or former director, officer and employee of the Bank relating to his compensation, employment or severance, copies of all leases, mortgages and agreements with respect to its banking and other offices, copies or descriptions of all other material contracts and leases, a list of all securities held by the Bank on September 30, 1996, a copy of the Bank's Community Reinvestment Act Statement, (together with all related documents required to be made available for public inspection pursuant to 12 C.F.R. Section345.5(a)), copies of the Bank's year-end Consolidated Reports of Condition and Income ("Call Reports") filed with the FDIC for all years subsequent to 1990, copies of all interim Call Reports filed with the FDIC in 1995 and 1996 (the Bank's September 30, 1996 Call Reports being hereinafter referred to as the "Bank's September 30, 1996 Call Reports"), copies of the Bank's audited financial statements for the years ended December 31, 1991, 1992, 1993, 1994 and 1995, together with the notes thereto, certified by Rowles & Company, independent certified public accountants (the said financial statements for the year ended December 31, 1995 being hereinafter referred to as the "Bank's December 31, 1995 Financial Statements"), a copy of the most recent management letter rendered by the Bank's independent certified public accountants, and copies of the Bank's Federal and Maryland income and franchise tax returns for the years 1993, 1994, and 1995. Since September 30, 1996, there has been no material adverse change in the balance sheet, income statement, financial position, results of operation, or business of the Bank. No material loss is presently realizable or anticipated, with respect to any asset included in the Bank's December 31, 1995 Financial Statements or the Bank's September 30, 1996 Call Reports (except to the extent provided for therein), and there is no material liability, actual or contingent, known or anticipated, of a character that should be disclosed in the Bank's December 31, 1995 Financial Statements or the Bank's September 30, 1996 Call Reports and that is not disclosed therein, other than liabilities arising since the respective dates thereof in the ordinary course of business, which are not materially adverse.

        (g) All of the financial statements previously provided to the Corporation pursuant to subparagraph (f) of this Section 1.6 are accurate and complete in all material respects, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods covered by such financial statements, and present fairly the financial position, cash flows (with respect to those financial statements containing statements of cash flows), results of operations, and changes in stockholders' equity (with respect to those financial statements containing statements of changes in stockholders' equity) of the Bank at the close of business at the dates thereof and for the periods covered thereby.

        (h) Since September 30, 1996, the Bank has not authorized or issued any additional shares of capital stock or securities convertible thereto, or options, warrants or rights to subscribe thereto or any notes, debentures or other evidences of indebtedness (other than certificates of deposit issued in the normal course of business) or authorized or made payment or distribution of any of its assets to its stockholders by way of dividends or otherwise or, except for this Agreement, entered into any agreement or commitment of any character with respect to any of the foregoing.

        (i) Except as previously disclosed in writing by the Bank to the Corporation, there is no litigation or regulatory or other proceeding pending against or threatened against the Bank and the Bank is not subject to any order or decree of any court or regulatory agency or any formal or informal agreement or memorandum of understanding with any regulatory agency.

        (j) The Bank has timely filed with the appropriate governmental agencies all tax returns required to be filed and has paid all taxes shown to be due on such returns. The Bank does not have any material liability for taxes except as set forth and provided for in the Bank's December 31, 1995 Financial Statements and September 30, 1996 Call Reports, and there is no reason to believe that any such liability will be asserted in connection with such returns except as noted in the Bank's December 31, 1995 Financial Statements and September 30, 1996 Call Reports. The Bank is not aware of any currently pending or threatened investigations or proceedings concerning its tax returns by any governmental agency. The Bank's federal and Maryland tax returns for the years 1991 through 1995 have been timely filed.

        (k) There is no finder or broker acting, or who acted, for the Bank, or, to the knowledge of the directors of the Bank, for any stockholder of the Bank, in connection with the transactions contemplated by this Agreement, except that the Bank has retained Scott & Stringfellow, Inc. as its financial advisor pursuant to a retainer agreement, a copy of which has been provided to the Corporation.

        (l) Except as set forth in a schedule previously provided by the Bank (the "Benefit Plan Schedule"), the Bank does not sponsor or maintain and is not required to contribute to and has not during the preceding five (5) years sponsored, maintained or contributed to an "employee benefit plan" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any other employee benefit program or arrangement, whether formal or informal, including, without limitation, any pension, profit sharing, deferred compensation, retirement, bonus, stock option, stock appreciation right, stock purchase or restricted stock plan, severance or "golden parachute" arrangement, consulting agreement, incentive plan, or any other compensation, perquisite, welfare or fringe benefit plan, program or arrangement providing for benefits for, or for the welfare of, any or all of the current or former employees, officers or directors of the Bank or the beneficiaries of such persons (such plans, programs and arrangements set forth in such Benefit Plan Schedule, collectively, the "Employee Plans").

           (1) Except as disclosed on the Benefit Plan Schedule, each Employee Plan and any related funding arrangement is in compliance in all material respects with all applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and other applicable law, and each Employee Plan has been administered in all material respects in accordance with its written terms to the extent consistent with such requirements of law; all benefits due and payable under any Employee Plan have been paid in accordance with the terms of such Employee Plan; the Bank has timely made (and at the Effective Date will have timely made) all contributions required to be made to any Employee Plan; except for claims for benefits in the ordinary course of plan administration, there is no litigation or other legal proceeding pending or threatened against or with respect to any Employee Plan or its fiduciaries and no facts exist which could give rise to such proceedings or litigation; all reports, returns, forms, notifications or other disclosure materials required to be filed with any governmental entity or distributed to employees with respect to any Employee Plan have been timely filed or distributed and are accurate and complete; no nonexempt "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred or will occur prior to the Effective Date with respect to any Employee Plan subject to such rules that could reasonably be expected to have a material adverse effect on such Employee Plan, any parties in interest or fiduciaries; no material excise taxes are payable or will become payable prior to the Effective Date with respect to any Employee Plan; the Bank is not subject to any legal obligation to continue any Employee Plan either before or after the Effective Date and any such Employee Plan, in any manner and without the consent of any employee or beneficiary, may be amended or terminated.

           (2) The Bank has previously delivered to the Corporation complete copies of: each Employee Plan; all related summary plan descriptions; all related trust agreements or other funding arrangements, including, but not limited to, insurance policies; for the five (5) most recent plan years, all annual reports (5500 series) for each Employee Plan that have been filed with any governmental agency; and all other material documents relating to any Employee Plan as may reasonably be requested by the Corporation.

           (3) The only Employee Plan currently maintained or contributed to by the Bank which is intended to be qualified under Section 401(a) of the Code is the Farmers Bank of Mardela Springs Retirement Plan and Trust, a profit sharing plan (the "Qualified Plan"); the Qualified Plan, as amended to comply with the Tax Reform Act of 1986, the Unemployment Compensation Amendments of 1992, the 1993 Omnibus Budget Reconciliation Act, and any other applicable legislation (including any regulations issued thereunder), has received a favorable determination letter from the Internal Revenue Service with respect to its tax-qualified status and the Bank has delivered to the Corporation complete copies of all such determination letters and all material correspondence relating to the applications therefor; nothing has occurred since the date of the most recent applicable determination letter nor will occur prior to the Effective Date that would adversely affect the tax-qualified status of the Qualified Plan.

           (4) Except as disclosed in the Benefit Plan Schedule, the Bank does not have any obligation, and has not made any representation, in connection with any medical, death or other welfare benefits for its employees after they retire, except to the extent required under the group health plan continuation requirements of Section 601 of ERISA.

        (m) The Bank has good and marketable title to all of its material property and assets, including those reflected on the Bank's September 30, 1996 Call Reports, except as sold or otherwise disposed of only in the ordinary course of business, free and clear of all material liens and encumbrances (except as permitted in Section 1.6(q) below with respect to certain real estate and except for securities pledged to secure government deposits or that are the subject of repurchase transactions in the ordinary course of business).

        (n) The execution, delivery and performance of this Agreement have been duly authorized by the Bank's Board of Directors and, except for stockholder approval, require no further corporate action. The Board of Directors of the Bank has taken all action necessary or advisable to render the provisions of Sections 3-601 through 3-604 of the Maryland General Corporation Law ("MGCL") and Sections 3-701 through 3-709 of the MGCL inapplicable to transactions with the Corporation and its affiliates and associates, including Peninsula. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereunder will result in any violation, termination, modification of, or be in conflict with the Charter or Bylaws of the Bank, or the terms of any material contract or other instrument to which the Bank is a party, or of any judgment, decree, order or regulatory agreement applicable to the Bank, or result in the creation of any material lien, charge, or encumbrance upon any of the properties or assets of the Bank. No consent to this Agreement by any private party is required under any contract, lease, mortgage or other instrument to which the Bank is a party. This Agreement constitutes a valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

        (o) The tangible personal property of the Bank is in good operating condition and repair, subject to ordinary wear and tear.

        (p) Except as previously disclosed in writing by the Bank to the Corporation, there is no material violation of any zoning, building, fire or other regulatory laws, statutes, ordinances or regulations relating to the Bank's offices or other real property; no condemnation proceeding exists or, to the knowledge of the Bank, is threatened that would preclude or impair the use of the Bank's offices as presently being used in the conduct of its business.

        (q) The Bank has good and merchantable fee simple title to the real estate for the offices owned by the Bank, free and clear of liens and encumbrances of every kind and nature except use, occupancy and similar restrictions of public record that are generally applicable to properties in the immediate neighborhood or subdivision in which the real property is located, easements and encumbrances that are of record or that may be observed by an inspection of the property, and such utility and other easements and encumbrances as do not materially adversely affect the fair market value of the real property.

        (r) Except as previously disclosed in writing by the Bank to the Corporation, all electrical, plumbing, heating, air conditioning and other mechanical systems and related equipment in the Bank's banking and other offices are in good working order, subject to ordinary wear and tear and the roofs of the office buildings are waterproof and their basements, if any, are not subject to water seepage.

        (s) (1) (i) all real estate (including, without limitation, offices and foreclosed properties) owned by the Bank (the "Real Estate") is in compliance with all environmental laws and regulations, (ii) there are no underground tanks on the Real Estate and (iii) there has been no release of hazardous substances or petroleum products on the Real Estate.

           (2) (i) all property in which the Bank holds a security interest is in compliance with applicable environmental laws and regulations, (ii) there are no underground tanks on any such property, and (iii) there has been no release of hazardous substances or petroleum products on any such property.

    1.7.  ACCESS TO RECORDS AND INFORMATION; OPERATION OF BUSINESS.

    (a) From the date of this Agreement until the Effective Date, as hereinafter defined, the Bank will afford the Corporation, its officers and other authorized representatives, such access to all books, accounts, records, bank examination reports (subject to any permission from regulatory agencies as may be required), tax returns, leases, contracts and documents of the Bank and furnish to the Corporation such information with respect to the Bank's assets, liabilities and business as the Corporation may from time to time request in order to perform the audits and examinations described in Section 1.8 hereof, to obtain all required approvals of the Merger by the FDIC, the Maryland Commissioner of Financial Regulation (the "Maryland Commissioner"), the Virginia State Corporation Commission (if required), the Delaware Bank Commissioner (if required), and any other regulatory authorities, to prepare any registration statement, proxy statement or other documents required to be filed with the SEC or other authorities, and to meet any of the other conditions set forth in this Agreement, and further will fully cooperate with the Corporation in satisfying the conditions set forth in this Agreement.

    (b) Unless the Corporation shall otherwise consent in writing from the date of this Agreement until the Effective Date, the Bank will:

        (1) preserve and keep its corporate existence in full force and effect;

        (2) operate its business only in the usual, regular and ordinary manner and consistently with past operations and practices, including, without limitation, lending practices with regard to the setting of rates, credit standards and collection procedures; and use all commercially reasonable efforts to preserve its present relationships with persons having business dealings with it;

        (3) make no material increase in levels of staffing, no material changes in duties or responsibilities of senior management, and no changes in or appointments of senior management (provided that the Corporation's consent to matters covered in this item (3) shall not be unreasonably withheld);

        (4) maintain its books, accounts and records in the usual regular and ordinary manner, on a basis consistent with prior years; comply in all material respects with all material laws and contractual obligations, and perform all of the material obligations relating to its business without material default;

        (5) not enter into any material agreement or incur any material obligation other than in the ordinary course of its business;

        (6) not make or commit to make any capital expenditures aggregating in excess of $50,000;

        (7) not pledge, sell, lease, transfer, dispose or otherwise encumber any of its property or assets other than in the ordinary course of business;

        (8) not issue any shares of its capital stock, any securities convertible into or exchangeable for its capital stock, or any other class of securities, whether debt (other than certificates of deposit issued by the Bank in the ordinary course of business and consistent with past practice) or equity; and not issue any option or rights to acquire any of the foregoing;

        (9) not amend its Charter or Bylaws;

        (10) except as provided in Section 1.10, not provide for the consolidation with or merger of the Bank or a share exchange or any other reorganization involving Bank capital stock with or into another corporation or the liquidation or dissolution of the Bank;

        (11) not create any subsidiary, affiliate or other related business entity; and

        (12) not take any other action or enter into any agreement which would have the effect of defeating the purposes of this Agreement or the Merger except as provided in Section 1.10.

    1.8. AUDITS, INCOME AND CAPITAL ACCOUNT REQUIREMENTS, ETC. Immediately upon the execution of this Agreement, the Bank shall take such action as may be necessary to authorize the Corporation, and such accountants as may be designated by the Corporation, at the Corporation's expense (a) to conduct an examination and audit of the books, accounts and records of the Bank for the calendar years ended December 31, 1993, 1994 and 1995, and for any subsequent period and (b) to update any such examination and audit from time to time, at any time at, or prior to, the Effective Date. If any such examination or audit, or update thereof, shall disclose, in the opinion of the Corporation, (1) that the Bank's net income, determined in accordance with generally accepted accounting principles, consistently applied, for the calendar year ended December 31, 1995 was less than $127,617, or for the nine month period ended September 30, 1996 was less than $153,919, or for the year ending December 31, 1996 is less than $200,000, or if the Effective Date is after March 31, 1997, for the three month period ending March 31, 1997 is less than $60,000, or if the Effective Date is after June 30, 1997, for the six month period ending June 30, 1997 is less than $120,000, or if the Effective Date is after September 30, 1997, for the nine month period ending September 30, 1997 is less than $180,000 or (2) that the stockholders' equity of the Bank, determined in accordance with generally accepted accounting principles, consistently applied, at December 31, 1995 aggregated less than $2,316,858, or at September 30, 1996 aggregated less than $2,451,471, or at December 31, 1996 aggregates less than $2,470,000, or if the effective date is after March 31, 1997, at March 31, 1997 aggregates less than $2,530,000, or if the Effective Date is after June 30, 1997, at June 30, 1997 aggregates less than $2,590,000, or if the Effective Date is after September 30, 1997, at September 30, 1997 aggregates less than $2,650,000; or
(3) that any inability of independent public accountants to certify financial statements of the Bank for any period (or any qualification to such a certification) would materially interfere with or prevent the Corporation, before or after the Effective Date, from complying with requirements of the SEC (or other requirements) for the preparation and publication of certified or other required financial statements, whether for the Bank or for the Corporation and its consolidated subsidiaries, or (4) that the representations contained in
Section 1.6 hereof or elsewhere in this Agreement are inaccurate in any material respect, or (5) that the nature or composition of the Bank's loan portfolio is materially different from the nature or composition of the Bank's loan portfolio as reflected in the Bank's September 30, 1996 Call Reports, or (6) that any material item or group of items in the Bank's loan portfolio is unacceptable to the Corporation for stated defects, including, without limitation, matters relating to credit, collateral or documentation, that are not cured within thirty days after the Bank receives notice of such defects from the Corporation, or (7) that the nature or composition of the Bank's deposit liabilities are materially different from the nature or composition of the Bank's deposit liabilities as reflected in the Bank's September 30, 1996 Call Reports, or (8) that the Bank's accrued expenses or other liabilities are different in nature from those associated with the normal operation of a commercial bank, or (9) that the list of its securities supplied by the Bank to the Corporation pursuant to Section 1.6(f) hereof is inaccurate, as of its date, in any material respect, then the Corporation and Peninsula shall have the right by written notice to the Bank at any time prior to the Effective Date to terminate this Agreement, in which event no party shall have any obligations under, or liabilities arising out of, this Agreement, except as set forth in Section 3.5 with respect to expenses.

    1.9 REGULATORY APPROVALS. When requested by the Corporation, and through counsel for the Corporation, the Bank will cooperate with the Corporation and use all commercially reasonable efforts to obtain the approval of the Merger by all appropriate State and Federal regulatory agencies.

    1.10 EXCLUSIVE DEALING. The Board of Directors of the Bank has carefully considered and deliberated upon the terms and conditions of the Merger and has concluded that the Merger is fair to, and in the best interests of the stockholders of the Bank, with the intent that this Agreement be conclusive and binding, subject to the terms and conditions hereof. In the process of so concluding, the Board of Directors of the Bank has, at the Bank's expense, received the written opinion of Scott & Stringfellow, Inc., its financial advisor, that the consideration to be received in the Merger is fair to the stockholders of the Bank from a financial viewpoint. Accordingly, in view of the commitments of the parties and the time and expense required to consummate the Agreement and while this Agreement is in effect, neither the Bank nor any of its officers, directors, employees, agents or representatives (including, without limitation, investment bankers) shall, directly or indirectly: (i) encourage, solicit or initiate the submission of any Acquisition Proposal, as hereinafter defined, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal; or (ii) recommend any Acquisition Proposal to the Bank's stockholders or enter into any agreement with respect to any Acquisition Proposal or participate in discussions or negotiations with, or furnish any information to, any person other than the Corporation, Peninsula or their affiliates and agents in connection with any potential Acquisition Proposal, unless an unsolicited Acquisition Proposal is made and the Board of Directors of the Bank shall conclude, based on a written opinion of counsel, which may be based with respect to financial matters on the written opinion of the Bank's financial advisor, that its fiduciary obligations require consideration of such Acquisition Proposal because such Acquisition Proposal may be in the best interest of the Bank's stockholders and is more favorable to the Bank's stockholders from a financial point of view than the Affiliation provided for herein. "Acquisition Proposal" shall mean any proposed (A) merger, consolidation, share exchange or similar transaction involving the Bank, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of assets of the Bank representing 10% or more of the consolidated assets of the Bank, (C) issue, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transactions) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the voting power of the Bank, (D) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange
Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership, of 20% or more of the Bank's outstanding common stock. The Bank shall promptly advise the Corporation of, and communicate to the Corporation the terms of, any such inquiry or proposal addressed to the Bank or of which the Bank, or its officers, directors, employees, agents, or representatives (including, without limitation, any investment banker) has knowledge. The Bank's Board of Directors shall use all commercially reasonable efforts to cause its officers, directors, employees, agents and representatives to comply with the requirements of this Section 1.10.

    1.11 CONDITIONS TO THE CORPORATION'S OBLIGATIONS. The obligations of the Corporation under this Agreement are subject to the satisfaction prior to, and at, the Effective Date, of the conditions set forth in Article II of this Agreement or elsewhere in this Agreement and of the following conditions:

        (a) That pursuant to applicable statutes, the FDIC shall have given all required approvals to permit the Merger and such approvals shall have become effective and all required waiting times with respect thereto shall have expired.

        (b) That all appropriate State regulatory agencies (including, without limitation, the Maryland Commissioner, the Virginia State Corporation Commission, (if required by law), and the Delaware Bank Commissioner (if required by law), and any appropriate Federal regulatory agencies in addition to the FDIC) shall have approved the Merger to the extent required by applicable State or Federal laws and all required waiting periods with respect thereto shall have expired.

        (c) That the Registration Statement shall have been declared effective by the SEC and there shall not be in effect a stop order with respect thereto.

        (d) That stockholders who are affiliates of the Bank for the purposes of SEC Rule 145 shall have entered into agreements with the Corporation, in form and substance satisfactory to the Corporation, necessary or desirable to conform with SEC Rule 145.

        (e) That all other consents or approvals, governmental or otherwise, that in the opinion of counsel for the Corporation are necessary to permit, enable or facilitate the Merger, shall have been granted or issued and shall have become effective.

        (f) That there shall be no actual or threatened legal proceeding or impediment that in the reasonable opinion of counsel for the Corporation might prevent the consummation of the Merger.

        (g) That since September 30, 1996, the Bank shall not have authorized or distributed any of its assets to its stockholders by way of dividends or otherwise, except a dividend of thirty-three cents ($0.33) per share declared and payable in December 1996.

        (h) That since September 30, 1996, the Bank shall not have issued or authorized the issuance of additional shares of capital stock of any class or options to buy shares of said stock or warrants or rights to subscribe thereto or any notes, debentures or other evidences of indebtedness (other than certificates of deposit issued in the normal course of business) or issued or authorized the issuance of other securities in respect of, in lieu of, or in substitution for the now outstanding shares of common stock, or repurchased or redeemed any of its common stock or changed its capitalization or made any distribution of its earnings or assets other than as provided in Section 1.11(g) above, or as otherwise agreed in writing by the Corporation.

        (i) That, except with the prior written approval of the Corporation, there shall have been no increase in the compensation, or rate of compensation, payable or to become payable by the Bank to any director, officer or employee thereof, other than in accordance with past practices, or the establishment of, or an agreement to establish by the Bank, any early retirement program or arrangement for certain employees, or any payment of any bonus, profit sharing, severance or other extraordinary compensation, or any change (other than changes required by law or described in writing by the Bank to the Corporation prior to the date of this Agreement) in any presently existing stock option, employee stock ownership, profit sharing, pension, retirement, bonus, severance, group life or health insurance or other plan, agreement or arrangement, and that the Bank shall not have adopted or entered into any new employment, stock option, stock purchase, employee stock ownership, profit sharing, pension, retirement, bonus, group life or health insurance or other benefit plan, agreement or arrangement.

        (j) That between September 30, 1996, and the Effective Date, no change shall have been made in the Bank's existing investment practices and policies.

        (k) That there are granted or issued any such consents or approvals, governmental or otherwise (including, without limitation, lessor consents), which are necessary to permit or enable Peninsula, as successor in the Merger, to conduct after the Effective Date all and every part of the business and activities conducted by the Bank prior to the Effective Date in the manner in which such activities and business were then conducted by the Bank and at the offices at which they were then conducted.

        (l) That the holders of no more than 10% of the Bank's common stock shall have voted against the Merger, pursuant to Title 3 Subtitle 7, Part II of the Financial Institutions Articles of the Annotated Code of Maryland.

        (m) That the Bank shall not have applied for or opened any new, or closed any existing, branch offices without the written consent of the Corporation.

        (n) That the Corporation and Peninsula shall have received from Venable, Baetjer and Howard, LLP (or such other qualified law firm as the Corporation shall select) an opinion with respect to the federal income tax consequences of the Merger substantially to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code, that the Corporation, Peninsula and the Bank will each be a party thereto, and that no gain or loss will be recognized by the Corporation, Peninsula or the Bank as a result of the Merger.

        (o) That the representations of the Bank contained in Section 1.6 of this Agreement shall be true in all material respects on and as of the Effective Date as if made again as of such date, and that, on request of the Corporation, and as of the Effective Date, the President of the Bank shall deliver a written certificate to the Corporation that to his knowledge, information and belief, the representations set forth in this Agreement are true and correct in all material respects as if made on and as of the date of such certificate and that the conditions set forth herein which are required to have been met by such date have, without exception, been met.

    Conditions (d), (e), (f), (g), (h), (i), (j), (k), (l), (m), (n) and (o) may
be waived by the Corporation.

    1.12 CONDITIONS TO THE BANK'S OBLIGATIONS. The obligation of the Bank to consummate the Merger under this Agreement is subject to the following conditions:

        (a) That pursuant to applicable statutes, the FDIC shall have given all required approvals to permit the Merger and such approvals shall have become effective and all required waiting times with respect thereto shall have expired.

        (b) That all appropriate State regulatory agencies (including, without limitation, the Maryland Commissioner, the Virginia State Corporation Commission (if required by law), and the Delaware Bank Commissioner (if required by law), and any appropriate Federal regulatory agencies in addition to the FDIC) shall have approved the Merger to the extent required by applicable State or Federal laws and all required waiting periods with respect thereto shall have expired.

        (c) That the Registration Statement shall have been declared effective by the SEC and there shall not be in effect a stop order with respect thereto.

        (d) That the Bank shall have received an opinion of Venable, Baetjer and Howard, LLP (or such other qualified law firm as the Bank shall select) with respect to the federal income tax consequences of the Merger, substantially to the effect that, upon completion of the Merger (except as to the disposition of fractional shares):

           (1) the Merger will qualify as a reorganization within the meaning of
       Section 368(a)(2)(D) of the Internal Revenue Code;

           (2) the Corporation, Peninsula and the Bank will each be a party thereto;

           (3) no gain or loss will be recognized by the Corporation, Peninsula or the Bank as a result of the Merger;

           (4) no gain or loss will be recognized by the stockholders of the Bank upon receipt by them of Common Stock in exchange for common stock of the Bank;

           (5) provided that the Bank's common stock is held as a capital asset, the basis of the Common Stock received by such stockholders of the Bank will be the same as the basis of the common stock of the Bank surrendered by such stockholders in exchange for the Common Stock;

           (6) provided that the Bank's common stock is held as a capital asset, such stockholders' holding period of the Common Stock received by them will include the stockholders' holding period of the common stock of the Bank which is surrendered in exchange for such Common Stock.

        (e) That the Bank's Proxy Statement shall contain the written opinion of Scott & Stringfellow, Inc. (or such other recognized investment firm as the Bank may select) dated contemporaneously with the date of the Proxy Statement, to the effect that the consideration to be received in the Merger is fair to the stockholders of the Bank from a financial point of view.

        (f) That the representations of the Corporation contained in Section 1.5(a) of this Agreement (other than Section 1.5(a)(4)) shall be true in all material respects on and as of the Effective Date as if made again as of such date, and that, on request of the Bank, and as of the Effective Date, the President of the Corporation shall deliver a written certificate to the Bank that, to his knowledge, information and belief, the representations of the Corporation set forth in this Agreement (other than in Section 1.5(a)(4)) are true and correct in all material respects as if made on and as of the date of such certificate and that the conditions set forth herein required to have been met by the Corporation by such date have, without exception, been met.

    Conditions (e) and (f) may be waived by the Bank.

    1.13  CONFIDENTIALITY

    Between the date of this Agreement and the Effective Date, the Corporation, Peninsula and the Bank each will maintain in confidence, and cause its directors, officers, employees, agents and advisors to maintain in confidence, and will not use for any purpose other than those contemplated in this Agreement, any written, oral or other information obtained in confidence from the other party or a third party in connection with this Agreement or the transactions contemplated hereby unless such information is already known to such party or to others not bound by a duty of confidentiality or unless such information becomes publicly available through no fault of such party, unless use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby or unless the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Merger is not consummated, each party will return or destroy as much of such written information as may reasonably be requested except to the extent that it is necessary or appropriate for the party to retain the information in connection with any legal proceedings relating to the Agreement.

    1.14  EMPLOYEE BENEFIT MATTERS

    (a) PROFIT SHARING PLAN. It is the current intention of the Corporation and expectation of the parties that effective as of the Effective Date (or as soon thereafter as is practicable in the judgment of the Corporation, the Bank's Qualified Plan will be merged with and into the Corporation's 401(k) plan. If the plans are merged, the terms of the merger will comply with applicable requirements of the Internal Revenue Code, including Sections 401(a), 414(1) and 411(d)(6), and will provide that employees of the Bank will be given credit under the Corporation's 401(k) plan for service with the Bank for purposes of eligibility to participate and vesting. In the event that, in the judgment of the Corporation, it is not technically feasible or desirable to merge the plans, the Bank's profit sharing plan will be terminated.

    (b) CORPORATION'S CASH BALANCE PLAN. Effective as of the first January 1st following the Effective Date, employees of the Bank will become eligible to participate in the Corporation's cash balance plan according to its applicable provisions. Employees of the Bank will be given credit under the Corporation's cash balance plan for service with the Bank for purposes of eligibility to participate and vesting.

    (c) OTHER BENEFITS. Except with respect to (i) the Bank's profit sharing plan described in Section 1.14(a) above (the disposition of which shall be governed by Section 1.14(a) above), (ii) the Corporation's cash balance plan described in Section 1.14(b) above (eligibility for participation in and vesting under which shall be governed by Section 1.14(b) above), and (iii) executive plans, programs and arrangements, eligibility for participation in which is determined in the discretion of Peninsula and/or the Corporation, after the Effective Date, employees of the Bank shall be entitled to participate in Peninsula's employee benefit plans and programs on substantially the same basis as similarly situated employees of Peninsula (taking into account all applicable factors, including but not limited to, position, employment classification, age, length of service, pay, part-time or full time status, and the like.) Peninsula agrees to treat service with the Bank before the Effective Date as service with Peninsula for purposes of all such employee benefit and seniority based plans and programs.

                                   ARTICLE II
                                     MERGER

    The following terms, provisions and conditions are in addition to those contained in Articles I and III of this Agreement:

    2.1. EFFECTIVE DATE. The effective date of the Merger (the "Effective Date") shall be the effective date set forth in the Certificate of Merger issued by the Maryland Commissioner pursuant to applicable provisions of Maryland law. The Merger shall be made effective on the earliest practical date, as determined by the Corporation, that is the last business day of a month, or such other date determined by the Corporation, after all of the conditions set forth in this Agreement have been satisfied (except such as may have been waived by the Corporation, Peninsula or the Bank, as the case may be).

    2.2. CORPORATION'S OBLIGATIONS IN ACCOMPLISHING MERGER. In order to effect the Merger, the Corporation and Peninsula will (i) approve through all necessary corporate action, execute and deliver an Agreement of Merger substantially in the form attached as Exhibit A hereto; (ii) prepare and file with the FDIC an application for approval of the Merger of the Bank and Peninsula described herein and in the Agreement of Merger pursuant to the provisions of Section 18(c) of the Federal Deposit Insurance Act (Section1828(c) of Title 12 of the United States Code); (iii) submit the Agreement of Merger to the Maryland Commissioner for his approval pursuant to the applicable bank merger provisions of the Financial Institutions Article of the Annotated Code of Maryland; (iv) publish any newspaper notices required by law with respect to the Merger; (v) if required by law, as determined by the Corporation, cause the Corporation's existing bank affiliates to file an application with the Maryland Commissioner under Title 5 Subtitle 4 of the Financial Institutions Article of the Annotated Code of Maryland for his approval of their affiliation with the Bank contemplated herein; (vi) if required by law, as determined by the Corporation, file any application with the Maryland Commissioner required by the provisions of Section 3-314 of the Financial Institution Article of the Annotated Code of Maryland relating to the acquisition of the Bank contemplated herein; (vii) prepare and file, if necessary, any application required by Virginia corporation and bank regulatory officials; (viii) prepare and file any other required regulatory applications and (ix) use their best efforts to secure favorable action on all such applications.

    2.3. BANK'S OBLIGATIONS IN ACCOMPLISHING MERGER. At such times as shall be requested by the Corporation, the Board of Directors of the Bank, (i) shall approve an Agreement of Merger substantially in the form of Exhibit A hereto,
(ii) shall cause the execution and delivery of the Agreement of Merger by the Bank, (iii) through counsel for the Corporation, shall submit the Agreement of Merger (x) to the Maryland Commissioner for his approval pursuant to the applicable bank merger provisions of the Financial Institutions Article of Annotated Code of Maryland and (y) to the FDIC for its approval pursuant to the provisions of Section 18(c) of the Federal Deposit Insurance Act (Section1828(c) of Title 12 of the United States Code), (iv) shall cause the publication of any newspaper notices required by law with respect to the Merger, and (v) shall duly call and convene a meeting of the Bank's stockholders to act upon the Agreement of Merger and the Merger provided for therein and in connection therewith shall recommend approval of the Agreement of Merger and the Merger provided for therein to the Bank's stockholders and use all of their commercially reasonable efforts to obtain a favorable vote thereon, subject to the provisions of Section 1.10 hereof.

    2.4. STOCKHOLDER APPROVAL. The Merger is subject to the additional nonwaivable condition that the Agreement of Merger and the Merger provided for therein shall have been approved by the holders of two-thirds of the votes entitled to be cast with respect to each of Peninsula and the Bank at stockholder meetings duly called for that purpose (or with respect to Peninsula, if permitted by law, by stockholder consent action). The Corporation will vote all of the outstanding Common Stock shares of Peninsula in favor of the Agreement of Merger and the Merger provided for therein.

    2.5. EFFECT OF MERGER. Upon the Effective Date, the Bank shall be merged with and into Peninsula in accordance with the Agreement of Merger and pursuant to the applicable provisions of the Annotated Code of Maryland and with the effect provided in said provisions. As a result of the Merger and as of the Effective Date:

        (a) Peninsula shall be the Successor.

        (b) The charter and bylaws of Peninsula in effect immediately prior to the Effective Date shall be the charter and bylaws of the Successor.

        (c) The offices of the Bank and the offices of Peninsula as of the date of this Agreement and any additional offices opened prior to the Effective Date by Peninsula, or, in accordance with this Agreement, by the Bank shall be and become the offices of the Successor.

    2.6. TERMS OF MERGER; OBJECTING STOCKHOLDERS. On the Effective Date and immediately upon the Merger provided for in the Agreement of Merger becoming effective with the effects set forth in Section 2.5 above and in Section 3-712 of the Financial Institutions Article of the Annotated Code of Maryland, or any successor statute thereto, and in consideration thereof, the terms of the Merger shall be as follows:

        (a) Each share of capital stock of Peninsula shall remain issued and outstanding as one share of capital stock of the Successor, without any action on the part of the holder thereof.

        (b) Each share of issued and outstanding common stock of the Bank (other than the shares held by any objecting stockholder of the Bank pursuant to paragraph (d) of this Section 2.6) shall for all corporate purposes, and without any action on the part of the holder thereof, automatically become and be converted into one and twenty-five hundredths (1.25) shares (subject to adjustment pursuant to Section 1.5(b)) of Common Stock of the Corporation and the right to receive cash in lieu of fractional shares of Common Stock, as provided in paragraph (c) of this Section 2.6. Each certificate representing shares of the common stock of the Bank (other than certificates for shares held by any objecting stockholders) will thereafter represent a number of whole shares of Common Stock (and the right to receive cash in lieu of fractional shares of Common Stock) determined in accordance with the conversion ratio set forth above. Such certificates may at any time thereafter be surrendered to The Bank of New York, acting as exchange agent, or such other or additional exchange agent as the Corporation may select (the "Exchange Agent") (together with any transmittal materials or endorsements required by the Exchange Agent) for new certificates for the appropriate number of whole shares of Common Stock (and cash in lieu of fractional shares). After the Effective Date, no dividends or other distributions shall be paid on shares of Common Stock with respect to which certificates formerly representing shares of common stock of the Bank have not been surrendered; but whenever a dividend is declared by the Corporation on the Common Stock after the Effective Date, the declaration shall include dividends on all shares of Common Stock issuable hereunder and upon such surrender, all dividends not paid because of this provision shall be paid, without interest. The Corporation shall be entitled, however, after the Effective Date, to treat the certificates of theretofore outstanding common stock of the Bank as evidencing the ownership of the number of whole shares of

    Common Stock into which the common stock of the Bank, previously represented by such certificates, shall have been converted, notwithstanding the failure to surrender such certificates. All certificates for common stock of the Bank surrendered to the Exchange Agent for new certificates representing shares of Common Stock pursuant to this Section 2.6(b) will be cancelled.

        (c) In order to save the expense and inconvenience of issuing and transferring fractional shares, no fractional shares of Common Stock or certificates therefor will be issued, but, in lieu thereof, and solely as a mechanism for rounding shares to whole shares, the Corporation will pay cash for such fractional shares on the basis of the closing price for Common Stock (as reported by The Nasdaq National Market) on the Effective Date (or if no closing price is reported on that date, then the closing price on the next preceding day on which there is a closing price), without interest, upon surrender of certificates of common stock of the Bank representing the right to receive such cash in lieu of fractional shares of Common Stock. No such holder shall be entitled to dividends, voting rights or any other rights of stockholders in respect of any fractional share.

        (d) Any holder of shares of the common stock of the Bank whose shares are voted against the approval of the Merger at the meeting of stockholders at which the Merger is approved, and who, within thirty (30) days after the Effective Date (which shall be set forth in a notice provided to any such stockholder by the Corporation and Peninsula by certified mail, return receipt requested pursuant to Section 3-207(b) of the MGCL), makes a written demand upon Peninsula for payment for such shares, accompanied by a surrender of the certificates for such shares, all pursuant to the provisions of Title 3, Subtitle 7, Part II of the Financial Institutions Articles of the Annotated Code of Maryland, or any successor statute thereto and any applicable provisions of Title 3, Subtitle 2 of the MGCL, shall be entitled to receive from Peninsula in cash the fair value of such shares of the common stock of the Bank determined in accordance with the aforesaid provisions of the Annotated Code of Maryland, or any successor statute thereto. The amount paid to any such objecting stockholder shall be debited against the capital accounts of Peninsula. If the holders of any of the shares of the Bank object to the Merger and demand payment in cash for their shares as aforesaid, the Corporation shall pay to Peninsula, as a contribution to its capital, cash at a price per share equal to the price per share paid by Peninsula to the objecting shareholder.

    2.7. CONFIRMATORY DEEDS. When and as requested by the Corporation or Peninsula, the Bank shall execute and deliver or cause to be executed and delivered, all such deeds and other instruments, and take or cause to be taken all such further or other actions, as the Corporation or Peninsula may deem necessary or desirable in order to vest or perfect in or confirm of record or otherwise to Peninsula as Successor in the Merger, title to and possession of all real estate and other property of the Bank, and otherwise to carry out the intent and purposes of this Agreement and the Agreement of Merger.

    2.8 PROCEDURAL MATTERS. The Corporation, at its option, may revise the sequence of events or other matters relating to the accomplishment of the Merger in such manner as it may reasonably determine will best facilitate accomplishment of the Affiliation.

                                  ARTICLE III
                                 MISCELLANEOUS

    3.1. TERMINATION FOR REGULATORY REASONS. If, at any time, the Corporation receives information from any regulatory authority, which by law is required to approve the Merger or any other aspect of the transactions provided for herein or which has authority to challenge the validity of the Merger or such transactions in judicial proceedings or otherwise, that provides a substantial basis for concluding that the required regulatory approval will not be granted or that the Merger or such transactions will be so challenged, the Corporation and Peninsula may, subject to the provisions of Section 3.5 with respect to expenses, terminate all obligations under this Agreement by giving fourteen (14) days written notice of such termination to the other party. Upon such termination, except as set forth in Section 3.5, this Agreement shall become null and void and none of the parties hereto shall have any obligation or liability to the others with respect to this Agreement.

    3.2. TERMINATION BY CONSENT OR DUE TO PASSAGE OF TIME. At any time prior to the Effective Date, notwithstanding the approval of the Merger by the stockholders of the Bank, this Agreement may be terminated by mutual consent of the Bank and the Corporation. Moreover, the Corporation and Peninsula on the one hand, and the Bank on the other, shall be entitled to terminate this Agreement after December 31, 1997, by written notice to the other party unless the Effective Date shall have occurred on or before such date or the parties hereto shall have extended the Effective Date of this Agreement in writing.

    3.3 TERMINATION WITH RESPECT TO ACQUISITION PROPOSAL. This Agreement may be terminated by the Corporation and Peninsula if the Directors of the Bank recommend to its stockholders or the Bank accepts an Acquisition Proposal and may be terminated by the Bank if, in compliance with Section 1.10 hereof, its Directors recommend to its stockholders or it accepts an Acquisition Proposal. In any such case, the Bank shall pay the Corporation a termination fee in the amount of $200,000 and shall also pay its own expenses as provided in Section
3.5 below.

    3.4. AMENDMENT. This Agreement may be amended, but only in writing approved by the Bank, the Corporation and Peninsula, at any time prior to the Effective Date and with respect to any of the terms and provisions hereof; provided, however, that after the stockholders of the Bank have approved the Merger, no amendment shall be made that alters the conversion rate set forth in
Section 1.2 (except pursuant to Section 1.5(b)) or otherwise materially adversely affects the rights of the Bank's stockholders.

    3.5. EXPENSES; LIMITED LIABILITY. Each party to this Agreement shall pay its own expenses relating hereto, including fees and disbursements of its respective counsel and of any investment or financial advisor retained by it; provided, however, that, subject to the provisions of the next sentence of this
Section 3.5, in the event the transactions hereunder are not consummated, other than pursuant to Section 3.3, the Corporation will pay for the preparation of the regulatory filings referred to herein and for the filing fees relating thereto, the printing and mailing of the Proxy Statement, and all fees and disbursements of accountants (not including routine auditing fees) for either of the parties hereto. The termination of this Agreement in accordance with the terms of Sections 3.1, 3.2 or 3.3 shall create no liability on the part of any party, except as set forth in Section 3.3, or on the part of any party's directors, officers, stockholders, agents or representatives; provided, however, that if this Agreement is terminated under any of such provisions or otherwise by the Corporation and Peninsula by reason of a material breach by the Bank, or by the Bank by reason of a material breach by the Corporation or Peninsula, and such breach involves an intentional, willful or grossly negligent misrepresentation or breach of covenant, the breaching party shall be liable to the nonbreaching party for all costs and expenses reasonably incurred by the nonbreaching party in connection with the preparation, execution and attempted consummation of this Agreement, including the fees of its counsel, accountants, consultants and other advisors and representatives.

    3.6 TERMINATION IF SUPPORT AGREEMENT NOT DELIVERED. This Agreement may be terminated by the Corporation and Peninsula unless stockholders owning beneficially at least 20% of the Bank's outstanding capital stock have executed and delivered to the Corporation by the end of the first business day following the date of this Agreement, a "Support Agreement," in a form satisfactory to the Corporation, agreeing to vote in favor of the Agreement of Merger and the Merger and to certain other related matters with respect to the transactions contemplated in this Agreement; provided, however, that any such termination must be by written notice delivered by the Corporation by the end of the third business day following the date of this Agreement.

    3.7. NOTICES. All notices or other communications required or permitted under the terms of this Agreement shall be sufficient if hand delivered or if sent by registered or certified mail, postage prepaid, or with respect to any notice of termination under Section 3.6, if hand delivered or sent by telecopy, addressed as follows:

    If to the Corporation or Peninsula:

       Mercantile Bankshares Corporation
         Attention: Alan D. Yarbro, Esq.
                  General Counsel and Secretary
       Two Hopkins Plaza
       Baltimore, Maryland 21201
       Fax No. 410-237-5347
       Copy to:
       Venable, Baetjer and Howard, LLP
         Attention: Lee M. Miller, Esq.
       1800 Mercantile Bank & Trust Building
       2 Hopkins Plaza
       Baltimore, Maryland 21201
       Fax No. 410-244-7742

    If to the Bank:

       Farmers Bank of Mardela Springs
         Attention: Roger E. Vandegrift, II
                  President and Chief Executive Officer
       835 Snow Hill Road
       Salisbury, Maryland 21804
       Fax No. 410-742-5990
       Copy to:
       Robins, Johnson & Wade
         Attention: John B. Robins, IV
       128 East Main Street
       Salisbury, Maryland 21801
       Fax No. 410-548-2408

or to such other address as shall hereafter be provided in writing by the Corporation or the Bank, respectively. Any notice or communication given pursuant to this Agreement shall be deemed to have been given on the day it is mailed or telecopied, as the case may be.

    3.8. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together be deemed one and the same Agreement.

    3.9. BINDING EFFECT; NO THIRD PARTY RIGHTS. This Agreement shall bind the Corporation and the Bank and their respective successors and assigns. Nothing in this Agreement is intended to confer upon any individual, corporation or other entity, other than the parties hereto or their respective successors, any rights or remedies under of or by reason of this Agreement.

    3.10. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Maryland, without regard to conflict of law principles.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                          MERCANTILE BANKSHARES CORPORATION

                                          By: _/s/_H. Furlong Baldwin_(SEAL)_
                                               H. Furlong Baldwin
                                               Chairman of the Board

                                          FARMERS BANK OF MARDELA SPRINGS

                                          By: _/s/_John B. Robins, IV_(SEAL)_
                                               John B. Robins, IV
                                               Chairman of the Board

                                          PENINSULA BANK

                                          By: _/s/_Jeffrey F. Turner_(SEAL)_
                                               Jeffrey F. Turner
                                               President

                                                                       EXHIBIT A

                              AGREEMENT OF MERGER

    THIS AGREEMENT OF MERGER made between Farmers Bank of Mardela Springs, a Maryland commercial bank (hereinafter called "Mardela"), and Peninsula Bank, a Maryland commercial bank (hereinafter called "Peninsula"), and joined in by Mercantile Bankshares Corporation, a Maryland corporation (hereinafter called "Mercshares").

    In consideration of the mutual covenants and agreements herein contained and the mutual benefits to be derived therefrom, the parties do hereby agree as follows:

        Section 1. As of the effective date and time provided for in Section 9 hereof (the "Effective Date"), Mardela shall be merged into Peninsula under the charter of Peninsula and Peninsula shall be the Successor (hereinafter called the "Successor") under the name "Peninsula Bank". The bylaws of Peninsula shall be the bylaws of the Successor.

        Section 2. The business, objects and purposes of the Successor shall be to carry on in all of its aspects the business of a commercial bank, and to that end the Successor shall have and may exercise all rights and powers conferred upon commercial banks under the laws of the State of Maryland, as now in force or as the same may hereafter be amended, and shall have and may exercise all rights, powers and duties of Mardela and of Peninsula under their respective charters.

        Section 3. The address of the principal banking office of Mardela is Main Street, Mardela Springs, Maryland 21837. The address of the principal banking office of Peninsula is 11738 Somerset Avenue, Princess Anne, Maryland 21853.

        Section 4. The address of the principal banking office of the Successor will be 11738 Somerset Avenue, Princess Anne, Maryland 21853.

        Section 5. The authorized capital stock of Mardela is two million five hundred thousand dollars ($2,500,000), consisting of two hundred thousand (200,000) shares of capital stock with a par value of twelve dollars and fifty cents ($12.50) per share. The authorized capital stock of Peninsula is nine hundred thirty thousand dollars ($930,000), consisting of thirty-one thousand (31,000) shares of capital stock with a par value of thirty dollars ($30.00) per share. The authorized capital stock of Peninsula as Successor is nine hundred thirty thousand dollars ($930,000), consisting of thirty-one thousand (31,000) shares of capital stock with a par value of thirty dollars ($30) per share. Each share of capital stock shall be entitled to one vote. No preferred stock will be issued in the Merger.

        Section 6. All assets and all rights, franchises and interests of Peninsula and Mardela in and to every species of property, real, personal and mixed, and choses in action thereto belonging, shall be transferred to and vest in the Successor without any deed, conveyance or other transfer. The Successor by virtue of this Merger and without any order or other action on the part of any court or otherwise shall hold and enjoy the same, and all rights of property, franchises and interests in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by either Peninsula or Mardela immediately prior to the Effective Date.

        Section 7. On the Effective Date and immediately upon the Merger provided for in this Agreement of Merger becoming effective and in consideration thereof, the terms of the Merger shall be as follows:

           (a) Each share of capital stock of Peninsula shall remain issued and outstanding as one share of capital stock of the Successor, without any action on the part of the holder thereof.

           (b) Each share of issued and outstanding capital stock of Mardela (other than the shares held by any objecting stockholder of Mardela as provided in paragraph (d) of this Section 7) shall for all corporate purposes, and without any action on the part of the holder thereof, automatically become and be converted into one and twenty-five hundredths (1.25) shares of Common Stock, subject to adjustment pursuant to Section 1.5(b) of the Plan, as hereinafter defined, $2.00 par value per share, of Mercshares (the "Common Stock") and the right to receive cash in lieu of fractional shares of Common Stock, as provided in paragraph (c) of this Section 7. Each certificate representing shares of the capital stock of Mardela (other than certificates representing shares held by any objecting stockholders) will thereafter represent a number of whole shares of Common Stock (and the right to receive cash in lieu of fractional shares of Common Stock) determined in accordance with the conversion ratio set forth above. Such certificates (together with any required transmittal materials or endorsements) may at any time thereafter be surrendered to The Bank of New York, acting as exchange agent, or such other or additional exchange agent as Mercshares may select (the "Exchange Agent") for new certificates for the appropriate number of whole shares of Common Stock (and cash in lieu of fractional shares). After the Effective Date, no dividends or other distributions shall be paid on shares of Common Stock with respect to which certificates formerly representing shares of capital stock of Mardela have not been surrendered; but whenever a dividend is declared by Mercshares on the Common Stock after the Effective Date, the declaration shall include dividends on all shares of Common Stock issuable hereunder and upon such surrender, all dividends not paid because of this provision shall be paid, without interest. Mercshares shall be entitled, however, after the Effective Date, to treat the certificates of theretofore outstanding capital stock of Mardela as evidencing the ownership of the number of whole shares of Common Stock into which the capital stock of Mardela, previously represented by such certificates, shall have been converted, notwithstanding the failure to surrender such certificates. All certificates for capital stock of Mardela surrendered to the Exchange Agent for new certificates representing shares of Common Stock pursuant to this Section 7 will be cancelled.

           (c) In order to save the expense and inconvenience of issuing and transferring fractional shares, no fractional shares of Common Stock or certificates therefor will be issued, but, in lieu thereof, and solely as a mechanism for rounding shares to whole shares, Mercshares will pay cash for such fractional shares on the basis of the closing price for Common Stock (as reported by The Nasdaq National Market) on the Effective Date (or if no closing price is reported on that date, then the closing price on the next preceding day on which there is a closing price), without interest, upon surrender of certificates of capital stock of Mardela representing the right to receive such cash in lieu of fractional shares of Common Stock. No such holder shall be entitled to dividends, voting rights or any other rights of stockholders in respect of any fractional share.

           (d) Any holder of shares of the capital stock of Mardela whose shares are voted against the approval of the Merger at the meeting of stockholders at which the Merger is approved, and who, within thirty (30) days after the Effective Date (which shall be set forth in a notice provided to any such stockholder by the Corporation and Peninsula by certified mail, return receipt requested pursuant to Section 3-207(b) of the Maryland General Corporation Law) makes a written demand upon Peninsula for payment for such shares, accompanied by a surrender of the certificates for such shares, all pursuant to the provisions of Title 3, Subtitle 7, Part II of the Financial Institutions Articles of the Annotated Code of Maryland, or any successor statute thereto and any applicable provisions of Title 3, Subtitle 2 of the Maryland General Corporation Law, shall be entitled to receive from Peninsula in cash the fair value of such shares of the capital stock of Mardela determined in accordance with the aforesaid provisions of the Financial Institutions Article of the Annotated Code of Maryland and of Maryland General Corporation Law, or any successor statute thereto. The amount paid to any such objecting stockholder shall be debited against the capital accounts of Peninsula. If the holders of any of the shares of Mardela object to the Merger and demand payment in cash for their shares as aforesaid, Mercshares shall pay to Peninsula, as a contribution to its capital, cash at a price per share equal to the price per share paid by Peninsula to the objecting shareholder.

           (e) There will be no objecting shareholders of Peninsula, which is a wholly owned affiliate of Mercshares.

        Section 8. This Agreement of Merger is subject to the approval of the Commissioner of Financial Regulation of Maryland and of the holders of at least two-thirds (2/3rds) of the issued and outstanding capital stock of each of Mardela and of Peninsula, respectively, and is subject also to compliance with all of the conditions set forth in the Agreement and Plan of Affiliation and Merger dated December 10, 1996, by and among Mardela, Peninsula, and Mercshares (the "Plan"), pursuant to which this Agreement of Merger is executed, except such as shall have been waived as provided in the said Plan. At any time prior to the Effective Date, notwithstanding its approval by the stockholders of Mardela and/or Peninsula, the parties hereto, without further action or approval of the stockholders of Mardela or Peninsula, may amend or abandon the Merger in accordance with Article III of the Plan.

        Section 9. The Merger provided for herein shall be effective on
               at         [the date and time set forth in the Certificate of
    Merger issued by the Commissioner of Financial Regulation of Maryland.]

    IN WITNESS WHEREOF, Mardela and Peninsula have caused this Agreement of Merger to be executed on their respective behalves and their corporate seals to
be hereunto affixed on this   day of          , 199 .

ATTEST:                                      FARMERS BANK OF MARDELA SPRINGS

                                             By:
------------------------------------------              ------------------------------------------
                                  , Cashier                                               President

ATTEST:                                      PENINSULA BANK

                                             By:
------------------------------------------              ------------------------------------------
                                , Secretary                                               President

    Mercantile Bankshares Corporation hereby joins in the foregoing Agreement of Merger, undertakes that it will be bound thereby and that it will issue the shares of its common stock and make the payments required by the provisions of
Section 7.

    IN WITNESS WHEREOF, Mercantile Bankshares Corporation has caused this undertaking to be executed on its behalf by its proper officers and its
corporate seal to be hereunto affixed on this   day of          , 199 .

ATTEST:                                      MERCANTILE BANKSHARES CORPORATION

                                             By:
------------------------------------------              ------------------------------------------
                                , Secretary                                 , Chairman of the Board

                                                                         ANNEX B

                           SCOTT & STRINGFELLOW, INC.

                                                                January 17, 1997

Board of Directors
Farmers Bank of Mardela Springs
Salisbury, Maryland

Gentlemen:

    You have asked us to render our opinion relating to the fairness, from a financial point of view, to the shareholders of Farmers Bank of Mardela Springs ("Farmers Bank") of the terms of an Agreement and Plan of Affiliation and Merger between Mercantile Bankshares Corporation ("Mercantile"), Penninsula Bank ("Penninsula") and Farmers Bank dated December 10, 1996 and a related Agreement of Merger (the "Agreement"). The Agreement provides for the merger of Farmers Bank with and into Penninsula (the "Affiliation") and further provide that each share of Common Stock of Farmers Bank which is issued and outstanding immediately prior to the Effective Date of the Affiliation may be converted into and exchanged for 1.25 shares of Mercantile Common Stock (the "Exchange Ratio"). The Exchange Ratio is subject to adjustment in certain events.

    In developing our opinion, we have, among other things, reviewed and analyzed: (1) the Agreement; (2) the Form S-4 Registration Statement filed with the Securities and Exchange Commission in connection with the Affiliation; (3) Farmers Bank's financial statements for the three years ended December 31, 1995;
(4) Farmers Bank's unaudited financial statements for the quarter and nine months ended September 30, 1996 and 1995 and other internal information relating to Farmers Bank prepared by Farmers Bank's management; (5) information regarding the trading market for the common stocks of Farmers Bank and Mercantile and the price ranges within which the respective stocks have traded; (6) the relationship of prices paid to relevant financial data such as net worth, loans, deposits and earnings in certain bank and bank holding company mergers and acquisitions in Maryland in recent years; (7) Mercantile's annual reports to shareholders and its financial statements for the three years ended December 31, 1995; and (8) Mercantile's unaudited financial statements for the quarter and nine months ended September 30, 1996 and 1995, and other publicly available information relating to Mercantile prepared by Mercantile's management. We have discussed with members of management of Farmers Bank the background to the Affiliation, reasons and basis for the Affiliation and the business and future prospects of Farmers Bank and Mercantile individually and as a combined entity. Finally, we have conducted such other studies, analyses and investigations, particularly of the banking industry, and considered such other information as we deemed appropriate.

    In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the information furnished to us by or on behalf of Farmers Bank, Peninsula and Mercantile. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of Farmers Bank, Peninsula or Mercantile. We have taken into account our assessment of general economic, financial market and industry conditions as they exist and can be evaluated at the date hereof, as well as our experience in business valuation in general.

    On the basis of our analyses and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions noted above, it is our opinion that, as of the date hereof the terms of the Agreement are fair from a financial point of view to the holders of Farmers Bank Common Stock.

                                Very truly yours,
                                SCOTT & STRINGFELLOW, INC.

                                By:             /s/ GARY S. PENROSE
                                     ------------------------------------------
                                                  Gary S. Penrose
                                                 MANAGING DIRECTOR
                                            FINANCIAL INSTITUTIONS GROUP

                                                                         ANNEX C

                                APPRAISAL RIGHTS
                    PROVISIONS OF THE FINANCIAL INSTITUTIONS
                     ARTICLE OF THE MARYLAND ANNOTATED CODE

SECTION 3-718. SUCCESSOR MAY OFFER FAIR VALUE.

    (a) IN GENERAL.--The successor in a consolidation, merger, or transfer of assets may offer to pay in cash to the objecting stockholders of a constituent bank not more than what it considers to be the fair value of their shares of stock as of the time of the stockholders' meeting approving the transaction.

    (b) EFFECT OF ACCEPTANCE.--An objecting stockholder who accepts the offer is barred from receiving the appraised fair value of the shares of stock under
Section 3-719 of this subtitle.

SECTION 3-719. RIGHT TO FAIR VALUE.

    (a) GENERAL RULE.--The owner of shares of stock that were voted against a consolidation, merger, or transfer of assets is entitled to receive the fair value of those shares, in cash, if the transaction becomes effective.

    (b) PROCEDURE BY STOCKHOLDER.--A stockholder who desires to receive payment of the fair value for shares under this section, within 30 days after the transaction becomes effective, shall:

        (1) Make a written demand on the successor for payment; and

        (2) Surrender the stock certificates.

SECTION 3-720. APPRAISAL OF FAIR VALUE.

    (a) BASIS OF FAIR VALUE.--The fair value of the shares of stock shall be determined as of the date of the stockholders' meeting approving the consolidation, merger, or transfer of assets.

    (b) APPRAISERS.--(1) The determination of fair value shall be made by three appraisers as follows:

           (i) One chosen by the owners of two thirds of the shares involved;

           (ii) One chosen by the board of directors of the successor; and

           (iii) The third chosen by the other two appraisers.

        (2) The fair value to which any two appraisers agree shall govern.

        (3) The appraisers shall give notice of the fair value determination to the successor and to each stockholder who has made demand for the determination under Section 3-719 of this subtitle.

    (c) REAPPRAISAL.--(1) Within 5 days after the appraisers give the notice of the fair value determination, a stockholder who is dissatisfied with that value may notify the Commissioner.

        (2) The Commissioner shall have the shares reappraised.

        (3) This reappraisal is final and binding as to the value of the shares of stock of that stockholder.

    (d) APPRAISAL BY COMMISSIONER.--(1) If the appraisal to be made under subsection (b) of this section is not completed within 90 days after the consolidation, merger, or transfer of assets becomes effective, the Commissioner shall have an appraisal made.

        (2) This appraisal is final and binding as to the value of the shares of stock of all objecting stockholders.

    (e) EXPENSES OF APPRAISALS.--The successor shall pay the expenses of each appraisal made under this section.

SECTION 3-721. AMOUNT DUE IS DEBT OF SUCCESSOR.

    Any amount due to an objecting stockholder under this Part II is a debt of the successor.

                      RELEVANT APPRAISAL RIGHTS PROVISIONS
                    OF THE MARYLAND GENERAL CORPORATION LAW

SECTION 3-207. NOTICE AND OFFER TO STOCKHOLDERS.

    (a) DUTY OF SUCCESSOR.--(1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

    (b) MANNER OF SENDING NOTICE.--The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    The MGCL provides that a corporation may indemnify any director made a party to a proceeding by reason of service in that capacity unless it is established that: (1) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (2) the director actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. To the extent that a director has been successful in defense of any proceeding, the MGCL provides that he shall be indemnified against reasonable expenses incurred in connection therewith. A Maryland corporation may indemnify its officers to the same extent as its directors and to such further extent as is consistent with law.

    The Registrant's Charter provides, as to indemnification:

    (a) The liability of directors and officers to Mercshares or its stockholders for money damages shall be limited to the maximum extent that the liability of directors and officers of Maryland corporations is permitted to be limited by Maryland law. This limitation on liability shall apply to events occurring at the time a person serves as a director or officer of Mercshares whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

    (b) To the maximum extent permitted by Maryland law, Mercshares shall indemnify its currently acting and its former directors against any and all liabilities and expenses incurred in connection with their services in such capacities, shall indemnify its currently acting and its former officers to the full extent that indemnification shall be provided to directors, and shall indemnify, to the same extent, its employees and agents and persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise. Mercshares shall advance expenses to its directors, officers and other person referred to above to the extent permitted by Maryland law. Mercshares' Board of Directors may by By-law, resolution or other agreement make further provision for indemnification of directors, officers, employees and agents to the extent permitted by Maryland law.

    (c) References to Maryland law shall include the MGCL as from time to time amended. Neither the repeal or amendment of this paragraph, nor any other amendment to the Articles of Incorporation, shall eliminate or reduce the protection afforded to any person by the foregoing provisions of this paragraph with respect to any act or omission which shall have occurred prior to such repeal or amendment.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    These Exhibits are numbered in accordance with the Exhibit Table of Item 601 of Regulation S-K.

    (a) Exhibit Index

 EXHIBIT
 NUMBER                                                   DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------

(2)        Plan of acquisition, reorganization, arrangement, liquidation or succession.

A.         Agreement and Plan of Affiliation and Merger, dated October 21, 1996 among the Registrant, Peninsula
             Bank, and Farmers Bank (included as Annex A to the Prospectus and Proxy Statement)

(3)(i)     Articles of Incorporation

A.         Articles of Incorporation of the Registrant effective May 27, 1969 (Incorporated by reference to the
             Registrant's Registration Statement on Form S-1, File No. 2-39545, Exhibit 3-A(1))

B.         Articles of Amendment of the Registrant effective June 6, 1969 (Incorporated by reference to the
             Registrant's Registration Statement on Form S-1, File No. 2-39545, Exhibit 3-A(2))

C.         Articles Supplementary of the Registrant effective August 28, 1970 (Incorporated by reference to the
             Registrant's Registration Statement on Form S-1, File No. 2-39545, Exhibit 3-A(3))

D.         Articles of Amendment of the Registrant effective December 14, 1970 (Incorporated by reference to the
             Registrant's Registration Statement on Form S-1, File No. 2-39545, Exhibit 3-A(4))

E.         Articles Supplementary of the Registrant effective May 10, 1971 (Incorporated by reference to the
             Registrant's Registration Statement on Form S-1, File No. 2-39545, Exhibit 3-A(5))

F.         Articles Supplementary of the Registrant effective July 30, 1971 (Incorporated by reference to the
             Registrant's Registration Statement on Form S-1, File No. 2-41379, Exhibit 3-A(6))

G.         Articles of Amendment of the Registrant effective May 8, 1986 (Incorporated by reference to the
             Registrant's Annual Report on Form 10-K for the year ended December 31, 1993, Exhibit 3-A(7),
             Commission No. 0-5127)

H.         Articles of Amendment of the Registrant effective April 27, 1988 (Incorporated by reference to the
             Registrant's Annual Report on Form 10-K for the year ended December 31, 1993, Exhibit 3-A(8),
             Commission No. 0-5127)

I.         Articles Supplementary of the Registrant effective September 13, 1989 (Incorporated by reference to the
             Registrant's Form 8-K filed September 27, 1989, Exhibit B attached to Exhibit 4-A, Commission No.
             0-5127)

J.         Articles Supplementary of the Registrant effective January 3, 1990 (Incorporated by reference to the
             Registrant's Form 8-K filed January 9, 1990, Exhibit B attached to Exhibit 4-A, Commission No. 0-5127)

K.         Articles of Amendment of the Registrant effective April 26, 1990 (Incorporated by reference to the
             Registrant's Annual Report on Form 10-K for the year ended December 31, 1990, Exhibit 3-A(11),
             Commission No. 0-5127)

(3)(ii)    By-laws

A.         Bylaws of the Registrant, as amended to date (Incorporated by reference to the Registrant's Registration
             Statement on Form S-4, File No. 333-19331)

 EXHIBIT
 NUMBER                                                   DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
(4)        Instruments defining the rights of security holders, including indentures:

A.         Rights Agreement dated as of September 12, 1989 between Registrant and the Rights Agent, including Form of Rights Certificate and Articles Supplementary (Incorporated by reference to Form 8-K of the
             Registrant filed September 27, 1989, Exhibit 4-A, Commission File No. 0-5127)

B.         First Amendment, dated as of December 31, 1989, to Rights Agreement dated as of Septem-
             ber 12, 1989 between Registrant and the Rights Agent, including amended Form of Rights Certificate and amended Form of Articles Supplementary (Incorporated by reference to Form 8-K of the Registrant filed
             January 9, 1990, Exhibit 4-A, Commission File No. 0-5127)

C.         Second Amendment, dated as of September 30, 1993, to Rights Agreement dated as of Septem-
             ber 12, 1989 between Registrant and the Rights Agent, including amended Form of Rights Certificate
             (Incorporated by reference to Form 8-K of the Registrant filed September 30, 1993, Exhibit 4-A,
             Commission File No. 0-5127)

D.         Amendment No. 1 to Registrant's Registration Statement on Form 8-B, amending description of securities previously filed (Incorporated by reference to Form 8 filed December 20, 1991, Commission File No.
             0-5127)

(5)        Opinion regarding legality. Opinion of Venable, Baetjer and Howard, LLP

(8)        Opinion regarding tax matters. Form of Tax Opinion of Venable, Baetjer and Howard, LLP

(23)       Consent of experts and counsel.

A.         Consent of Coopers & Lybrand L.L.P. as to Registrant*

B.         Consent of Rowles & Company as to Farmers Bank*

C.         Consent of Venable, Baetjer and Howard, LLP (included in the opinion filed as Exhibit 5)

(24)       Power of Attorney. Power of Attorney dated January 3, 1997 of the Mercshares Board of Directors

(99)       Additional Exhibits. Form of Proxy Card for Farmers Bank Special Meeting

    (b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) of this Form.

    (c) Report, opinion or appraisal required to be filed herewith pursuant to
Item 4(b) of this Form: (included as Annex C).

------------------------

*   To be filed by amendment.

ITEM 22. UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement, to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"), to reflect in the Prospectus and Proxy Statement any facts or events arising after the effective date of the Registration Statement (or in the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; provided, however, that paragraphs (a)(1) and (a)(1) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Baltimore, State of Maryland on January 10, 1997.

                                MERCANTILE BANKSHARES CORPORATION

                                By:  /s/ H. FURLONG BALDWIN
                                     -----------------------------------------
                                     Name: H. Furlong Baldwin
                                     Title: CHAIRMAN OF THE BOARD AND CHIEF
                                            EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

                                Chairman of the Board and     January 10, 1997
    /s/ H. FURLONG BALDWIN        Chief Executive Officer
------------------------------    (Principal Executive
      H. Furlong Baldwin          Officer)

     /s/ TERRY L. TROUPE        Chief Financial Officer and   January 10, 1997
------------------------------    Treasurer (Principal
       Terry L. Troupe            Financial Officer)

     /s/ JERRY F. GRAHAM        Vice President and            January 10, 1997
------------------------------    Controller (Principal
       Jerry F. Graham            Accounting Officer)

A Majority of The Board of Directors:

    Thomas M. Bancroft, Jr., Richard O. Berndt, George L. Bunting, Jr., Martin
T. Grass, Freeman A. Hrabowski, III, B. Larry Jenkins, Robert A. Kinsley, Robert
D. Kunisch, William J. McCarthy, Christian H. Poindexter, William C. Richardson, Bishop L. Robinson, , Calman J. Zamoiski, Jr.

                       By: /s/ H. FURLONG BALDWIN
                       --------------------------------------------------------------------
Date: January 10,      H. Furlong Baldwin
1997                   For Himself and as Attorney-in-Fact